Exhibit 10.1

Confidential treatment has been requested for portions of this exhibit pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [**]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

Execution Version

WIND ENERGY PURCHASE AGREEMENT
BETWEEN

OTTER TAIL POWER COMPANY, A MINNESOTA
CORPORATION

AND

ASHTABULA WIND III, LLC

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Table of Contents.

ARTICLE 1. DEFINITIONS AND RULES OF INTERPRETATION		5

1.1.	Rules of Construction	5
1.2.	Interpretation with Interconnection Agreement	6
1.3.	Interpretation of Arrangements for Electric Supply to the Facility	6
1.4.	Definitions	7

ARTICLE 2. TERM AND TERM INATION		19

ARTICLE 3. FACILITY DESCRIPTION		19

3.1.	Summary Description	19
3.2.	Location	19
3.3.	General Design of the Facility	19

ARTICLE 4. [INTENTIONALLY LEFT BLANK]		20

ARTICLE 5. DELIVERY AND METERING		20

5.1.	Delivery Arrangements	20
5.2.	Availability Reporting	20
5.3.	Electric Metering Devices	20
5.4.	Adjustment for Inaccurate Meters	21

ARTICLE 6. CONDITIONS PRECEDENT		22

6.1.	Utility Regulatory Commissions Approval	22

ARTICLE 7. SALE AND PURCHASE OF RENEWABLE ENERGY		23

7.1.	Sale and Purchase	23
7.2.	Reserved	23
7.3.	Title and Risk of Loss	23
7.4.	Agc and Company’s Right to Curtail Energy	23
7.5.	Scheduling	24
7.6.	Availability	24

ARTICLE 8. PAYMENT CALCULATIONS		25

8.1.	Energy Payment Rate	25
8.2.	Curtailment Energy Payment Rate	26

ARTICLE 9. BILLING AND PAYMENT		28

9.1.	Billing Invoices	28
9.2.	Metered Billing Data	28
9.3.	[Intentionally Left Blank]	28
9.4.	Payments	28
9.5.	Billing Disputes	29
9.6.	Netting	29

ARTICLE 10. OPERATIONS AND MAINTENANCE		30

10.1.	Maintenance Schedule	30
10.2.	Facility Operation	30
10.3.	Capacity Resource Capability Verification	30
10.4.	Outage and Performance Reporting	30
10.5.	Operating Committee and Operating Procedures	30
10.6.	Access to Facility	31
10.7.	Reliability Standards	31
10.8.	Environmental Credits	31

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10.9.	Availability Reporting	32
10.10.	Peak Production Availability	32

ARTICLE 11. SECURITY FOR PERFORMANCE		32

11.1.	Security Fund	32

ARTICLE 12. DEFAULT AND REMEDIES		35

12.1.	Events of Default of Seller	35
12.2.	Unaffiliated Facility Investor’s Right to Cure Default of Seller	37
12.3.	Events of Default of Company	37
12.4.	Damages Prior to Termination	38
12.5.	Termination	38
12.6.	Limitation on Damages	39
12.7.	[Intentionally Left Blank]	39
12.8.	Specific Performance	39
12.9.	Remedies Cumulative	39
12.10.	Waiver and Exclusion of Other Damages	39
12.11.	Payment of Amounts Due to Party	40
12.12.	Duty to Mitigate	40

ARTICLE 13. CONTRACT ADMINISTRATION AND NOTICES		40

13.1.	Notices in Writing	40
13.2.	Representative for Notices	40
13.3.	Authority of Representatives	40
13.4.	Operating Records	41
13.5.	Operating Log	41
13.6.	Provision of Real Time Data	41
13.7.	Billing and Payment Records	43
13.8.	Examination of Records	43
13.9.	Exhibits	43
13.10.	Dispute Resolution	43

ARTICLE 14. FORCE MAJEURE		44

14.1.	Definition of Force Majeure	44
14.2.	Applicability of Force Majeure	44
14.3.	Limitations on Effect of Force Majeure	45

ARTICLE 15. REPRESENTATIONS, WARRANTIES AND COVENANTS		45

15.1.	Seller’s Representations, Warranties and Covenants	45
15.2.	Company’s Representations, Warranties and Covenants	46

ARTICLE 16. INSURANCE		47

16.1.	Evidence of Insurance	47
16.2.	Term and Modification of Insurance	48

ARTICLE 17. INDEMNITY		48

17.1.	Indemnification	48
17.2.	Notice of Claim	49
17.3.	Settlement of Claim	49
17.4.	Amounts Owed	49

ARTICLE 18. LEGAL AND REGULATORY COMPLIANCE		49

18.1.	Compliance With Laws	49
18.2.	Officer Certificates	49

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ARTICLE 19. ASSIGNMENT AND OTHER TRANSFER RESTRICTIONS		50

19.1.	No Assignment Without Consent	50
19.2.	Accommodation of Unaffiliated Facility Investor	50
19.3.	Change of Control	51
19.4.	Notice of Unaffiliated Facility Investor Action	52
19.5.	Transfer Without Consent is Null and Void	52
19.6.	Subcontracting	52
19.7.	Option to Purchase and Right of First Offer	52

ARTICLE 20. MISCELLANEOUS		53

20.1.	Waiver	53
20.2.	Taxes	54
20.3.	Fines and Penalties	54
20.4.	Rate Changes	54
20.5.	Disclaimer of Third Party Beneficiary Rights	55
20.6.	Relationship of the Parties	55
20.7.	Equal Employment Opportunity Compliance Certification	55
20.8.	Survival of Obligations	55
20.9.	Severability	55
20.10.	Complete Agreement; Amendments	56
20.11.	Binding Effect	56
20.12.	Headings	56
20.13.	Counterparts	56
20.14.	Governing Law	56
20.15.	Press Releases and Media Contact	56
20.16.	Forward Contract	56
20.17.	Confidentiality	57
20.18.	Cooperation	58

SCHEDULE A (to PPA) RENEWABLE ENERGY PAYMENT RATE		60
EXHIBIT A (to PPA)		61
[INTENTIONALLY LEFT BLANK]		61
EXHIBIT B (to PPA) FACILITY DESCRIPTION AND SITE MAPS		62
EXHIBIT C (to PPA) Notices and Contact Information		67
EXHIBIT D (to PPA) INSURANCE COVERAGE		68
EXHIBIT E (to PPA)		69
[INTENTIONALLY LEFT BLANK]		69
EXHIBIT F (to PPA) FORM OF LETTER OF CREDIT		70
EXHIBIT G (to PPA) AGC Protocols		76
EXHIBIT H (to PPA) FORM OF GUARANTY		79
EXHIBIT I (to PPA) DATA COLLECTION		84
EXHIBIT J (to PPA) GUARANTEED AVAILABILITY		85
EXHIBIT K (to PPA) OPTION AGREEMENT		86

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WIND ENERGY PURCHASE AGREEMENT

BETWEEN

ASHTABULA WIND III, LLC, A DELAWARE LIMITED LIABILITY COMPANY

AND OTTER TAIL POWER COMPANY, A MINNESOTA CORPORATION

This Wind Energy Purchase Agreement (this “PPA”) is made this 9th day of May, 2013 (the “Effective Date”), by and between (i) Ashtabula Wind III, LLC (“Seller”), a Delaware limited liability company with a principal place of business in Juno Beach, Florida, and (ii) Otter Tail Power Company, (“Company”), a Minnesota corporation with headquarters in Fergus Falls, Minnesota. Seller and Company are hereinafter referred to individually as a “Party” and collectively as the “Parties”.

WHEREAS Seller owns and operates a renewable wind-energy conversion electric generating facility with an expected total Nameplate Capacity of approximately 62.4 MW, and which is further defined below as the “Facility”; and

WHEREAS Seller desires to sell and deliver to Company at the Point of Delivery the Renewable Energy produced by the Facility and associated Renewable Energy Credits, and Company desires to buy the same from Seller in accordance with the terms and conditions set forth in this PPA.

NOW THEREFORE, in consideration of the mutual covenants herein contained, the sufficiency and adequacy of which are hereby acknowledged, the Parties agree to the following:

Article 1.   Definitions and Rules of Interpretation

1.1.	Rules of Construction.

The capitalized terms listed in this PPA shall have the meanings set forth herein whenever the terms appear in this PPA, whether in the singular or the plural or in the present or past tense. Other terms used in this PPA but not defined in this PPA shall have meanings as commonly used in the English language and, where such words have a generally accepted meaning in Good Utility Practice, such meaning shall apply. Words not otherwise defined herein that have well known and generally accepted technical or trade meanings are used herein in accordance with such recognized meanings. In addition, the following rules of interpretation shall apply:

(A)               The masculine shall include the feminine and neuter.

(B)               References to “Articles,” “Sections,” or “Exhibits” shall be to articles, sections, or exhibits of this PPA.

(C)               The Exhibits attached hereto are incorporated in and are intended to be a part of this PPA; provided, however, that in the event of a conflict between the terms of any Exhibit and the terms of this PPA, the terms of this PPA shall take precedence.

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(D)               This PPA was negotiated and prepared by both Parties with the advice and participation of counsel. The Parties have agreed to the wording of this PPA and none of the provisions hereof shall be construed against one Party on the ground that such Party is the author of this PPA or any part hereof.

(E)               The Parties shall act reasonably and in accordance with the principles of good faith and fair dealing in the performance of this PPA.  Unless expressly provided otherwise in this PPA, (a) when this PPA requires the consent, approval, or similar action by a Party, such consent or approval shall not be unreasonably withheld, conditioned or delayed, and (b) wherever this PPA gives a Party a right to determine, require, specify or take similar action with respect to a matter, such determination, requirement, specification or similar action shall be reasonable.

(F)               Use of the words “include” or “including” or similar words shall be interpreted as “include without limitation” or “including, without limitation.”

(G)               Use of the words “tax” or “taxes” shall be interpreted to include taxes, fees, surcharges, and the like.

1.2.	Interpretation with Interconnection Agreement.

Each Party conducts its operations in a manner intended to comply with FERC Order No. 717-A, Standards of Conduct for Transmission Providers, requiring the separation of its transmission and marketing functions. Moreover, the Parties acknowledge that Company’s transmission function offers interconnection and transmission service on its system in a manner intended to comply with FERC policies and requirements relating to the provision of open-access transmission service. The Parties recognize that Seller has entered into a separate Interconnection Agreement with the Interconnection Provider.

(A)              The Parties acknowledge and agree that the Interconnection Agreement shall be a separate and free-standing contract and that the terms of this PPA are not binding upon the Interconnection Provider.

(B)               Notwithstanding any other provision in this PPA, nothing in the Interconnection Agreement shall alter or modify Seller’s or Company’s rights, duties and obligations under this PPA. This PPA shall not be construed to create any rights between Seller and the Interconnection Provider.

(C)               In the event that the Interconnection Provider is Company or an Affiliate of Company, Seller expressly covenants that, for purposes of this PPA, the Interconnection Provider shall be deemed to be a separate entity and separate contracting party whether or not the Interconnection Agreement is entered into with Company or an Affiliate of Company.

1.3.	Interpretation of Arrangements for Electric Supply to the Facility.

This PPA does not provide for the supply of retail power to the Facility, for purposes of turbine unit start-up or shut-down, or for any other purpose (“Station Service”). Seller shall contract with the local utility in whose retail service territory the Facility is located (“Local Provider”) for the supply of Station Service.

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(A)              Seller’s arrangements for the supply of Station Service to the Facility shall be separate and free-standing arrangements.  The terms of this PPA are not binding upon the Local Provider.  For purposes of this PPA, the Local Provider shall be deemed to be a separate entity and separate contracting party, whether or not the Local Provider is Company or an Affiliate of Company.

(B)               Notwithstanding any other provision in this PPA, nothing in Seller’s arrangements for the supply of Station Service to the Facility shall alter or modify Seller’s or Company’s rights, duties and obligations under this PPA. This PPA shall not be construed to create any rights between Seller and the Local Provider.

(C)               Subject to Seller’s right to self-generate and consume energy concurrently generated by the Facility, Seller shall obtain Station Service exclusively from the Local Provider. Seller may obtain Station Service back through the Interconnection Facilities to the extent permitted by Applicable Laws, provided, however, that the amount of energy received by Seller through the Interconnection Facilities shall not be offset against the amount of Renewable Energy delivered to Company at the Point of Delivery for purposes of computing Company’s obligation to purchase Renewable Energy and to receive RECs. Seller may need to arrange at its own expense with the Interconnection Provider or applicable retail service provider to separately measure Station Service received through the Interconnection Facilities.

1.4.	Definitions.

The following terms shall have the meanings set forth herein:

“Abandonment” means (i) the complete relinquishment of all possession and control of the Facility by Seller, other than a transfer permitted under this PPA.

“Additional Agreements” means the Option Agreement, the Purchase and Sale Agreement and the Common Facilities Letter Agreement.

“Affected Party” shall have the meaning set forth in Section 9.5(B).

“Affiliate” of any named person or entity means any other person or entity that controls, is under the control of, or is under common control with, the named entity.  The term “control” (including the terms “controls”, “under the control of” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management of the policies of a person or entity, whether through ownership interest, by contract or otherwise.

“AGC Protocols” means the protocols attached hereto as Exhibit G, as modified in accordance with Section 10.5(C).

“AGC Remote/Local” means a handshake electronic signal sent from the Facility to the EDCC AGC system, and from the EDCC AGC system to the Facility, indicating the Facility is receiving AGC Set-Point locally (from the facility) or remotely (EDCC AGC system) and is following that AGC Set-Point.

“AGC Set-Point” means the Company or Transmission Provider-generated analog or digital signal sent by the SCADA System to the Facility, representing the maximum Renewable Energy output for the Facility. The AGC Set-Point is calculated and communicated electronically through the SCADA System as required by Section 3.3.

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“Annual Projected Output” shall have the meaning set forth in Exhibit J, Step 4.

“Applicable Law” means all Applicable Laws, statutes, treaties, codes, ordinances, regulations, certificates, orders, licenses and permits of any Governmental Authority, now in effect or hereafter enacted, amendments to any of the foregoing, interpretations of any of the foregoing by a Governmental Authority having jurisdiction, and all applicable judicial, administrative, arbitration and regulatory decrees, judgments, injunctions, writs, orders, awards or like actions (including those relating to human health, safety, the natural environment or otherwise).

“Automatic Generation Control” or “AGC” means energy management system equipment that automatically adjusts the generation quantity of individual generators within the applicable Balancing Authority with the purpose of interchange balancing. For a generator to be considered capable of AGC by Company, the generator must be capable of accepting AGC Set-Point electronically and regulating the Facility’s energy production based on the AGC Set-Point via the Facility’s SCADA System in accordance with the AGC Protocol. The data points covered under this PPA may overlap data requirements for the Transmission Provider, Interconnection Provider or Company’s wind forecasting group.

“Availability” means, for any Availability Period, the ratio, expressed as a percentage, of (x) the aggregate sum of the turbine-hours in which each of the Wind Turbines at the Facility was available to operate during such Availability Period over (y) number of hours in such Availability Period, as calculated in accordance with Exhibit J.  A Wind Turbine shall be deemed not available to operate during hours in which it is (a) in an emergency, stop, service mode or pause state; (b) in “run” status and faulted; (c) included in a Forced Outage; or (d) otherwise not operational or capable of delivering energy to the Point of Delivery; provided, however, that notwithstanding the preceding, for purposes of determining Availability, a Wind Turbine shall be deemed to have been available to operate during hours in which it is not operating due solely to (i) an event of Force Majeure; (ii) a breach or default by Company; (iii) a lack of wind speed, wind speeds above the operating limits of the Wind Turbines, or temperatures above or below (or icing conditions in excess of) the manufacturer’s safe operating specifications; or (iv) a curtailment pursuant to Section 8.2(A) or a Non-Compensable Curtailment other than pursuant to Section 8.2(C)(5) or (6).

“Availability Damages” shall have the meaning set forth in Section 7.6(B).

“Availability Period” means each period of twenty four calendar months, determined on a rolling basis during the Term.

“Availability Shortfall” shall have the meaning set forth in Section 7.6(B).

“Back-Up Metering” shall have the meaning set forth in Section 5.3(C).

“Business Day” means any calendar day that is not a Saturday, a Sunday, or a NERC recognized holiday.

“Capacity” means the output potential a machine or system can produce or carry under specified conditions. The capacity of generating equipment is generally expressed in kilowatts or megawatts. Capacity is also referred to as “capability” in the electric power industry and for the purposes of this PPA the terms are synonymous.

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“Capacity Resource” means the amount of net generating Capacity associated with the Facility for which Capacity credit may be obtained under applicable planning reserve procedures and requirements.  Initially, such requirements are set forth in Module E of the MISO Tariff and MISO Business Practices Manual for Resource Adequacy.

“Change of Control” means any transfer, sale, assignment, pledge or other disposition of the equity ownership of a Party having the result (directly or indirectly and either immediately or subject to the happening of any contingency) of changing the entity or entities which possess the power (directly or indirectly and either immediately or subject to the happening of any contingency) to direct or cause the direction of the management or policies of such Party (from the entity or entities possessing such power as to such Party as of the date of this Agreement), whether such change is voluntary or involuntary on the part of such Party.

“Claimant” shall have the meaning set forth in Section 9.5(B).

“Close of the Business Day” means 5:00 PM on a non-holiday weekday prevailing time for the location of the Facility.

“Code” means the U.S. Internal Revenue Code of 1986, including applicable rules and regulations promulgated there under, as amended from time to time.

“Commencement Date” means the later of (a) thirty-one (31) calendar days after the Effective Date and (b) the earlier of (i) the first day of the month following receipt of URC Approval and (ii) the first day of the month immediately succeeding the date that both Company and Seller are deemed to have waived their respective rights to terminate this PPA pursuant to Sections 6.1(B), and (C).

“Common Facilities Letter Agreement” means that certain letter agreement, dated as of the date hereof, by and among Seller, Company and Ashtabula Wind, LLC.

“Confidential Information” shall have the meaning set forth in Section 20.17(A).

“Contract Year” means any consecutive twelve (12) month period during the Term of this PPA, commencing with the Commencement Date or any of its anniversaries.

“Control Area” means the system of electrical generation, distribution and transmission facilities within which generation is regulated in order to maintain interchange schedules with other such systems.

“Control Signal” means, for any given Dispatch Interval, a Company-generated analog or digital signal sent to the Facility by Company through the EDCC AGC system instructing the Facility to curtail Renewable Energy output for the Facility as provided in the MISO Setpoint for such Dispatch Interval.

“Credit Rating” means the Applicable Rating assigned by the Rating Agencies to the long-term senior unsecured obligations of a Party (or, with respect to Seller, Seller Parent Guarantor) not supported by third party enhancement.  For the purposes hereof, “Applicable Rating” shall mean the following:

(A)               if the ratings assigned by the Rating Agencies to the long term senior unsecured obligations of a Party (or, with respect to Seller, Seller Parent Guarantor) not supported by third party enhancement are equivalent, or, if only one Rating Agency has assigned a rating to such obligations, such rating(s) shall constitute the “Applicable Rating”;

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(B)               if the ratings assigned by the Rating Agencies to the long term senior unsecured obligations of a Party (or, with respect to Seller, Seller Parent Guarantor) not supported by third party enhancement are not equivalent, and two Rating Agencies have assigned ratings to such obligations, the lower of the two ratings shall constitute the “Applicable Rating”;

(C)               if the ratings assigned by the Rating Agencies to the long term senior unsecured obligations of a Party (or, with respect to Seller, Seller Parent Guarantor) not supported by third party enhancement are separated by one or more than one level(s) of equivalency, and three Rating Agencies have assigned ratings to such obligations, and two of the three ratings are equivalent, then such equivalent rating shall constitute the “Applicable Rating”;

(D)               if the ratings assigned by the Rating Agencies to the long term senior unsecured obligations of a Party (or, with respect to Seller, Seller Parent Guarantor) not supported by third party enhancement are separated by more than one level of equivalency, and three Rating Agencies have assigned ratings to such obligations, and none of the three ratings are equivalent, then the middle level rating shall constitute the “Applicable Rating”;

provided, however, that (i) should a rating from a Rating Agency not be available for the long-term senior unsecured obligations of a Party (or, with respect to Seller, Seller Parent Guarantor) not supported by third party enhancement or should it cease to be available during the Term of this PPA, such Party’s (or, with respect to Seller, Seller Parent Guarantor’s) underlying long term debt rating assigned by such Rating Agency shall be utilized to determine the Applicable Rating; (ii) should neither of the aforementioned ratings be available from a Rating Agency or should they cease to be available during the Term of this PPA, such Party’s (or, with respect to Seller, Seller Parent Guarantor’s) issuer/long term issuer rating assigned by such Rating Agency shall be utilized to determine the Applicable Rating; and (iii) should none of the aforementioned ratings be available from a Rating Agency or should they cease to be available during the Term of this PPA, such Party (or, with respect to Seller, Seller Parent Guarantor) shall be deemed not to have a rating from such Rating Agency.

“Curtailment Energy” shall have the meaning set forth in Section 8.2(A).

“Damage Cap” shall have the meaning set forth in Section 12.6.

“DIR” means a dispatchable intermittent resource pursuant to the MISO Tariff, guidelines and protocols.

“Dispatch Interval” means a 5-minute length of time for which MISO issues DIR dispatch instructions for MISO energy market.

“Dispute” shall have the meaning set forth in Section 13.10(A).

“Dispute Notice” shall have the meaning set forth in Section 13.10(A).

“Economic Curtailment” shall have the meaning set forth in Section 8.2(A).

“EDCC” or “Energy Dispatch Control Center” means Company’s merchant and/or operation representatives responsible for dispatch of generating units, including the Facility.

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“Effective Date” shall have the meaning set forth in the introductory paragraph.

“Electric Metering Devices” means the meters, metering equipment and data processing equipment used to measure, record or transmit data relating to the Renewable Energy output from the Facility. Electric Metering Devices include the metering current transformers and the metering voltage transformers.

“Eligible Energy Resource” means any resource that qualifies as a renewable energy resource eligible to be certified to receive, claim, own or use Renewable Energy Credits pursuant to the protocols and procedures developed and approved by the MPUC in the M-RETS Program.

“Emergency” means any condition or situation which in the reasonable judgment of the Interconnection Provider, MISO, or MRO (as communicated to Company) that (i) endangers or might endanger life or property or public safety or (ii) affects or might affect the ability of any participant of MRO, or MISO, to maintain safe, adequate and continuous electric service to the Interconnection Provider’s customers or the customers of any participant of MRO, or MISO, and any emergency as defined in the Interconnection Agreement.

“Energy Resource” means the type of interconnection service which allows Seller to connect the Facility to the transmission or distribution system, as applicable, as an Energy Resource as defined by the MISO Tariff, and be eligible to deliver the Facility’s output using the existing firm or non-firm capacity on the transmission system on an as-available basis.

“Environmental Contamination” means the introduction or presence of Hazardous Materials at such levels, quantities or location, or of such form or character, as to constitute a violation of Applicable Law, and present a material risk under Applicable Laws that the Site will not be available or usable for the purposes contemplated by this PPA.

“ERIS” means interconnection service that allows Seller to connect the Facility and Seller’s System to the Interconnection Provider’s System as an “Energy Resource” as defined in the MISO Tariff and allows the Facility to deliver the Energy and Capacity produced by the Facility using existing firm or non-firm capacity on the transmission system on an as-available basis.

“Escrow Account” shall have the meaning set forth in Section 9.5(B).

“Event of Default” shall have the meaning set forth in Article 12.

“Facility” means Seller’s electric generating facility and Seller’s Interconnection Facilities, as identified and described in Article 3 and Exhibit B to this PPA, including all of the following, the purpose of which is to produce electricity and deliver such electricity to the Interconnection Point: Seller’s equipment, buildings, all of the  generation facilities, including generators, turbines, step-up transformers, output breakers, facilities necessary to connect to the Interconnection Point and deliver to the Point of Delivery, protective and associated equipment, improvements, and other tangible assets, contract rights, easements, rights of way, surface use agreements and other interests or rights in real estate reasonably necessary for the construction, operation, and maintenance of the electric generating facility that produces the Renewable Energy subject to this PPA.

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“Facility Property” shall have the meaning set forth in Section 19.7.

“FERC” means the Federal Energy Regulatory Commission or any successor agency.

“Fitch” means Fitch Ratings, a part of Fitch Group, a jointly-owned subsidiary of Fimalac, S.A. and Hearst Corporation, and its successors and assigns.

“Force Majeure” shall have the meaning set forth in Section 14.1(A).

“Forced Outage” means any condition at the Facility that requires immediate removal of the Facility, or some part thereof, from service, another outage state, or a reserve shutdown state. This type of outage results from immediate mechanical/electrical/hydraulic control system trips and operator-initiated trips in response to Facility conditions and/or alarms.

“Good Utility Practices” means the practices, methods, and acts (including the practices, methods, and acts engaged in or approved by a significant portion of the wind-energy generation industry, MRO or NERC) that, at a particular time, in the exercise of reasonable judgment in light of the facts known or that should reasonably have been known at the time a decision was made, would have been expected to accomplish the desired result in a manner consistent with Applicable Law, permits, codes, standards, equipment manufacturer’s recommendations, reliability, safety, environmental protection, economy, and expedition.  With respect to the Facility, Good Utility Practices includes taking reasonable steps to ensure that:

(A)             equipment, materials, resources, and supplies, including spare parts inventories, are available to meet the Facility’s needs;

(B)              sufficient operating personnel are available at all times and are adequately experienced and trained and licensed as necessary to operate the Facility properly, efficiently, and in coordination with Company and are capable of responding to reasonably foreseeable Emergency conditions whether caused by events on or off the Site;

(C)              preventive, routine, and non-routine maintenance and repairs are performed on a basis that ensures reliable, long-term and safe operation, and are performed by knowledgeable, trained, and experienced personnel utilizing proper equipment and tools;

(D)              appropriate monitoring and testing are performed to ensure equipment is functioning as designed;

(E)               equipment is not operated in a reckless manner or in a manner unsafe to workers, the general public, or the interconnected system or contrary to Applicable Law, permits or without regard to defined limitations such as, flood conditions, safety inspection requirements, operating voltage, current, volt-ampere reactive (VAr) loading, frequency, rotational speed, polarity, synchronization, and/or control system limits;

(F)               equipment and components meet or exceed the standard of durability that is generally used for electric generation operations in the region and will function properly over the full range of ambient temperature and weather conditions reasonably expected to occur at the Site and under both normal and Emergency conditions; and

(G)               equipment is operated in accordance with applicable permits, licenses and Applicable Laws.

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“Governmental Authority” means any federal, state, local or municipal governmental body; any governmental, quasi-governmental, regulatory or administrative agency, commission, body or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, policy, regulatory or taxing authority or power; or any court or governmental tribunal.

“Guaranteed Availability” shall have the meaning set forth in Section 7.6(A).

“Hazardous Materials” means any substance, material, gas, or particulate matter that is regulated by any local Governmental Authority, any applicable State, or the United States of America, as an environmental pollutant or dangerous to public health, public welfare, or the natural environment including, without limitation, protection of nonhuman forms of life, land, water, groundwater, and air, including any material or substance that is (i) defined as “toxic,” “polluting,” “hazardous waste,” “hazardous material,” “hazardous substance,” “extremely hazardous waste,” “solid waste” or “restricted hazardous waste” under any provision of local, state, or federal law; (ii) petroleum, including any fraction, derivative or additive; (iii) asbestos; (iv) polychlorinated biphenyls; (v) radioactive material; (vi) designated as a “hazardous substance” pursuant to the Clean Water Act, 33 U.S.C. §1251 et seq. (33 U.S.C. §1251); (vii) defined as a “hazardous waste” pursuant to the Resource Conservation and Recovery Act, 42 U.S.C. §6901 et seq. (42 U.S.C. §6901); (viii) defined as a “hazardous substance” pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. §9601 et seq. (42 U.S.C. §9601); (ix) defined as a “chemical substance” under the Toxic Substances Control Act, 15 U.S.C. §2601 et seq. (15 U.S.C. §2601); or (x) defined as a pesticide under the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. §136 et seq. (7 U.S.C. §136).
“Indemnified Party” shall have the meaning set forth in Section 17.1.

“Indemnifying Party” shall have the meaning set forth in Section 17.1.

“Interconnection Agreement” means, collectively, (i) the separate agreement between Seller and Interconnection Provider dated December 14, 2010, for interconnection of the Facility to the Interconnection Provider’s System, and (ii) the separate agreement between Seller (as assignee pursuant to that certain Assignment and Assumption Agreement, dated as December 22, 2010, by and between Ashtabula Wind, LLC, as assignor, and Seller, as assignee) and Interconnection Provider dated October 17, 2008, for interconnection of the Facility to the Interconnection Provider’s System, as such agreements may be amended from time to time. For purposes of this PPA, the Interconnection Agreement shall be interpreted to include any other agreement required by the Interconnection Provider to interconnect the Facility.  For the avoidance of doubt, “Interconnection Agreement” excludes any temporary interconnection agreement or any agreement where the Transmission Provider may limit the operational output of the Facility.

“Interconnection Facilities” means Interconnection Provider’s Interconnection Facilities and Seller’s Interconnection Facilities.

“Interconnection Point” means the 230kV terminal dead-end assembly located in the Maple River Substation  230kV substation near Maple River, North Dakota physical point at which electrical interconnection is made between the Facility and the Interconnection Provider’s System as defined in the Interconnection Agreement.

“Interconnection Provider” means MPC, or any successor thereto responsible under the Interconnection Agreement for providing the transmission lines, Interconnection Provider’s Interconnection Facilities and other equipment and facilities with which the Facility interconnects at the Interconnection Point.

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“Interconnection Provider’s Interconnection Facilities” means the facilities necessary to connect Interconnection Provider’s existing electric system to the Interconnection Point, including breakers, bus work, bus relays, and associated equipment installed by the Interconnection Provider for the direct purpose of interconnecting the Facility, along with any easements, rights of way, surface use agreements and other interests or rights in real estate reasonably necessary for the construction, operation and maintenance of such facilities.  Arrangements for the installation and operation of the Interconnection Provider’s Interconnection Facilities shall be governed by the Interconnection Agreement.

“Interconnection Provider’s System” means the contiguously interconnected electric transmission and sub-transmission facilities, including Interconnection Provider’s Interconnection Facilities, over which the Interconnection Provider has rights (by ownership or contract) to provide bulk transmission of capacity and energy from the Interconnection Point to the Point of Delivery.

“Investment Grade” means, with respect to a Rating Agency, a Credit Rating without any third party enhancements of (a) BBB- or higher by Standard & Poor’s or Fitch, and (b) Baa3 or higher by Moody’s.

“Issuer” shall have the meaning set forth in Section 11.1(E).

“kW” means kilowatt.

“kWh” means kilowatt hour.

“Lender Consent” shall have the meaning set forth in Section 19.2.

“Local Provider” shall have the meaning set forth in Section 1.3.

“MISO” means the Midwest Independent System Operator, Inc., a non-profit, Delaware corporation, or successor organization.

“MISO Setpoint” means, with respect to any Dispatch Interval, the power output setpoint provided by MISO to Company and Seller for the purpose of controlling the net power output of the Facility for such Dispatch Interval.

“MISO Tariff” means the MISO Open Access, Transmission, Energy and Operating Reserves Markets Tariff, as amended from time to time.

“Moody’s” means Moody’s Investor Services, Inc., and its successors and assigns.

“MPC” means Minnkota Power Cooperative, Inc., and its successors and assigns.

“M-RETS Program” means the Midwest Renewable Energy Trading System program.

“MRO” means the Midwest Reliability Organization, a NERC regional reliability counsel, or any successor organization.

“MW” means megawatt or one thousand kW.

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“MWh” means megawatt hours.

“Nameplate Capacity” means the designed maximum output of each Wind Turbine as designated by the turbine manufacturer, or the sum of such output for the Facility, which shall equal 62.4 MW.

“NERC” means the North American Electric Reliability Council or any successor organization.

“Network Resource” means the applicable amount of capacity for the Facility that has been designated for resource adequacy as a “Network Resource” under Module E of the MISO Tariff.

“Network Resource Interconnection Service” or “NRIS” means the interconnection of the Facility to the transmission system in a manner that would allow it to qualify as a Network Resource.

“New Joint Transmission Authority” means any independent service organization or other Person that may be created or becomes operational subsequent to the date of this PPA and that is empowered or authorized to plan, coordinate, operate, regulate or otherwise manage any or all of the Interconnection Provider’s system, whether in place of, or in addition to, MRO or MISO.

“Non-Compensable Curtailment” shall have the meaning set forth in Section 8.2(C).

“On-Peak Months” means the months of January, February, June, July, August, September and December.

“Operating Committee” means one representative each from Company and Seller pursuant to Section 10.5.

“Operating Procedures” means those procedures developed pursuant to Section 10.5, if any.

“Operating Records” means all agreements associated with the Facility, operating logs, blueprints for construction, operating manuals, all warranties on equipment, and all documents, whether in printed or electronic format, that Seller uses or maintains for the operation of the Facility.

“Option” shall have the meaning set forth in Section 19.7.

“Option Agreement” means that certain Option Agreement, dated as of the date hereof, by and between Seller and Company, a copy of which is attached hereto as Exhibit K.

“Park Potential” means the number provided to the Company in real time through the Company’s SCADA System in accordance with the AGC Protocols, which depicts Seller’s real time calculation of the Potential Energy capable of being provided by the Facility to Company as measured at the Point of Delivery.  Park Potential shall be calculated as the aggregate energy available in real time for delivery at the Point of Delivery using the best-available data obtained through commercially reasonable methods; and shall be dependent upon measured wind speeds, power curves, Wind Turbine availability, and derate(s) and transmission line losses, and any other adjustment necessary to accurately reflect the Potential Energy at the Point of Delivery.

“Party” and “Parties” shall have the meanings set forth in the introductory paragraph.

“Party Representative” and “Parties’ Representatives” shall have the meanings set forth in Section 13.10(A).

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“Pending Facility Transaction” or “PFT” shall have the meaning set forth in Section 19.3(B).

“PFT Notice” shall have the meaning set forth in Section 19.3(B)(2).

“Point of Delivery” means the point at the Maple River Substation 230kV line electric system point at which Seller makes available to Company and delivers to Company the Renewable Energy being provided by Seller to Company under this PPA.  The Point of Delivery shall be at a location within MISO’s operational control, subject to the MISO Tariff, and specified in Exhibit B to this PPA.

“PPA” means this Wind Energy Purchase Agreement between Seller and Company, including the Exhibits attached hereto.

“Potential Energy” means the quantity of the energy that Seller is capable of delivering at the Point of Delivery.  In the event that Park Potential is not a reliable proxy for Potential Energy pursuant to Section 8.2(B), Potential Energy shall be calculated as the aggregate energy available for delivery at the Point of Delivery using the best-available data obtained through commercially reasonable methods; and shall be dependent upon measured wind speeds, power curves, Wind Turbine availability, and derate(s) and transmission line losses, and any other adjustment necessary to accurately reflect the Facility’s capability to produce and deliver energy to the Point of Delivery.

“Purchase and Sale Agreement” shall have the meaning set forth in the Option Agreement.

“Rating Agency” means each of Standard & Poor’s, Fitch or Moody’s.

“Renewable Energy” means all electric energy exclusively generated by the Facility (which is electric energy derived from an Eligible Renewable Energy Resource) including any and all associated Renewable Energy Credits and delivered to the Point of Delivery as measured by the Electric Metering Devices installed pursuant to Section 5.3. Renewable Energy shall be of a power quality of 60 cycle, three-phase alternating current that is compliant with the Interconnection Agreement.

“Renewable Energy Credits” or “RECs” shall mean any contractual right to the full set of non-energy attributes, including any and all credits, benefits, emissions reductions, offsets, and allowances, howsoever entitled, directly attributable to a specific amount of capacity and/or electric energy generated from an Eligible Energy Resource, including any and all environmental air quality credits, benefits, emissions reductions, off-sets, allowances, or other benefits as may be created or under any existing or future statutory or regulatory scheme (federal, state, or local) by virtue of or due to the Facility’s actual energy production or the Facility’s energy production capability because of the Facility’s environmental or renewable characteristics or attributes, including any Renewable Energy Credits or similar rights arising out of or eligible for consideration in the M-RETS Program.  For the avoidance of doubt, RECs excludes (i) any local, state or federal depreciation deductions, grants available under Section 1603 of the American Recovery and Reinvestment Act, or other tax credits providing a tax benefit to Seller based on ownership of, or energy production from, any portion of the Facility, including the investment tax credit that may be available to Seller with respect to the Facility under Applicable Laws, or cash grants in lieu of such credits or benefits, and (ii) depreciation and other tax benefits arising from ownership or operation of the Facility unrelated to its status as a generator of renewable or environmentally clean energy.

“Renewable Energy Payment Rate” shall have the meaning set forth in Section 8.1.

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“Replacement Energy Costs” means the aggregate positive amount equal to (i) the costs incurred by Company, after the Commencement Date, for the Renewable Energy that is necessary to replace that which Seller, in accordance with this PPA, was required to have produced at the Facility and deliver to Company, but failed to so provide, less (ii) the sum of any payments from Company to Seller, under this PPA, that were eliminated as a result of such failure.  Replacement Energy Costs include the amounts paid or incurred by Company for replacement renewable energy, or replacement energy plus RECs, transmission of energy, and directly associated transaction costs (including reasonable attorneys’ fees suffered as a result of Seller’s failure to perform), all determined in a commercially reasonable manner and in accord with market value in MISO.

“ROFO” shall have the meaning set forth in Section 19.7.

“ROFO Notice” shall have the meaning set forth in Section 19.7(B).

“SCADA” means supervisory control and data acquisition.

“Scheduled Outage/Derating” means a planned interruption/reduction of the Facility’s generation that both (i) has been coordinated in advance with Company, with a mutually agreed start date and duration, and (ii) is required for inspection or preventive or corrective maintenance.

“Security Fund” means the letter of credit, escrow fund, guaranty and/or other collateral that a Party is required to establish and maintain, pursuant to Article 11, as security for its performance under this PPA.

“Seller’s Interconnection Facilities” means the equipment between the high side disconnect of the step-up transformer and the Interconnection Point, including all related relaying protection and physical structures as well as all transmission facilities required to access the Interconnection Provider’s System at the Interconnection Point, along with any easements, rights of way, surface use agreements and other interests or rights in real estate reasonably necessary for the construction, operation and maintenance of such facilities. On the low side of the step-up transformer it includes Seller’s metering, relays, and load control equipment as provided for in the Interconnection Agreement. This equipment is located within the Facility and is conceptually depicted in Exhibit B to this PPA.

“Seller Parent Guarantor” means NextEra Energy Capital Holdings, Inc., or any successor thereto.

“Shared Facilities Agreement” means that certain Shared Facilities Agreement, dated as of November 30, 2010, among Ashtabula Wind, LLC and Seller.

“Site” means the parcel of real property on which the Facility is located, including any easements, rights of way, surface use agreements and other interests or rights in real estate reasonably necessary for the construction, operation and maintenance of the Facility.  The Site is more specifically described in Section 3.2 and Exhibit B to this PPA.

“Special Facilities Service Agreement” means that certain Service Agreement for Special Facilities Use Service Between Minnkota Power Cooperative, Inc. and Ashtabula Wind III, LLC, dated as of December 14, 2010, by and between MPC and Seller.

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 “Special Facilities Use Charge” means the collective charge provided for in Section 8.1 of the Specifications for Special Facilities Use Service attached to the Special Facilities Service Agreement.

“Standard & Poor’s” means Standard & Poor’s Rating Service, a division of McGraw Hill Incorporated, and its successors and assigns.

“Station Service” shall have the meaning set forth in Section 1.3.

“Tax Equity Investor” means an equity investor in the Facility that is not an Affiliate of Seller prior to the execution of the Unaffiliated Investment Documents, whose investment in the Facility is intended to be consistent with the Safe Harbor for wind transactions under Revenue Procedure 2007-65 and Announcement 2009-69.

“Term” means the period of time during which this PPA shall remain in full force and effect, and which is further defined in Article 2.

“Transmission Owner” shall have the meaning set forth in the Interconnection Agreement.

“Transmission Provider” means collectively, Transmission Owner and MISO.

“UCP” shall have the meaning set forth in Section 11.1(E)(1).

“Ultimate Parent Entity” shall have the meaning set forth in Section 19.3.

“Unaffiliated Facility Investment” means the obligations pursuant to the Unaffiliated Investment Documents, including distributions, indemnities, principal of, premium and interest on indebtedness, fees, expenses or penalties, amounts due upon acceleration, prepayment or restructuring, swap or interest rate hedging breakage costs and any claims of interest due with respect to any of the foregoing.  For the avoidance of doubt, Unaffiliated Facility Investment shall include tax equity transactions.

“Unaffiliated Facility Investor” means, collectively, any lender(s) and any Tax Equity Investors providing any Unaffiliated Facility Investment and any successors and assigns thereof.

“Unaffiliated Investment Documents” means the documents associated with the investment by the Tax Equity Investors and the loan and credit agreements, notes, bonds, indentures, security agreements, lease financing agreements, mortgages, deeds of trust, interest rate exchanges, swap agreements and other documents relating to the development, bridge, construction or permanent debt financing for the Facility, including any credit enhancement, credit support, working capital financing, or refinancing documents, and any and all amendments, modifications, or supplements to the foregoing that may be entered into from time to time at the discretion of Seller, and in compliance with this Agreement, in connection with development, construction, ownership, leasing, operation or maintenance of the Facility.

“Utility Regulatory Commissions” or “URC” means the Minnesota Public Utilities Commission (MPUC), the North Dakota Public Service Commission (NDPSC) and the South Dakota Public Utilities Commission (SDPUC), or any successor agencies.

“URC Approval” shall have the meaning set forth in Section 6.1(A).

“Wind Turbines” means those electric generating devices powered by the wind that are included in the Facility.

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Article 2.  Term and Termination

This PPA shall become effective as of the date of its execution, and shall remain in full force and effect until the twenty-fifth (25th) anniversary of the Commencement Date, subject to any early termination or extension provisions set forth herein.  Applicable provisions of this PPA shall continue in effect after termination, including early termination, to the extent necessary to enforce or complete the duties, obligations or responsibilities of the Parties arising prior to termination and, as applicable, to provide for: final billings and adjustments related to the period prior to termination, repayment of any money due and owing to either Party pursuant to this PPA, repayment of principal and interest associated with security funds, and the indemnifications specified in this PPA.

Article 3.  Facility Description

3.1.	Summary Description

Seller, owns and operates, and maintains the Facility, which consists of 39 GE 1.6 xle wind turbines and associated equipment having a Facility Nameplate Capacity of approximately 62.4 MW. Exhibit B to this PPA, provides a detailed description of the Facility, including identification of the equipment and components which make up the Facility.  Within ninety (90) days after the Effective Date, Seller shall provide to Company an as built site plan that identifies the locations of the Wind Turbines that comprise the Facility.

3.2.	Location

The Facility shall be located on the Site and shall be identified as Seller’s Ashtabula Wind III Facility.  The address of the Facility is 12310 20th St NE, Luverne, ND 58056. A scaled map that identifies the Site, the location of the Facility at the Site, the location of the Interconnection Point and the location of the important ancillary facilities and Interconnection Facilities, is included in Exhibit B to this PPA.

3.3.	General Design of the Facility

During the Term, Seller shall maintain the Facility according to Good Utility Practice(s).  The Facility shall at all times:

(A)              have the required panel space and 125VDC battery supplied voltage to accommodate Company’s metering, generator telemetering equipment and communications equipment;

(B)               use communication circuits from the Facility to Company’s EDCC for the purpose of telemetering, supervisory control/data acquisition, and voice communications as required by Company.

(C)               be capable of accepting a signal from the Company’s SCADA System designed to limit Renewable Energy output to a level not to exceed the AGC Set-Point, which AGC Set-Point may be increased or decreased in accordance with the AGC Protocols;

(D)               have each Wind Turbine equipped with meteorological measurement equipment (e.g. anemometers) which are individually linked to Seller’s plant information system;

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(E)               send the real time data specified on Exhibit I to Company’s Primary and Backup Transmission Dispatch Center;

(F)               be capable of receiving and reacting to the SCADA AGC Set-Point signal; and

(G)               be capable of AGC Remote/Local.

Article 4.  [Intentionally Left Blank]

Article 5.  Delivery and Metering

5.1.	Delivery Arrangements

(A)              [Intentionally Left Blank]

(B)               [Intentionally Left Blank]

(C)               Seller shall be responsible for all interconnection, electric losses, transmission and ancillary service arrangements and costs required to deliver, on a firm transmission service basis, the Renewable Energy from the Facility to the Point of Delivery.

(D)               Company shall be responsible for all electric losses, transmission and ancillary service arrangements and costs required to receive the Renewable Energy at and beyond the Point of Delivery and deliver such energy to points beyond the Point of Delivery. If at any time during the Term, either Company or the entity owning the transmission facilities at the Point of Delivery ceases to be a member of MISO or the facilities at the Point of Delivery cease to be subject to the MISO Tariff, then the Parties shall cooperate in good faith to amend this PPA in a manner to facilitate the delivery of Renewable Energy from the Point of Delivery to Company’s customers in a manner that preserves the benefits and burdens to both Parties as originally contemplated in this Agreement.

5.2.	Availability Reporting

Seller shall be responsible for providing accurate and timely updates on the current availability of the Facility to Company’s EDCC.

5.3.	Electric Metering Devices.

(A)               The following provisions of this Section shall govern Electric Metering Devices except to the extent the Interconnection Agreement modifies or otherwise conflicts with these provisions.

(B)               All Electric Metering Devices used to measure the Renewable Energy made available to Company by Seller under this PPA and to monitor and coordinate operation of the Facility shall be owned, installed, and maintained in accordance with the Interconnection Agreement at no cost to Company under this PPA. If Electric Metering Devices are not installed at the Point of Delivery, meters or meter readings will be adjusted to reflect losses from the Electric Metering Devices to the Point of Delivery based initially on the amount specified by the manufacturer for expected losses, provided, however, that the Operating Committee may revise this loss adjustment based on actual experience.  Seller shall provide or arrange with the Interconnection Provider to provide Company access to all Electric Metering Devices for all purposes necessary to perform under this PPA and shall provide Company the reasonable opportunity to be present at any time when such Electric Metering Devices are to be inspected and tested or adjusted.  Seller shall provide Company with all authorizations necessary to have access to the Electric Metering Devices, including obtaining any consent or other agreement from the Interconnection Provider necessary to allow Company such access.

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(C)               Either Company or Seller may elect to install and maintain, at its own expense, backup metering devices (“Back-Up Metering”) in addition to the Electric Metering Devices, which installation and maintenance shall be performed in a manner acceptable to Company.  The installing Party, at its own expense, shall inspect and test Back-Up Metering upon installation and at least annually thereafter.  The installing Party shall provide the other Party with reasonable advance notice of, and permit a representative of the other Party to witness and verify, such inspections and tests, provided, however, that such Party shall not unreasonably interfere with or disrupt the activities of the installing Party and shall comply with all applicable safety standards. Upon written request, the installing Party shall perform additional inspections or tests of Back-Up Metering and shall permit a qualified representative of the requesting Party to inspect or witness the testing of Back-Up Metering, provided, however, that the requesting Party shall not unreasonably interfere with or disrupt the activities of the installing Party and shall comply with all applicable safety standards.  The actual expense of any such requested additional inspection or testing shall be borne by the Party requesting the test, unless, upon such inspection or testing, Back-Up Metering is found to register inaccurately by more than the allowable limits established in this Article, in which event the expense of the requested additional inspection or testing shall be borne by the installing Party.  If requested in writing, the installing Party shall provide copies of any inspection or testing reports to the requesting Party.

(D)               If any Electric Metering Devices, or Back-Up Metering, are found to be defective or inaccurate outside the bounds of the selected device’s manufacturer’s performance standards, they shall be adjusted, repaired, replaced, and/or recalibrated as near as practicable to a condition of zero error by the Party owning such defective or inaccurate device and at that Party’s expense.

5.4.	Adjustment for Inaccurate Meters

If an Electric Metering Device, or Back-Up Metering, fails to register, or if the measurement made by an Electric Metering Device, or Back-Up Metering, is found upon testing to be inaccurate by more than one percent (1.0%), an adjustment shall be made correcting all measurements by the inaccurate or defective Electric Metering Device, or Back-Up Metering, for both the amount of the inaccuracy and the period of the inaccuracy, in the following manner:

(A)              In the event that the Electric Metering Device is found to be defective or inaccurate, the Parties shall use Back-up Metering, if installed, to determine the amount of such inaccuracy, provided, however, that Back-Up Metering has been tested and maintained in accordance with the provisions of this Article.  If Back-Up Metering is installed on the low side of Seller’s step-up transformer, the Back-Up metering data shall be adjusted for losses in the same manner as for the Electric Metering Devices.  In the event that Back-Up Metering is not installed, or Back-Up Metering is also found to be inaccurate by more than one percent (1.0%), the Parties shall use the SCADA data collected at each Wind Turbine in the Facility for the period of inaccuracy, adjusted as agreed by the Parties for losses occurring between each Seller and the Point of Delivery. If such SCADA data is incomplete or unavailable, the Parties shall estimate the amount of the necessary adjustment on the basis of deliveries of Renewable Energy from the Facility and to the Point of Delivery during periods of similar operating conditions when the Electric Metering Device was registering accurately.  The adjustment shall be made for the period during which inaccurate measurements were made.

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(B)               In the event that the Parties cannot agree on the actual period during which the inaccurate measurements were made, the period during which the measurements are to be adjusted shall be the shorter of (i) the last one-half of the period from the last previous test of the Electric Metering Device to the test that found the Electric Metering Device to be defective or inaccurate, or (ii) the one hundred eighty (180) Days immediately preceding the test that found the Electric Metering Device to be defective or inaccurate.

(C)               To the extent that the adjustment period covers a period of deliveries for which payment has already been made by Company, Company shall use the corrected measurements as determined in accordance with this Article to recompute the amount due for the period of the inaccuracy and shall subtract the previous payments made by Company for this period from such re-computed amount.  If the difference is a positive number, the difference shall be paid by Company to Seller; if the difference is a negative number, that difference shall be paid by Seller to Company, or at the discretion of Company, may take the form of an offset to payments due Seller by Company. Payment of such difference by the owing Party shall be made not later than thirty (30) Days after the owing Party receives notice of the amount due, unless Company elects payment via an offset.

Article 6.  Conditions Precedent

6.1.	Utility Regulatory Commissions Approval

(A)              No earlier than fifteen (15) Days prior to the Effective Date and no later than forty five (45) Days after the Effective Date, Company may request an affirmative determination from the URC that Company’s execution of this PPA is reasonable, in the public interest, and all costs incurred under this PPA are recoverable from Company’s retail customers; provided, however, that the URC approval shall not be deemed to fail to satisfy the requirement of this paragraph merely because it provides that the URC retains ongoing prudency review of Company’s performance hereunder (generally, “URC Approval”). Company shall use commercially reasonable efforts to obtain URC Approval, if requested, and Seller shall cooperate reasonably with Company’s efforts to seek URC Approval.  If Company fails to apply for URC Approval within forty-five (45) days following the date of this PPA, Company shall be deemed to have waived its rights under this Section.

(B)               In the event that Company timely applies for URC Approval under paragraph (A) of this Section, Company shall have the right to terminate this PPA, without any further financial or other obligation to Seller as a result of such termination, by notice to Seller at any time after the earlier of (i) ten (10) Days following receipt of written orders from the URC, or (ii) six (6) months following the filing of this PPA with the URC; in either case that Company has been unable to obtain URC Approval without conditions unsatisfactory to Company. Absent such notice of termination by Company on or before the referenced date, Company shall be deemed to have waived its rights under this Section, and this PPA shall remain in full force and effect thereafter.

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(C)               In the event that Company timely applies for URC Approval under paragraph (A) of this Section, Seller shall have the right to terminate this PPA, without any further financial or other obligation to Company as a result of such termination, by notice to Company at any time after the earlier of (i) ten (10) Days following receipt of written orders from the URC, or (ii) six (6) months following the filing of this PPA with the URC; in either case that Company has been unable to obtain URC Approval without conditions reasonably unsatisfactory to Seller. Absent such notice of termination by Seller on or before the referenced date, Seller shall be deemed to have waived its rights under this Section, and this PPA shall remain in full force and effect thereafter.

Article 7.  Sale and Purchase of Renewable Energy

7.1.	Sale and Purchase

Beginning on the Commencement  Date, Seller shall generate from the Facility, deliver to the Point of Delivery, and sell to Company, at the applicable price set forth in Section 8.1, all Renewable Energy generated by the Facility. For the avoidance of doubt, except as otherwise expressly provided for herein, this PPA shall not be construed to constitute a ‘take or pay’ contract and Company shall have no obligation to pay for any energy that has not actually been generated by the Facility, measured by the Electric Metering Device(s), and delivered to Company at the Point of Delivery, except as otherwise expressly provided in this PPA.

7.2.	Reserved

7.3.	Title and Risk of Loss

As between the Parties, Seller shall be deemed to be in control of the Renewable Energy output from the Facility up to and until delivery and receipt at the Point of Delivery and Company shall be deemed to be in control of such Renewable Energy from and after delivery and receipt at the Point of Delivery. Title and risk of loss related to the Renewable Energy shall transfer from Seller to Company at the Point of Delivery.

7.4.	AGC and Company’s Right to Curtail Energy

(A)               Beginning on the Commencement Date, Company shall dispatch Facility through the EDCC AGC system, pursuant to which Company shall (i) provide to Seller the MISO Set Point for any given Dispatch Interval and (ii) provide to Seller, simultaneously with the provision of the MISO Set Point, a Control Signal for such Dispatch Interval within one (1) minute of Seller’s receipt of the MISO Setpoint for such Dispatch Interval in the event that Seller is to curtail the Facility consistent with such MISO Set Point during such Dispatch Interval.  For the avoidance of doubt, in the event that Company does not provide to Seller a Control Signal for any given Dispatch Interval, Seller shall not be required to curtail the Facility during such Dispatch Interval, subject to Company’s rights to curtail pursuant to Section 7.4(B).  Company shall compensate Seller as set forth in Section 8.2, for compensable Curtailment Energy associated therewith.

(B)               Company may notify Seller, by telephonic communication or through use of the AGC Set Point, to curtail the delivery of Renewable Energy to Company from the Facility and to the Point of Delivery, for any reason and in its sole discretion and Seller shall immediately comply with such notification; provided, however, that no Force Majeure event affecting Seller has occurred and is continuing that prevents compliance with such Company directed curtailment.  Company shall compensate Seller as set forth in Section 8.2, for compensable Curtailment Energy associated with curtailments pursuant to this Section 7.4.

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(C)                Seller shall ensure that, throughout the Term, the SCADA signal is capable of functioning on all AGC Set Points within the margin of error specified in the wind farm control system manufacturer’s energy set point margin of error.

(D)               Seller shall ensure that Facility AGC Remote/Local status is in “Remote” set-point control during normal operations.

7.5.	Scheduling

Company, or Company’s Market Participant (defined in the MISO Tariff or MISO guidelines, protocols or other operating procedures and rules), shall be responsible for the scheduling of all Renewable Energy during the Term, including, without limitation, arranging any Open Access Same Time Information Systems (OASIS), tagging, transmission scheduling, coordinating with MISO with respect to the Facility being a DIR or similar protocols with MISO or any other Persons.  Company shall be responsible for the payment of all charges associated with such scheduling activities, including, without limitation, any imbalance charges that are not a result of Seller’s failure to deliver Renewable Energy in accordance with the provisions herein.  Company, or Company’s Market Participant, shall be responsible for the energy market settlement of all Renewable Energy during the Term; including all costs associated therewith.  Company agrees to retain the registration of the commercial pricing node associated with the Facility in the name of Company or Company’s Market Participant throughout the Term and shall not transfer such registration to any other party without the consent of Seller (not to be unreasonably withheld in the case of a proposed transfer to an Affiliate of Company).

7.6.	Availability

(A)              Seller guarantees that, with respect to any Availability Period, the Availability of the Facility shall be at least [**]% (the “Guaranteed Availability”), calculated in accordance with Exhibit J hereto.

(B)               If the Availability in any given Availability Period falls below the Guaranteed Availability for that Availability Period, on a twenty-four (24) month rolling average basis in accordance with Exhibit J, utilizing (i) data from the most recent previous 24-month period, or (ii) if the most recent twenty-four (24) months of data is not then available, the assumed twenty-four (24) month total calculated pursuant to Section 7.6(C) below, the resulting shortfall shall be the “Availability Shortfall”, and Seller shall pay Company liquidated damages as calculated pursuant to Exhibit J hereto (“Availability Damages”); provided, however, that the aggregate Availability Damages payable by Seller with respect to any Contract Year shall not exceed $[**] and the aggregate Availability Damages payable by Seller with respect to the Term shall not exceed $[**].  Each Party agrees and acknowledges that (a) the damages that Company would incur due to the Facility’s failure to achieve the Guaranteed Availability would be difficult or impossible to measure with certainty and (b) the liquidated damages contemplated by this provision are a fair and reasonable calculation of such damages, and (c) the required payment by Seller of such liquidated damages shall be Company’s sole remedies for such Availability Shortfall.

[**] Denotes confidential information that has been omitted from the exhibit and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934

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(C)               Upon the commencement of the thirteenth month following the Commencement Date, the Parties shall calculate an assumed twenty-four (24) month Availability in accordance with this Section 7.6(C).  It shall be assumed that in the first twelve months following the Commencement Date (“Initial Period”) the Availability was equal to the greater of (i) the Initial Period’s Availability based upon actual 12-month data for the Initial Period, or (ii) [**] percent ([**]%).  This amount shall be doubled to determine a base for 24 months of assumed Availability.  Thereafter, each month’s Availability will replace 1/24th of the initial total and for the remainder of the Term actual Renewable Energy delivery data shall be used on a 24-month rolling average basis for the calculation.

(D)               On the last day of each calendar month during the Term, Seller shall deliver to Company a statement showing Seller’s computation of Availability Shortfall, if any, for the prior Availability Period and any amount due Company for liquidated damages pursuant to Section 7.6(B).  In preparing such invoices, Seller shall utilize the meter data provided to Seller for the Availability Period in question, but may also rely on historical averages and such other information as may be available to Seller at the time of invoice preparation, if the meter data for such Availability Period is then incomplete or otherwise not available.  To the extent required, Seller shall true up any such statement as promptly as practicable following its receipt of actual results for the relevant Availability Period.  Seller shall pay to Company, by wire transfer of immediately available funds to an account specified in writing by Company or by any other means agreed to by the Parties in writing from time to time, the amount set forth as due in such invoice, and shall within thirty (30) days after receiving the invoice raise any objections regarding any disputed portion of the invoice.  All disputes regarding such invoices shall be subject to Section 9.5.

Article 8.  Payment Calculations

8.1.	Energy Payment Rate.

(A)               [Intentionally Left Blank].

(B)               Commencing on the Commencement Date, Company shall pay Seller for all Renewable Energy delivered to Company by Seller to the Point of Delivery in a Contract Year, net of energy self-generated and concurrently consumed by the Facility, and net of losses prior to the Point of Delivery, at a price equal to the rate to as set forth in Schedule A for such calendar year (“Renewable Energy Payment Rate”); [**].

[**] Denotes confidential information that has been omitted from the exhibit and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934

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(C)                For avoidance of doubt, and except as specifically provided for under Section 8.2, Company shall not be obligated to make any payment to Seller for any energy which, regardless of reason or event of Force Majeure affecting either Party,

1.          does not qualify as Renewable Energy,

2.          is not measured by the Electric Metering Device(s) installed pursuant to Section 5.3, as such measurement may be adjusted pursuant to Section 5.4,

3.          is not delivered to Company at the Point of Delivery; or

4.          does not constitute compensable Curtailment Energy.

8.2.	Curtailment Energy Payment Rate.

(A)                If (i) delivery of Renewable Energy is curtailed by Company pursuant to Section 7.4, (ii) curtailment of delivery of Renewable Energy is required of Seller by MISO (or Company on behalf of MISO) that is directly or indirectly based upon, related to or arises from Company’s scheduling and/or energy market settlement activities under Section 7.5, including but not limited to any “Offer Curve” (as defined in the MISO Tariff or MISO guidelines, protocols or other operating procedures and rules) made by or on behalf of Company with respect to the Facility (an “Economic Curtailment”) or (iii) curtailment of delivery of Renewable Energy is required of Seller by MISO (or Company on behalf of MISO) that is directly or indirectly based upon, related to or arises from Company not responding to a MISO “set point” or similar dispatch instruction, and any such reduction does not constitute a Non-Compensable Curtailment, then

1.          the Parties shall determine the quantity of Renewable Energy that would have been produced by the Facility and delivered to the Point of Delivery: (i) during those periods of time when the Facility is on AGC and the AGC Set-Point is set at a level that will not allow the entire installed capacity of the Facility to be deliverable by determining the difference between Potential Energy and the delivered Renewable Energy, and (ii) during those periods of time when the Facility is not on AGC or the AGC Set-Point is set at a level that will allow the entire installed capacity to be deliverable by determining the amount that would have been available for delivery had its generation not been so curtailed (“Curtailment Energy”).

2.          Curtailment Energy shall be the number of MWh represented by the Potential Energy less the Renewable Energy actually delivered and measured by the Electric Metering Devices (and excluding any Non-Compensable Curtailments) during the period of curtailment.

3.          Company shall pay to Seller for such Curtailment Energy net of any Non-Compensable Curtailments, all amounts that Seller would have received from Company under this PPA had such Curtailment Energy actually been delivered.  In no circumstances will Company be obligated to pay additional amounts associated with any foregone tax benefits or otherwise that Seller may have been entitled to under Applicable Laws but did not receive as a result of the curtailment.

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(B)                For purposes of determining Curtailment Energy, the amount of Potential Energy at any given time shall be calculated using the best-available data and methods to determine an accurate representation of the amount of Renewable Energy Seller could have delivered to the Point of Delivery during a curtailment.

1.         To the extent available, Company agrees to use Seller’s real time Park Potential communicated to Company through the SCADA System as the proxy for Potential Energy, except to the extent that Park Potential is demonstrated not to accurately reflect the Potential Energy (plus or minus [**]% over a period of one month). Seller agrees to provide to Company the Facility’s Potential Energy in five-minute intervals on a monthly basis.

2.          During those periods of time when the Park Potential is unavailable or does not accurately represent Potential Energy, the Parties shall use the best available data obtained through commercially reasonable methods to determine the Potential Energy.

3.          Seller shall be entitled to sell any Curtailment Energy to third parties to whom Seller is able successfully to transact and deliver, provided, however, that the net amount realized for such sale shall offset amounts owed by Company for Curtailment Energy.  Company shall reasonably cooperate with any such sales, and Seller accepts sole responsibility to obtain transmission rights to deliver such energy at no cost to Company. Seller accepts all risk of the unavailability of transmission rights during any curtailment.

(C)                Notwithstanding anything in this Article to the contrary, curtailments or reductions of delivery for any of the following reasons shall constitute “Non-Compensable Curtailments”, shall be excluded from “Curtailment Energy,” and no payment shall be due Seller under paragraph (A) above for curtailments of delivery of Renewable Energy resulting from

1.          an Emergency;

2.          any action taken by the Interconnection Provider under the Interconnection Agreement;

3.          any reliability curtailment that is required by MISO or Transmission Provider that reduces or precludes delivery of Renewable Energy to or from the Point of Delivery;

4.          any curtailment arising out of maintenance outages of any part of the transmission system or any testing of the transmission system;

5.          any curtailment arising from Seller’s failure to maintain in full force and effect any permit, consent, license, approval, or authorization from any Governmental Authority required by Applicable Laws to construct and/or operate the Facility;

6.          any curtailment to the extent arising out Seller’s failure to maintain AGC capability or its failure or refusal to respond to AGC instructions from the EDCC, including but not limited to any curtailment by Seller with respect to any Dispatch Interval contrary to the requirements of Section 7.4(A);

[**] Denotes confidential information that has been omitted from the exhibit and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934

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7.          except to the extent of any curtailment compensable pursuant to Section 8.2(A)(i) or (iii), any curtailment for a period during which (A) the “Offer Curve” submitted to MISO by Company for Renewable Energy from the Facility for such period is less than the MISO spot market price for energy delivered at the MISO LMP node nearest the Point of Delivery for such period, and (B) the 5-minute forecast submitted to MISO by Company for Renewable Energy from the Facility is greater than the Potential Energy for such period; or

8.          any curtailment by Seller to install, maintain or repair any of its equipment or facilities (including equipment or facilities subject to the Shared Facilities Agreement) or in connection with a condition likely to result in significant damage to Seller’s equipment or if Seller otherwise deems such curtailment necessary to protect life or property.

Article 9.  Billing and Payment

9.1.	Billing Invoices

The billing period under this PPA shall be the calendar month.  No later than ten (10) Business Days after the end of each month, Seller shall provide to Company a billing invoice showing the payment amount due Seller by Company for the power provided by Seller and purchased by Company, under this PPA, and any compensable Curtailment Energy during the previous calendar month billing period.  The billing invoice will show metered energy from the Facility, all billing parameters, rates and factors, and any other data reasonably pertinent to the calculation of monthly payments due to Seller.  Billing disputes shall be resolved in accordance with Section 9.5.

9.2.	Metered Billing Data

All billing data based on metered deliveries to Company shall be collected by the Electric Metering Device(s) in accordance with Section 5.3.

9.3.	[Intentionally Left Blank]

9.4.	Payments

Unless otherwise specified herein, payments due under this PPA shall be due and payable by electronic funds transfer, as designated by the owed Party, on or before the fifteenth (15th) Business Day following receipt of the billing invoice.  If the amount due is not paid on or before the due date, a late payment charge shall be applied to the unpaid balance and shall be added to the next billing statement.  Such late payment charge shall be calculated based on an annual interest rate equal to one hundred twenty-five percent (125%) of the LIBOR three-month rate published on the date of the invoice in The Wall Street Journal (or, if The Wall Street Journal is not published on that Day, the next succeeding date of publication).  If the due date occurs on a Day that is not a Business Day, the late payment charge shall begin to accrue on the next succeeding Business Day.

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9.5.	Billing Disputes

(A)                Either Party may dispute invoiced amounts, but shall pay to the other Party at least the undisputed portion of invoiced amounts on or before the invoice due date. To resolve any billing dispute, the Parties shall use the procedures set forth in Section 13.10. When the billing dispute is resolved, the Party owing shall pay the amount owed within five (5) Business Days of the date of such resolution, with late payment interest charges calculated on the amount owed in accordance with the provisions of Section 9.4.

(B)                In the event that (i) the creditworthiness of one Party (the “Affected Party”) becomes impaired to such extent that the other Party (the “Claimant”) has objective, commercially reasonable grounds to believe that the Affected Party’s continued ability to perform this PPA or to make payments to the Claimant as and when due is in material doubt, (ii) there exist one or more bona fide billing or other disputes under this PPA, in connection with which the Claimant alleges in good faith that the Affected Party owes the Claimant more than $[**] in the aggregate (net of undisputed amounts owed by the Claimant to the Affected Party), and (iii) an Event of Default of Claimant is not then existing, the Affected Party shall, within thirty (30) Days following request by the Claimant, deposit the net amount in dispute into a separate escrow account at a mutually acceptable Issuer (the “Escrow Account”) pursuant to a mutually acceptable Escrow Agreement consistent with this Section.  The Escrow Account shall be owned by the Affected Party but the Claimant shall hold a first and exclusive perfected security interest therein to secure the obligation of the Affected Party to pay the amount(s) in dispute if and to the extent that the dispute(s) are eventually resolved in favor of the Claimant. If, as and when the related disputes are resolved, amounts owed to the Claimant (if any) shall be paid out of the Escrow Account and the balance shall be released to the Affected Party. Funds held in any Escrow Account may be deposited in a money-market fund, short-term treasury obligations, investment-grade commercial paper and other liquid investment-grade investments with maturities of three months or less, with all investment income thereon to be taxable to, and to accrue for the benefit of, the Affected Party. All fees and expenses of the Issuer holding any Escrow Account shall be paid by the Claimant.

9.6.	Netting

(A)                Company at any time may offset against any and all amounts that may be due and owed to Seller under this PPA or any Additional Agreement, any and all liquidated amounts, including damages and other payments, that are owed by Seller to Company pursuant to this PPA or any Additional Agreement.  Undisputed and non-offset portions of amounts invoiced under this PPA shall be paid on or before the due date or shall be subject to the late payment interest charges set forth in Section 9.4.

(B)                Seller and Company shall net their obligations to each other under this PPA, then such amounts will be aggregated and Seller and Company will discharge their obligations to pay through netting of payments.  If the amounts owed by Company or Seller to the other are equal, neither shall be required to make payment under this PPA.

[**] Denotes confidential information that has been omitted from the exhibit and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934

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Article 10. Operations and Maintenance

10.1.	Maintenance Schedule

Maintenance schedule requirements for the Facility shall be communicated to Company in advance, and any outage involving ten (10) or more Wind Turbines shall be subject to Company’s approval (not to be unreasonably withheld, conditioned or delayed).

10.2.	Facility Operation

Seller shall comply with all Requirements of Law and Good Utility Practice in the operation of the Facility as well as the requirements of MISO, MRO and any New Joint Transmission Authority.  Seller shall staff, control and operate the Facility consistent at all times with Good Utility Practices and the Operating Procedures.  Personnel capable of starting, operating and stopping the Facility shall be continuously available either at the Facility or capable of remotely starting, operating and stopping the Facility within fifteen (15) minutes.  In all cases personnel capable of starting, operating and stopping the Facility shall be continuously reachable by phone or pager or other electronic device.

10.3.	Capacity Resource Capability Verification

Seller shall cooperate reasonably to assist Company in maximizing (pursuant to the terms and conditions of this PPA) and determining the amount of Capacity Resource.  Seller shall collect data and perform tests and calculations in compliance with Module E of the MISO Tariff and MISO Business Practices Manual for Resource Adequacy, as they change from time to time. All required testing shall be conducted at Company’s expense.

10.4.	Outage and Performance Reporting

(A)                Seller shall comply with all current NERC, MRO, and MISO generating unit outage reporting requirements and reliability standards, as they may be revised from time to time, and as they apply to the Facility.  Seller shall comply with applicable MISO reporting requirements unit availability, turbine locations, etc. as they may be revised from time to time.

(B)                When Forced Outages occur, Seller shall notify Company’s EDCC of the existence, nature, and expected duration of the Forced Outage as soon as practical, but in no event later than sixty (60) minutes after the Forced Outage occurs.  Seller shall immediately inform Company’s EDCC of changes in the expected duration of the Forced Outage unless relieved of this obligation by Company’s EDCC for the duration of each Forced Outage.

(C)                Commencing upon the Commencement Date and continuing through the Term, Seller shall electronically provide the energy production from the Facility in five (5) minute intervals, 24x365 to Company and allow Company to disclose such data publicly.

10.5.	Operating Committee and Operating Procedures

(A)                Company and Seller shall each appoint one representative and one alternate representative to act in matters relating to the Parties’ performance obligations under this PPA and to develop operating arrangements for the generation, delivery and receipt of Renewable Energy hereunder. Such representatives shall constitute the Operating Committee, and shall be specified as Exhibit C. The Parties shall notify each other in writing of such appointments and any changes thereto.  The Operating Committee shall have no authority to modify the terms or conditions of this PPA.

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(B)                Prior to the Commencement Date, the Operating Committee may develop mutually agreeable written Operating Procedures which shall include methods of day-to-day communications; metering, telemetering, telecommunications, and data acquisition procedures; key personnel list for applicable Company and Seller operating centers; operations and maintenance scheduling and reporting; Renewable Energy reports; unit operations log; and such other matters as may be mutually agreed upon by the Parties.

(C)                The Operating Committee shall review the AGC Protocols from time to time after the date hereof and may agree on modifications thereto to the extent necessary or convenient for operation of the Facility in accordance with this PPA.  Upon any mutually agreed modification to the AGC Protocols, the Parties shall adopt such modified AGC Protocols and update Exhibit G.

10.6.	Access to Facility

Appropriate representatives of Company shall at all reasonable times, including weekends and nights, and with reasonable prior notice, have access to the Facility to read meters and to perform all inspections and operational reviews as may be appropriate to facilitate the performance of this PPA. While at the Facility, such representatives shall observe such reasonable safety precautions as may be required by Seller and shall conduct themselves in a manner that will not interfere with the operation of the Facility.

10.7.	Reliability Standards

Seller shall operate the Facility in a manner that complies with all national and regional reliability standards, including standards set by NERC, FERC, MRO and the URC, or any successor agencies setting reliability standards for the operation of generation facilities.  To the extent that Seller or the Facility contributes in whole or in part to actions that result in monetary penalties being assessed to Company by NERC, the MRO, or any successor agency, for lack of compliance with reliability standards, Seller shall reimburse Company for its share of such monetary penalties.

10.8.	Environmental Credits

(A)                The Parties acknowledge that Applicable Laws create and future Applicable Laws may create value in the ownership, use or allocation of RECs.  To the full extent allowed by such Applicable Law, Company shall own or be entitled to claim all RECs attributable to Renewable Energy purchased by Company under this Agreement to the extent such credits may exist or be created during the Term.

(B)                Seller hereby automatically and irrevocably assigns to Company all rights, title and authority for Company to register, own, hold and manage such RECs in Company’s own name and to Company’s account, including any rights associated with any renewable energy information or tracking system that exists or may be established (including but not limited to participants in M-RETS and the United States government) with regard to monitoring, registering, tracking, certifying, or trading such credits.  Seller hereby authorizes Company to act as its agent for the purposes of registering, tracking and certifying RECs and Company has full authority to hold, sell or trade such RECs to its own account of said renewable energy information or tracking systems. Upon the request of Company from time to time, at no cost to Company, (i) Seller shall deliver or cause to be delivered to Company such attestations/certifications of all Renewable Energy Credits, and (ii) Seller shall provide full cooperation in connection with Company’s registration and written certification of Renewable Energy Credits.

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10.9.	Availability Reporting

Seller shall be responsible for providing accurate and timely updates on the current availability of the Facility to the EDCC as requested.

10.10.	Peak Production Availability

During any Business Day of an On-Peak Month, Seller shall use commercially reasonable efforts to (i) maximize the amount of Renewable Energy produced by the Facility, and (ii) minimize the extent and duration of Forced Outages.

Article 11.  Security for Performance

11.1.	Security Fund

(A)                Seller shall establish Seller’s Security Fund at a level of $[**] no later than thirty (30) Days following satisfaction (or if applicable, waiver by Company) of the conditions precedent set forth in Article 6 above, and shall maintain Seller’s Security Fund throughout the remainder of the Term; provided, however, that Seller shall have no obligation to replenish Seller’s Security Fund; provided, further, however, that Seller shall increase Seller’s Security Fund by a one-time amount equal to $[**] no later than thirty (30) Days following the earliest to occur of (i) the Credit Rating of the issuer of Seller’s Security Fund being downgraded below Investment Grade, (ii) the closing of any Pending Facility Transaction or (iii) the delivery by Company to Seller of an Option Exercise Notice (as defined in the Option Agreement) in strict accordance with the requirements of Section 2.1 of the Option Agreement.

(B)                In addition to any other remedy available to it, Company may draw from Seller’s Security Fund such amounts as are necessary to recover amounts owing to Company pursuant to this PPA, including any damages due to Company and any amounts for which Company is entitled to indemnification under this PPA.  Company may, in its sole discretion, draw all or any part of such amounts due to it from any form of security to the extent available pursuant to this Section, and from all such forms, and in any sequence Company may select. Any failure to draw upon Seller’s Security Fund or other security for any damages or other amounts due to Company shall not prejudice Company’s rights to recover such damages or amounts in any other manner.

[**] Denotes confidential information that has been omitted from the exhibit and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934

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(C)                If either (1) the Credit Rating given to Company’s senior, unsecured debt without any third party credit enhancement falls below Investment Grade or (2) Company fails to maintain a Credit Rating from a Rating Agency, then within fifteen (15) days after receiving notice from Seller, Company shall establish, fund and maintain thereafter a Company’s Security Fund in an amount equal to $[**] pursuant to the provisions of this Article 11.  Promptly following (i) notice from Company that the Credit Rating given to Company’s debt without any third party credit enhancement is at or above Investment Grade, and (ii) the end of the Term, Seller shall release the Company’s Security Fund (including any accumulated interest, if applicable) to Company.

(D)                In addition to any other remedy available to it, Seller may draw from Company’s Security Fund such amounts as are necessary to recover amounts owing to Seller pursuant to this PPA, including any damages due to Seller and any amounts for which Seller is entitled to indemnification under this PPA.  Seller may, in its sole discretion, draw all or any part of such amounts due to it from any form of security to the extent available pursuant to this Section, and from all such forms, and in any sequence Seller may select. Any failure to draw upon Company’s Security Fund or other security for any damages or other amounts due to Company shall not prejudice Seller’s rights to recover such damages or amounts in any other manner.

[**] Denotes confidential information that has been omitted from the exhibit and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934

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(E)                Any Security Fund required to be provided hereunder shall be maintained at the expense of the Party required to provide such Security Fund, shall be originated by or deposited in a financial institution or company (“Issuer”) acceptable to the other Party, and shall be in the form of one or more of the following instruments:

1.          At any time during the Term, any Security Fund may be in the form of an irrevocable standby letter of credit in the form and substance of Exhibit F and acceptable to the other Party, from an Issuer with an unsecured bond rating (unenhanced by third-party support) equivalent to A- or better as determined by all Rating Agencies that have provided such a rating, and if ratings from both Standard & Poor’s and Moody’s (or if either one or both are not available, equivalent ratings from alternate rating sources reasonably acceptable to other Party).  In addition, if such unsecured bond rating of the Issuer is exactly equivalent to A-/A3, the Issuer must not be on credit watch or have a negative outlook by a Rating Agency.  Security provided in this form shall be consistent with this PPA and include a provision for at least thirty (30) Days advance notice to the other Party of any expiration or earlier termination of the security so as to allow the other Party sufficient time to exercise its rights under said security if the Party required to provide such Security Fund fails to extend or replace the security.  Such security must be issued for a minimum term of three hundred and sixty (360) Days.  The Party required to provide such Security Fund shall cause the renewal or extension of the security for additional consecutive terms of three hundred and sixty (360) Days or more (or, if shorter, the remainder of the Term) no later than thirty (30) Days prior to each expiration date of the security.  If the security is not renewed or extended as required herein, the other Party shall have the right to draw immediately upon the security and to place the amounts so drawn, at the cost and with funds of the Party required to provide such Security Fund, in an interest bearing escrow account in accordance with sub-paragraph (2) below, until and unless the Party required to provide such Security Fund provides a substitute form of such security meeting the requirements of this Section.  Security in the form of an irrevocable standby letter of credit shall be governed by the Uniform Customs and Practice for Documentary Credits (2007 Revision), International Chamber of Commerce Publication No. 600.600 (the “UCP”), except to the extent that the terms hereof are inconsistent with the provisions of the UCP, including Articles 14.b. and 36 of the UCP, in which case the terms of the Letter of Credit shall govern.

2.          At any time during the Term, any Security Fund may be in the form of United States currency, deposited with an Issuer, in which the other Party holds a first and exclusive perfected security interest, either:  (i) in an interest bearing escrow account under which the other Party is designated as beneficiary with sole authority to draft from the account or otherwise access the security; or (ii) held by Issuer as escrow agent with instructions to pay claims made by the other Party pursuant to this PPA, such instructions to be in a form satisfactory to the other Party.  Security provided in this form shall include a requirement for immediate notice to the other Party from Issuer and the Party required to provide such Security Fund in the event that the sums held as security in the account or trust do not at any time meet the required level for the Security Fund as set forth in this Section. Funds held in the account may be deposited in a money-market fund, short-term treasury obligations, investment-grade commercial paper and other liquid investment-grade investments with maturities of three months or less, with all investment income thereon to be taxable to, and to accrue for the benefit of, the Party required to provide such Security Fund.  Annual account sweeps for recovery of interest earned by the Security Fund shall be allowed by the Party required to provide such Security Fund. At such times as the balance in the escrow account exceeds the amount of obligation of the Party required to provide such Security Fund to provide security hereunder, the other Party shall remit to such Party on demand any excess in the escrow account above such Party’s obligations.

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3.          The Seller’s Security Fund also may consist of a guaranty substantially in the form of Exhibit H, from Seller Parent Guarantor or any other guarantor, with an Investment Grade rating. If the Credit Rating of the issuer of such guaranty is downgraded below Investment Grade, then Seller shall be required to convert the guarantee provided by such issuer to a Security Fund instrument meeting the criteria set forth in either sub-paragraph (1) or sub-paragraph (2) above no later than thirty (30) Days after receiving notice from Company that such conversion is required pursuant to this paragraph.

(F)                 A Party may change the form of its Security Fund at any time and from time to time upon reasonable prior notice to the other Party, but such Security Fund must at all times be consistent with the foregoing.

(G)                 Promptly (i) following the end of the Term, or (ii) upon any early termination of this PPA, the other Party shall release the balance of any Security Fund (including any accumulated interest, if applicable) to Party required to provide such Security Fund.

Article 12. Default and Remedies

12.1.	Events of Default of Seller

(A)                Any of the following shall constitute an Event of Default of Seller upon its occurrence and no cure period shall be applicable:

1.          Seller’s dissolution or liquidation;

2.          Seller’s assignment of this PPA or any of its rights hereunder for the benefit of creditors (except for an assignment to the Unaffiliated Facility Investor as security under the Unaffiliated Investment Documents as permitted by this PPA);

3.          Seller’s filing of a petition in voluntary bankruptcy or insolvency or for reorganization or arrangement under the bankruptcy laws of the United States or under any insolvency act of any state, or Seller voluntarily taking advantage of any such law or act by answer or otherwise;

4.          The sale by Seller to a third party, or diversion by Seller for any use, of energy committed to Company by Seller other than in mitigation of damages for any breach by Company of this PPA; and/or

5.          Seller’s actual fraud, tampering with Company-owned facilities or other material intentional misrepresentation or misconduct in connection with this PPA or the operation of the Facility.

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(B)                Any of the following shall constitute an Event of Default of Seller if not cured within thirty (30) Days after the date of written notice from Company to Seller and the Unaffiliated Facility Investor; provided, however, that if not reasonably capable of being remedied within the thirty (30) day cure period specified above, Seller or Unaffiliated Facility Investor shall have such additional time (not exceeding an additional ninety (90) days) as is reasonably necessary to remedy such failure, so long as Seller or Unaffiliated Facility Investor advises Company of its plan for such cure and promptly commences and diligently pursues such remedy:

1.          [Intentionally Deleted];

2.          Seller’s failure to establish and maintain the funding of Seller’s Security Fund in accordance with Section 11.1;

3.          Seller’s Abandonment of operation of the Facility;

4.          Seller’s failure to maintain in effect those agreements required to deliver energy to the Point of Delivery, including the Interconnection Agreement;

5.          Seller’s failure to make any payment due to Company under or in connection with this PPA (subject to Seller’s rights with respect to disputed payments under Section 9.5 and net of outstanding damages and any other rights of offset that Seller may have pursuant to this PPA);

6.          Seller’s default under Section 19.7; and/or

7.          Seller’s failure to comply with any other material obligation under this PPA, which would result in a material adverse impact on Company.

(C)                Any material breach by Seller of any of its material obligations under any of the Additional Agreements shall constitute an Event of Default of Seller if not cured within thirty (30) Days after the date of written notice from Company to Seller and the Unaffiliated Facility Investor; provided, however, that if not reasonably capable of being remedied within the thirty (30) day cure period specified above, Seller or Unaffiliated Facility Investor shall have such additional time (not exceeding an additional ninety (90) days) as is reasonably necessary to remedy such failure, so long as Seller or Unaffiliated Facility Investor advises Company of its plan for such cure and promptly commences and diligently pursues such remedy.

(D)                Any of the following shall constitute an Event of Default of Seller if not cured within sixty (60) Days after the date of written notice from Company to Seller and the Unaffiliated Facility Investor; provided, however, that if such failure is not reasonably capable of being remedied within the sixty (60) day cure period specified above, Seller or Unaffiliated Facility Investor shall have such additional time (not exceeding an additional ninety (90) days) as is reasonably necessary to remedy such failure, so long as Seller or Unaffiliated Facility Investor advises Company of its plan for such cure and promptly commences and diligently pursues such remedy:

1.          [Intentionally Left Blank].

2.          Seller’s assignment of this PPA, or any Change of Control of Seller, or Seller’s sale or transfer of its interest, or any part thereof, in the Facility, except as permitted in accordance with Article 19;

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3.          Any representation or warranty made by Seller in this PPA shall prove to have been false or misleading in any material respect when made or ceases to remain true during the Term if such cessation would reasonably be expected to result in a material adverse impact on Company; and/or

4.          The filing of an involuntary case in bankruptcy or any proceeding under any other insolvency law against Seller as debtor or its parent or any other Affiliate that could materially impact Seller’s ability to perform its obligations hereunder; provided, however, that Seller does not obtain a stay or dismissal of the filing within the cure period.

12.2.	Unaffiliated Facility Investor’s Right to Cure Default of Seller

Seller shall provide Company with a notice identifying the Unaffiliated Facility Investor and providing appropriate contact information for the Unaffiliated Facility Investor.  Following receipt of such notice, Company shall provide notice of any Event of Default of Seller to the Unaffiliated Facility Investor, and Company will accept a cure to an Event of Default of Seller performed by the Unaffiliated Facility Investor, so long as the cure is accomplished within ninety (90) days of Unaffiliated Facility Investor’s receipt of such notice of Event of Default.

12.3.	Events of Default of Company

(A)                Any of the following shall constitute an Event of Default of Company upon its occurrence and no cure period shall be applicable:

1.          Company’s dissolution or liquidation, provided, however, that division of Company into multiple entities and the entity that owns Company’s assets necessary to provide retail electric utility service to customers and has regulatory authority to seek rate recovery from the URC assumes the obligations of this PPA, shall not constitute dissolution or liquidation;

2.          Company’s assignment of this PPA or any of its rights hereunder for the benefit of creditors;

3.          Company’s filing of a voluntary petition in bankruptcy or insolvency or for reorganization or arrangement under the bankruptcy laws of the United States or under any insolvency act of any State, or Company voluntarily taking advantage of any such law or act by answer or otherwise; and/or

4.          Company’s actual fraud, waste, tampering with Seller-owned facilities or other material intentional misrepresentation or misconduct in connection with this PPA or the operation of the Facility.

(B)                Any of the following shall constitute an Event of Default of Company if not cured within thirty (30) Days after the date of written notice from Seller to Company; provided, however, that if such failure is not reasonably capable of being remedied within the thirty (30) day cure period specified above, Company shall have such additional time (not exceeding an additional ninety (90) days) as is reasonably necessary to remedy such failure, so long as Company advises Seller of its plan for such cure and promptly commences and diligently pursues such remedy:

1.          Company’s failure to make any payment due hereunder (subject to Company’s rights with respect to disputed payments under Section 9.5 and net of outstanding damages and any other rights of offset that Company may have pursuant to this PPA);

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2.          Company’s failure to establish and maintain the funding of Company’s Security Fund, if required by and in accordance with Section 11.1 and/or

3.          Company’s failure to comply with any other material obligation under this PPA, which would result in a material adverse impact on Seller.

(C)                Any of the following shall constitute an Event of Default of Company if not cured within sixty (60) Days after the date of written notice from Seller to Company; provided, however, that if such failure is not reasonably capable of being remedied within the sixty (60) day cure period specified above, Company shall have such additional time (not exceeding an additional ninety (90) days) as is reasonably necessary to remedy such failure, so long as Company advises Seller of its plan for such cure and promptly commences and diligently pursues such remedy:

1.          The filing of an involuntary case in bankruptcy or any proceeding under any other insolvency law against Company that could materially impact Company’s ability to perform its obligations hereunder; provided, however, that Company does not obtain a stay or dismissal of the filing within the cure period;

2.          Company’s assignment of this PPA, except as permitted in accordance with Article 19; and/or

3.          Any representation or warranty made by Company in this PPA shall prove to have been false or misleading in any material respect when made or ceases to remain true during the Term if such cessation would reasonably be expected to result in a material adverse impact on Seller.

12.4.	Damages Prior to Termination

Upon the occurrence of an Event of Default, and subject in each case to the limitation on damages set forth in Section 12.6, the non-defaulting Party shall have the right to collect damages accruing prior to the termination of this PPA from the defaulting Party as set forth below, and the payment of any such damages accruing prior to the cure of an Event of Default shall constitute a part of the cure.

(A)                [Intentionally Left Blank]

(B)                Actual Damages. For all Events of Default, the non-defaulting Party shall be entitled to receive from the defaulting Party all of the damages incurred by the non-defaulting Party in connection with such Event of Default, subject to Section 12.10.  If Seller is the defaulting Party, the Parties agree that the damages recoverable by Company hereunder on account of an Event of Default of Seller shall include Replacement Energy Costs.

12.5.	Termination

Upon the occurrence of an Event of Default which has not been cured within the applicable cure period, the non-defaulting Party shall have the right to declare a date, which shall be between fifteen (15) and thirty (30) Days after the notice thereof, upon which this PPA shall terminate.  Neither Party shall have the right to terminate this PPA except as provided for upon the occurrence of an Event of Default as described above or as otherwise may be explicitly provided for in this PPA.  Upon the termination of this PPA under this Section, the non-defaulting Party shall be entitled to receive from the defaulting Party, subject to the Damage Cap set forth in Section 12.6, all of the damages incurred by the non-defaulting Party in connection with such termination including, if Seller is the defaulting Party, the present value of all future Replacement Energy Costs for the then remaining Term, subject to Section 12.10.

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12.6.	Limitation on Damages

Except as otherwise provided in this Section, Seller’s aggregate financial liability to Company for Replacement Energy Costs and other damages shall not exceed the then-current amount of the Seller’s Security Fund pursuant to Section 11.1(A) (the “Damage Cap”).  The Damage Cap set forth in this paragraph shall not apply to damages arising out of any of the following events:

(A)                tampering with Company-owned facilities or material intentional misrepresentation or misconduct sanctioned by, or at the direction of, Seller in connection with this PPA or the operation of the Facility;

(B)                the sale by Seller to a third party, or diversion by Seller for any use, of Renewable Energy committed to Company under this PPA, except as expressly permitted under this PPA;

(C)                [Intentionally Left Blank];

(D)                any claim for third party indemnification under Article 17; or

(E)                any Environmental Contamination caused by Seller.

12.7.	[Intentionally Left Blank].

12.8.	Specific Performance

In addition to the other remedies specified in this Article, in the event that any Event of Default is not cured within the applicable cure period set forth herein, the non-defaulting Party may elect to treat this PPA as being in full force and effect and the non-defaulting Party shall have the right to seek specific performance.

12.9.	Remedies Cumulative

Subject to the Damage Cap, each right or remedy of the Parties provided for in this PPA shall be cumulative of and shall be in addition to every other right or remedy provided for in this PPA, and the exercise, or the beginning of the exercise, by a Party of any one or more or the rights or remedies provided for herein shall not preclude the simultaneous or later exercise by such Party of any or all other rights or remedies provided for herein.

12.10.	Waiver and Exclusion of Other Damages

The Parties confirm that the express remedies and measures of damages provided in this PPA satisfy the essential purposes hereof. If no remedy or measure of damages is expressly herein provided, the obligor’s liability shall be limited to direct, actual damages only.  Neither Party shall be liable to the other Party for consequential, incidental, punitive, exemplary, special, equitable or indirect damages, lost profits or other business interruption damages by statute, in tort or contract (except to the extent expressly provided herein); provided, however, that if either Party is held liable to a third party for such damages and the Party held liable for such damages is entitled to indemnification from the other Party hereto, the indemnifying Party shall be liable for, and obligated to reimburse the indemnified Party for, such damages.  To the extent any damages required to be paid hereunder are liquidated, the Parties acknowledge that the damages are difficult or impossible to determine, that otherwise obtaining an adequate remedy is inconvenient, and that the liquidated damages constitute a reasonable approximation of the harm or loss.

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12.11.	Payment of Amounts Due to Party

Without limiting any other provisions of this Article and at any time before or after termination of this PPA, a Party may send the other Party an invoice for such damages or other amounts as are due to such Party at such time from the other Party under this PPA and such invoice shall be payable in the manner, and in accordance with the applicable provisions, set forth in Article 9, including the provision for late payment charges.  Such Party may withdraw funds from any Security Fund as needed to provide payment for such invoice if the invoice is not paid by the other Party on or before the tenth (10th) Business Day following the invoice due date.

12.12.	Duty to Mitigate

Each Party agrees that it has a duty to mitigate damages and covenants that it will use commercially reasonable efforts to minimize any damages it may incur as a result of the other Party’s performance or non-performance of the PPA.

Article 13. Contract Administration and Notices

13.1.	Notices in Writing

Notices required by this PPA shall be addressed to the other Party, including the other Party’s representative on the Operating Committee, at the addresses noted in Exhibit C as either Party updates them from time to time by written notice to the other Party.  Any notice, request, consent, or other communication required or authorized under this PPA to be given by one Party to the other Party shall be in writing. It shall either be hand delivered or mailed, postage prepaid, to the representative of said other Party.  If mailed, the notice, request, consent or other communication shall be simultaneously sent by facsimile or other electronic means. Any such notice, request, consent, or other communication shall be deemed to have been received by the close of the Business Day on which it was hand delivered or transmitted electronically (unless hand delivered or transmitted after such close in which case it shall be deemed received at the close of the next Business Day).  Real-time or routine communications concerning Facility operations shall be exempt from this Section.

13.2.	Representative for Notices

Each Party shall maintain a designated representative to receive notices. Such representative may, at the option of each Party, be the same person as that Party’s representative or alternate representative on the Operating Committee, or a different person. Either Party may, by written notice to the other Party, change the representative or the address to which such notices and communications are to be sent.

13.3.	Authority of Representatives

The Parties’ representatives designated above shall have authority to act for its respective principals in all technical matters relating to performance of this PPA and to attempt to resolve disputes or potential disputes. However, they, in their capacity as representatives, shall not have the authority to amend or modify any provision of this PPA.

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13.4.	Operating Records

Seller and Company shall each keep complete and accurate records and all other data required by each of them for the purposes of proper administration of this PPA, including such records as may be required by Governmental Authorities, MISO, NERC or MRO as applicable.

13.5.	Operating Log

Seller shall maintain an accurate and up-to-date operating log, in electronic format, at the Facility with records of production for each clock hour; changes in operating status; and Forced Outages for the purposes of proper administration of this PPA, including such records as may be required by state or federal regulatory authorities and MRO in the prescribed format.

13.6.	Provision of Real Time Data

(A)                SCADA System Data. Seller shall communicate Park Potential and all data necessary for Company to integrate the Facility into Company’s EDCC in real time through the Facility’s SCADA System in accordance with the AGC Protocols. Seller shall maintain the Facility’s SCADA System so that it is capable of interfacing with and reacting to Company’s AGC Set-Point and responding to signals from the Company’s EDCC in accordance with the AGC Protocols.

1.          Seller shall use commercially reasonable efforts to adjust the real time Park Potential when Company communicates to Seller a measured difference of plus or minus two (2) percent between the metered Renewable Energy, during a time where there was no AGC Set-Point, and Park Potential.

2.          In the event that Company reasonably concludes that Seller is not (i) providing the data required by this Section, (ii) interfacing with and reacting to Company’s AGC Set-Point as required by this PPA, and/or (iii) providing Park Potential data within the required margin of error, then upon notice from Company, Seller shall, at Seller’s expense, take those actions necessary to fully comply with this paragraph. Upon Seller’s request, Company shall cooperate with Seller in taking any such actions.

3.          Company shall have the right to audit and verify Seller’s compliance with providing required data to the Company’s SCADA System.

(B)                PI Data. From and after the Commencement Date, Seller shall provide Company, at Seller’s expense, real time turbine performance and meteorological data for all Wind Turbines and meteorological towers at the Facility in accordance with Exhibit I for the Term of this PPA. Seller shall undertake to maintain Seller-owned data collection systems which are compatible with Company’s PI.  Seller shall ensure that real time communications capabilities are available and maintained for the transmission to Company’s PI.  Company shall be entitled to disclose data gathered through the Company’s PI to third parties.  Company shall have the right to disclose data gathered through the Company’s PI system publicly provided, however, that such data is (i) masked to obscure the origin of the data and (ii) aggregated so that the data cannot be correlated and used by competitors of Seller and the supplier of the Wind Turbines.

(C)                Availability Forecast. Seller shall provide to Company a day-ahead same day operating availability forecast on the following terms.

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1.          The forecast shall be submitted through an availability forecast system as mutually agreed upon by Company and Seller.  Prior to the Commencement Date, Company shall provide Seller with information necessary for Seller to access the chosen availability forecast system..

2.          The forecast shall be posted by 5 am every day, and shall be applicable through the end of the next day.  For example, at 5 am on Monday, an availability forecast is required for Tuesday (midnight to midnight). On Tuesday, the forecast for Wednesday, Wednesday for Thursday, and so on.

3.          At any time after posting a forecast through the end of the next day, any changes to real-time and forecasted availability greater than or equal to 10 MW or 10% of installed capacity (whichever is greater) shall be (1) communicated to the real-time operator via telephone with (2) immediate update to the availability forecast in the availability forecast system.  For example:

(i)            A disturbance at a 100.5 MW (67 x 1.5 MW wind turbines) wind plant causes 26 wind turbines (39 MW) to become unavailable. Only two turbines were forecast to be down for maintenance (3 MW). The expected change in the forecast is 36 MW (~36%); exceeding the 10 MW/10% requirement. A phone call to real-time operations with immediate update of the availability forecast is required. At the time of the outage, the estimated expected duration was thought to be six hours. Three hours into the outage, it became known that the 26 turbines would be available in an hour. A phone call notifying real-time of the change in availability is required with a coincident update in the availability forecast system.

(ii)            A disturbance at a 10 MW (8 x 1.25 MW turbines) wind plant forces 4 turbines (5 MW) off-line. Because the disturbance did not equal or exceed 10 MW, no immediate action is necessary. If the disturbance is expected to persist into the next day, then it is expected that the derated capacity is reflected in the next day-ahead forecast submitted to the availability forecast system.

(iii)            A 20 MW (20 x 1 MW turbines) wind plant is off-line for transmission maintenance. The maintenance work is completed 2 hours ahead of the projected completion. Because the change is greater than 10 MW, prior to coming on-line, a phone call is required coincident with an update to the availability forecast system to indicate the new availability.

4.          Seller agrees to provide a forecast with five-minute granularity for the next two operating hours or per the requirements of the Midwest ISO tariff and/or business practices.

5.          Seller acknowledges that the forecasting required by this Section is consistent with the reporting requirements required for compliance with NERC standards intended to maintain reliability.  Seller, as the generator, is primarily responsible for complying with the NERC standards.

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13.7.	Billing and Payment Records

To facilitate payment and verification, Seller and Company shall keep all books and records necessary for billing and payments in accordance with the provisions of Article 9 and grant the other Party reasonable access to those records. All records of Seller pertaining to the operation of a Facility shall be maintained on the premises of the Facility.

13.8.	Examination of Records

Company may examine Seller’s financial records, if any, and Seller’s operating procedures, equipment manuals, Operating Records and data kept by Seller relating to transactions under and administration of this PPA, at any time during the period the records are required to be maintained, from time to time upon reasonable request and during normal business hours.

13.9.	Exhibits

Either Party may change the information for their notice addresses in Exhibit C at any time without the approval of the other Party.  All other Exhibits may be changed to the extent allowed by specific provisions of this PPA or with the mutual consent of both Parties.

13.10.	Dispute Resolution

(A)                In the event of any dispute arising under this PPA (a “Dispute”), within ten (10) Days following the delivered date of a written request by either Party (a “Dispute Notice”), (i) each Party shall appoint a representative (individually, a “Party Representative”, together, the “Parties’ Representatives”), and (ii) the Parties’ Representatives shall meet, negotiate and attempt in good faith to resolve the Dispute quickly, informally and inexpensively.  In the event the Parties’ Representatives cannot resolve the Dispute within thirty (30) Days after commencement of negotiations, within ten (10) Days following any request by either Party at any time thereafter, each Party Representative (I) shall independently prepare a written summary of the Dispute describing the issues and claims, (II) shall exchange its summary with the summary of the Dispute prepared by the other Party Representative, and (III) shall submit a copy of both summaries to a senior officer of the Party Representative’s Party with authority to irrevocably bind the Party to a resolution of the Dispute.  Within ten (10) Business Days after receipt of the Dispute summaries, the senior officers for both Parties shall negotiate in good faith to resolve the Dispute.  If the Parties are unable to resolve the Dispute within fourteen (14) Days following receipt of the Dispute summaries by the senior officers, either Party may seek available legal remedies.

(B)                Notwithstanding any provision in this PPA to the contrary, if no Dispute Notice has been issued within twenty-four (24) months following the occurrence of all events and the existence of all circumstances giving rise to the Dispute (regardless of the knowledge or potential knowledge of either Party of such events and circumstances), the Dispute and all claims related thereto shall be deemed waived and the aggrieved Party shall thereafter be barred from proceeding thereon.

(C)                Seller and Company each hereby knowingly, voluntarily and intentionally waive any rights they may have to a trial by jury in respect of any litigation based hereon, or arising out of, under, or in connection with, this PPA or any course of conduct, course of dealing, statements (whether oral or written) or actions of Seller and Company related hereto and expressly agree to have any disputes arising under or in connection with this PPA be adjudicated by a judge of the court having jurisdiction without a jury, in accordance with Section 20.14.

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Article 14. Force Majeure

14.1.	Definition of Force Majeure

(A)                The term “Force Majeure”, as used in this PPA, means causes or events beyond the reasonable control of, and without the fault or negligence of the Party claiming Force Majeure, which by exercise of due diligence and reasonable foresight could not reasonably have been avoided, including (i) acts of God; (ii) sudden actions of the elements, such as floods, earthquakes, hurricanes or tornadoes, lightning, ice storms, high winds of sufficient strength or duration to materially damage a facility or significantly impair its operation for a period of time longer than normally encountered in similar businesses under comparable circumstances; (iii) long-term material changes in renewable energy flows across the Facility caused by climactic change; (iv) fire, sabotage, vandalism beyond that which could reasonably be prevented by Seller; terrorism; war; riots; fire; explosion; blockades; insurrection; and (v) actions by any Governmental Authority taken after the date hereof (including the adoption or change in any Applicable Laws imposed by such Governmental Authority), but only if such requirements, actions, or failures to act prevent or delay performance; and (vi) inability, despite due diligence, to obtain and maintain any licenses, permits, or approvals required by any Governmental Authority.

(B)                Notwithstanding the foregoing, the term Force Majeure does not include (i) inability by Seller to procure Wind Turbine component parts, for any reason (the risk of which is assumed by Seller), (ii) any other acts or omissions of any third party, including any vendor, materialman, customer, or supplier of Seller, unless such acts or omissions are themselves excused by reason of Force Majeure; (iii) any full or partial curtailment in the electric output of the Facility that is caused by or arises from a mechanical or equipment breakdown or other mishaps, events or conditions attributable to normal wear and tear or flaws, unless such acts or omissions are themselves excused by reason of Force Majeure; (iv) failure to abide by Good Utility Practices, (v) changes in market conditions that affect the cost of Seller’s supplies, or that affect demand or price for power and/or REC’s; or (vi) a strike, work stoppage or labor dispute limited only to any one or more of Seller, Seller’s Affiliates, or any other third party employed by Seller to work on the Facility.

14.2.	Applicability of Force Majeure

(A)                Neither Party shall be responsible or liable for any delay or failure in its performance under this PPA, nor shall any delay, failure, or other occurrence or event become an Event of Default, to the extent such delay, failure, occurrence or event is substantially caused by conditions or events of Force Majeure, provided, however, that:

1.          the non-performing Party gives the other Party prompt written notice describing the particulars of the occurrence of the Force Majeure;

2.          the suspension of performance is of no greater scope and of no longer duration than is required by the Force Majeure;

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3.          the non-performing Party proceeds with reasonable diligence to remedy its inability to perform and provides weekly progress reports to the other Party describing actions taken to end the Force Majeure; and

4.          when the non-performing Party is able to resume performance of its obligations under this PPA, that Party shall give the other Party written notice to that effect.

(B)                Except as otherwise expressly provided for in this PPA, the existence of a condition or event of Force Majeure shall not relieve the Parties of their obligations under this PPA (including payment obligations) to the extent that performance of such obligations is not precluded by the condition or event of Force Majeure.

14.3.	Limitations on Effect of Force Majeure

In no event will any delay or failure of performance caused by any conditions or events of Force Majeure extend this PPA beyond its stated Term.  In the event that any delay or failure of performance caused by conditions or events of Force Majeure continues for an uninterrupted period of five hundred forty (540) Days from its inception (with respect to Force Majeure occurring after COD), the Party not claiming Force Majeure may, at any time following the end of such period, terminate this PPA upon written notice to the affected Party, without further obligation by either Party except as to costs and balances incurred prior to the effective date of such termination.

Article 15. Representations, Warranties and Covenants

15.1.	Seller’s Representations, Warranties and Covenants

Seller hereby represents and warrants as follows:

(A)                Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.  Seller is qualified to do business in each other jurisdiction where the failure to so qualify would have a material adverse effect on the business or financial condition of Seller; and Seller has all requisite power and authority to conduct its business, to own its properties, and to execute, deliver, and perform its obligations under this PPA.

(B)                The execution, delivery, and performance of its obligations under this PPA by Seller have been duly authorized by all necessary corporate action, and do not and will not:

1.          require any consent or approval by any governing body of Seller, other than that which has been obtained and is in full force and effect;

2.          violate any Applicable Law, or violate any provision in any formation documents of Seller, the violation of which could have a material adverse effect on the ability of Seller to perform its obligations under this PPA;

3.          result in a breach or constitute a default under Seller’s formation documents or bylaws, or under any agreement relating to the management or affairs of Seller or any indenture or loan or credit agreement, or any other agreement, lease, or instrument to which Seller is a party or by which Seller or its properties or assets may be bound or affected, the breach or default of which could reasonably be expected to have a material adverse effect on the ability of Seller to perform its obligations under this PPA; or

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4.          result in, or require the creation or imposition of any mortgage, deed of trust, pledge, lien, security interest, or other charge or encumbrance of any nature (other than as may be contemplated by this PPA) upon or with respect to any of the assets or properties of Seller now owned or hereafter acquired, the creation or imposition of which could reasonably be expected to have a material adverse effect on the ability of Seller to perform its obligations under this PPA.

(C)                This PPA is a valid and binding obligation of Seller, subject to the contingencies identified in Article 6.

(D)                The execution and performance of this PPA will not conflict with or constitute a breach or default under any contract or agreement of any kind to which Seller is a party or any judgment, order, or Applicable Law, that is applicable to Seller or the Facility.

(E)                To Seller’s knowledge, all permits, consents, approvals, licenses, authorizations, or other action required by any Governmental Authority to authorize Seller’s execution, delivery and performance of this PPA have been duly obtained and are in full force and effect.

(F)                Seller shall comply with all Applicable Laws in effect or that may be enacted during the Term.

(G)                Seller shall disclose to Company, the extent of, and as soon as it is known to Seller, any violation of any Applicable Laws arising out of the construction or operation of the Facility, or the presence of Environmental Contamination at the Facility or on the Site, alleged to exist by any Governmental Authority having jurisdiction over the Site, or the existence of any past or present enforcement, legal, or regulatory action or proceeding relating to such alleged violation or alleged presence of Environmental Contamination.

(H)                To the full extent authorized by FERC regulations and the FERC standards of conduct, Seller hereby authorizes Company to contact and obtain information concerning the Facility and Interconnection Facilities directly from the Interconnection Provider and to the extent necessary Seller shall provide written notice to the Interconnection Provider confirming such authorization.

(I)                As of the Commencement Date, the Facility shall constitute an Eligible Energy Resource.

15.2.	Company’s Representations, Warranties and Covenants

Company hereby represents and warrants as follows:

(A)                Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota and is qualified in each other jurisdiction where the failure to so qualify would have a material adverse effect upon the business or financial condition of Company.  Company has all requisite power and authority to conduct its business, to own its properties, and to execute, deliver, and perform its obligations under this PPA.

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(B)                The execution, delivery, and performance of its obligations under this PPA by Company have been duly authorized by all necessary corporate action, and do not and will not:

1.          require any consent or approval of Company’s shareholders;

2.          violate any Applicable Law, or violate any provision in any corporate documents of Company, the violation of which could have a material adverse effect on the ability of Company to perform its obligations under this PPA;

3.          result in a breach or constitute a default under Company’s corporate charter or bylaws, or under any agreement relating to the management or affairs of Company, or any indenture or loan or credit agreement, or any other agreement, lease, or instrument to which Company is a party or by which Company or its properties or assets may be bound or affected, the breach or default of which could reasonably be expected to have a material adverse effect on the ability of Company to perform its obligations under this PPA; or

4.          result in, or require the creation or imposition of, any mortgage, deed of trust, pledge, lien, security interest, or other charge or encumbrance of any nature (other than as may be contemplated by this PPA) upon or with respect to any of the assets or properties of Company now owned or hereafter acquired, the creation or imposition of which could reasonably be expected to have a material adverse effect on the ability of Company to perform its obligations under this PPA.

(C)                This PPA is a valid and binding obligation of Company, subject to the contingencies identified in Article 6.

(D)                The execution and performance of this PPA will not conflict with or constitute a breach or default under any contract or agreement of any kind to which Company is a party or any judgment, order, or Applicable Laws that is applicable to Company.

(E)                To the best knowledge of Company, and except for the URC approval(s) identified in Section 6.1, all approvals, authorizations, consents, or other action required by any Governmental Authority to authorize Company’s execution, delivery and performance of this PPA, have been duly obtained and are in full force and effect.

(F)                Company shall comply with all Applicable Laws in effect or that may be enacted during the Term.

Article 16. Insurance

16.1.	Evidence of Insurance

Seller shall, on or before June 1 of each Contract Year, provide Company with two copies of insurance certificates acceptable to Company evidencing that insurance coverage for the Facility are in compliance with the specifications for insurance coverage set forth in Exhibit D to this PPA. Such certificates shall (a) name Company as an additional insured (except worker’s compensation); (b) provide that Company shall receive thirty (30) Days prior written notice of non-renewal, or cancellation of, any of the corresponding policies (except that such notice shall be ten (10) Days for non-payment of premiums); (c) provide a waiver of any rights of subrogation against Company, its Affiliates and their officers, directors, agents, and employees; and (d) indicate that the Commercial General Liability policy has been endorsed as described above. All policies shall be written with insurers that Company, in its reasonable discretion, deems acceptable.  Seller’s liability under this PPA is not limited to the amount of insurance coverage required herein.

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16.2.	Term and Modification of Insurance

(A)                All insurance required under this PPA shall cover occurrences during the Term and for a period of two (2) years after the Term. In the event that any insurance as required herein is commercially available only on a “claims-made” basis, such insurance shall provide for a retroactive date not later than the date of this PPA and such insurance shall be maintained by Seller, with a retroactive date not later than the retroactive date required above, for a minimum of two (2) years after the Term.

(B)                Company shall have the right to make a request for Seller to modify the insurance minimum limits specified in Exhibit D in order to maintain reasonable coverage amounts.  Seller shall make all commercially reasonable efforts to comply with any such reasonable request.

(C)                If any insurance required to be maintained by Seller hereunder ceases to be reasonably available and commercially feasible in the commercial insurance market, Seller shall provide written notice to Company, accompanied by a certificate from an independent insurance advisor of recognized national standing, certifying that such insurance is not reasonably available and commercially feasible in the commercial insurance market for electric generating plants of similar type, geographic location and capacity.  Upon receipt of such notice, Seller shall attempt to obtain other insurance that would provide comparable protection against the risk to be insured.

Article 17. Indemnity

17.1.	Indemnification

Each Party (the “Indemnifying Party”) agrees to indemnify, defend and hold harmless the other Party (the “Indemnified Party”) from and against all third party claims, demands, losses, liabilities, penalties, and expenses (including reasonable attorneys’ fees) for personal injury or death to persons and damage to the Indemnified Party’s real property and tangible personal property or facilities or the property of any other person or entity to the extent arising out of, resulting from, or caused by an Event of Default under this PPA, violation of any Applicable Laws, or by the negligent or tortious acts, errors, or omissions of the Indemnifying Party, its Affiliates, its directors, officers, employees, or agents.  The indemnification of third party claims provided under this Section is not limited by the Damage Cap set forth in Section 12.6. Nothing in this Section shall enlarge or relieve Seller or Company of any liability to the other for any breach of this PPA.  This indemnification obligation shall apply notwithstanding any negligent or intentional acts, errors or omissions of the Indemnified Party, but the Indemnifying Party’s liability to pay damages to the Indemnified Party shall be reduced in proportion to the percentage by which the Indemnified Party’s negligent or intentional acts, errors or omissions caused the damages. Neither Party shall be indemnified for its damages resulting from its sole negligence, intentional acts or willful misconduct.  These indemnity provisions shall not be construed to relieve any insurer of its obligation to pay claims consistent with the provisions of a valid insurance policy.

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17.2.	Notice of Claim

Promptly after receipt by a Party of any claim or notice of the commencement of any action, administrative, or legal proceeding, or investigation as to which the indemnity provided for in this Article may apply, the Indemnified Party shall notify the Indemnifying Party in writing of such fact.  The Indemnifying Party shall assume the defense thereof with counsel designated by such Party and satisfactory to the Indemnified Party, provided, however, that if the defendants in any such action include both the Indemnified Party and the Indemnifying Party and the Indemnified Party shall have reasonably concluded that there may be legal defenses available to it which are different from or additional to, or inconsistent with, those available to the Indemnifying Party, the Indemnified Party shall have the right to select and be represented by separate counsel, at the Indemnifying Party’s expense, unless a liability insurer is willing to pay such costs.

17.3.	Settlement of Claim

If the Indemnifying Party fails to assume the defense of a claim meriting indemnification, the Indemnified Party may at the expense of the Indemnifying Party contest, settle, or pay such claim, provided, however, that settlement or full payment of any such claim may be made only following consent of the Indemnifying Party or, absent such consent, written opinion of the Indemnified Party’s counsel that such claim is meritorious or warrants settlement.

17.4.	Amounts Owed

Except as otherwise provided in this Article, in the event that a Party is obligated to indemnify and hold the other Party and its successors and assigns harmless under this Article, the amount owing to the Indemnified Party will be the amount of the Indemnified Party’s actual loss net of any insurance proceeds received by the Indemnified Party following a reasonable effort by the Indemnified Party to obtain such insurance proceeds.

Article 18. Legal and Regulatory Compliance

18.1.	Compliance With Laws

Each Party shall at all times comply with all Applicable Laws, except for any non-compliance that, individually or in the aggregate, could not reasonably be expected to have a material effect on the business or financial condition of the Party or its ability to fulfill its commitments hereunder.  As applicable, each Party shall give all required notices, shall procure and maintain all necessary governmental permits, licenses, and inspections necessary for performance of this PPA, and shall pay its respective charges and fees in connection therewith.

18.2.	Officer Certificates

Each Party shall deliver or cause to be delivered to the other Party certificates of its officers, accountants, engineers or agents as to matters as may be reasonably requested, and shall make available personnel and records relating to the Facility to the extent that the requesting Party requires the same in order to fulfill any regulatory reporting requirements, or to assist the requesting Party in litigation, including administrative proceedings before utility regulatory commissions.

49

Article 19. Assignment and Other Transfer Restrictions

19.1.	No Assignment Without Consent

Except as permitted in this Article, neither Party shall assign this PPA or any portion thereof, without the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that (i) at least thirty (30) Days prior notice of any such assignment shall be given to the other Party; (ii) any assignee shall expressly assume the assignor’s obligations hereunder, (iii) no assignment shall relieve the assignor of its obligations hereunder in the event the assignee fails to perform, except as otherwise provided in subsection (C) or (D) below; (iv) no assignment shall impair any security given hereunder; and (v) before the PPA is assigned by any Party, the assignee must first obtain such approvals as may be required by all applicable regulatory bodies.

(A)                Seller’s consent shall not be required for Company to assign this PPA to an Affiliate of Company.  In the event that a permitted assignee of Company under this paragraph (A) has or attains an Investment Grade rating and is a public utility providing retail electric service regulated as to rates and service pursuant to Applicable Law, Seller shall release Company from its obligations under this PPA if Company requests to be so released by notice to Seller.

(B)                Company’s consent shall not be required for Seller to assign this PPA for collateral purposes to a Unaffiliated Facility Investor.  Seller shall notify Company of any such assignment to the Unaffiliated Facility Investor no later than thirty (30) Days after the assignment.

(C)                Company’s consent shall not be required for Seller to assign this PPA to an Affiliate of Seller to which title to the Facility is simultaneously transferred.  In the event that a permitted assignee of Seller under this paragraph (C) has or attains an Investment Grade rating or provides a Security Fund satisfying the requirements of Article 11, Company shall release Seller from its obligations under this PPA if Seller requests to be so released by notice to Company.

(D)                Company’s consent shall not be required for any assignment by the Unaffiliated Facility Investors to a third party after the Unaffiliated Facility Investors have exercised their foreclosure rights with respect to this PPA or the Facility.

19.2.	Accommodation of Unaffiliated Facility Investor

To facilitate Seller’s obtaining of financing to construct and operate the Facility, Company shall (A) make commercially reasonable efforts to accommodate the Unaffiliated Facility Investor’s requests to vary the terms and conditions of this PPA to protect the Unaffiliated Facility Investor’s interests so long as reasonable efforts to accommodate do not materially adversely affect any of Company’s rights, benefits, risks and/or obligations under this PPA or Company’s regulatory approvals, and (B) provide such consents to collateral assignment, certifications, representations, information or other documents (including estoppel certificates related to a tax equity financing), and Unaffiliated Facility Investor step-in rights as may be reasonably requested by Seller or the Unaffiliated Facility Investor in connection with the financing of the Facility (generally, a “Lender Consent”).  Such Lender Consent shall reflect such other terms as the Unaffiliated Facility Investor may reasonably request that do not materially adversely affect any of Company’s rights, benefits, risks and/or obligations under this PPA.  Seller shall reimburse, or shall cause the Unaffiliated Facility Investor to reimburse, Company for the incremental direct expenses (including the reasonable fees and expenses of counsel) incurred by Company in the preparation, negotiation, execution and/or delivery of any documents requested by Seller or the Unaffiliated Facility Investor, and provided by Company, pursuant to this Section.

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19.3.	Change of Control

(A)                Any direct or indirect Change of Control of Seller, whether voluntary or by operation of law, shall require the prior written consent of Company, which shall not be unreasonably withheld; provided, however, that no Company approval of a Change in Control shall be required if, in Company’s reasonable judgment, (i) any security that Seller has provided to Company would remain in effect and unchanged after the Change in Control, (ii) Seller’s (or Seller Parent Guarantor) creditworthiness would not be adversely affected by the Change in Control, and (iii) Seller will have the same, or improved, ability to operate and maintain the Facility after the Change in Control; provided, further however, that in no circumstance does Company have the obligation to consent to any Change of Control prior to the issuance and expiration of the PFT Notice.  Notwithstanding the foregoing, any change by Seller resulting from (i) transactions among Affiliates of Seller, (ii) any exercise by the Unaffiliated Facility Investor of its rights and remedies under the Unaffiliated Investment Documents, (iii) the sale of equity interests in Seller to tax equity investors pursuant to the terms of the Unaffiliated Investment Documents, (iv) a transaction which creates one or more intermediate holding companies or that does not affect the ultimate upstream equity ownership of Seller, (v) a sale, assignment, pledge or other transfer of any of the following:  (a) all or substantially all of the assets of NextEra Energy Resources, LLC (“NextEra”) or its ultimate parent company, NextEra Energy, Inc. (“Ultimate Parent Entity”); (b) all or substantially all of NextEra’s or its Ultimate Parent Entity’s renewable energy generation asset portfolio; (c) all or substantially all of NextEra’s or its Ultimate Parent Entity’s wind generation asset portfolio; (d) a merger, consolidation, amalgamation, reorganization or similar transaction of a Person with or into NextEra or its Ultimate Parent Entity; or (e) a sale, assignment, pledge or other transfer of all or substantially all of the shares or equity interests of NextEra or its Ultimate Parent Entity; or (vi) any change of economic and voting rights triggered in Seller’s organization documents arising from the financing of the Facility and which does not result in the transfer of ownership, economic or voting rights in any entity that had no such rights immediately prior to the change, shall not constitute a Change of Control requiring consent.

(B)                (1) For purposes of this PPA, a “Pending Facility Transaction” or “PFT” means (i) any Change of Control of Seller, (ii) the issuance by Seller or any of its Affiliates of a request for proposals or the response by Seller or any of its Affiliates to a request for proposal or similar process (e.g., auction) for the purchase or sale of the Facility, (iii) the commencement by Seller or any of its Affiliates of substantive negotiations with any third party with respect to the sale of the Facility, (iv) the execution by Seller or any of its Affiliates of any letter of intent, memorandum of understanding or similar document, whether or not legally binding, which contemplates the sale of the Facility, and/or (v) assignment by Seller of the PPA to a third party, except to the extent permitted in Section 19.1(B), (C) or (D).  A PFT does not include, however, (i) any change that does not require consent pursuant to Section 19.3(A), (ii) any refinancing or replacing of the Unaffiliated Facility Investment by Seller or any of its Affiliates; (iii) any transaction in which Seller offered to and Company declined to acquire the Facility; or (iv) any sale for purposes of a transfer of some or all of the tax benefits associated with the Facility to an equity investor or any transaction involving the sale of the membership interests in Seller that is included in a sale of the equity interests in Affiliates of Seller.

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(2) Seller shall give to Company at least sixty (60) days’ prior notice of any Pending Facility Transaction (a “PFT Notice”) in order to provide Company (if Company so elects) with a reasonable opportunity to discuss and negotiate with Seller the possible sale of the Facility to Company.  Any PFT Notice shall include a fair summary of Seller’s plans with respect to the Facility in connection with the proposed Pending Facility Transaction, to the extent then known by Seller.  Seller shall have no obligation to sell nor shall Company have any obligation to purchase the Facility, following any PFT Notice. If Seller and Company do not reach written agreement with respect to the sale and purchase of the Facility following a PFT Notice, Seller and its Affiliates shall be free to sell the Facility to any third party on any terms and conditions selected by Seller or its Affiliates in its sole discretion.

19.4.	Notice of Unaffiliated Facility Investor Action

Within ten (10) Days following Seller’s receipt of each written notice from the Unaffiliated Facility Investor of Unaffiliated Facility Investor’s intent to exercise any remedies, under the Unaffiliated Investment Documents, relating to the ownership or operation of the Facility or a Change in Control, Seller shall deliver a copy of such notice to Company.

19.5.	Transfer Without Consent is Null and Void

Any Change of Control or sale, transfer, or assignment of any interest in the Facility or in this PPA made without fulfilling the requirements of this PPA shall be null and void and shall constitute an Event of Default pursuant to Article 12.

19.6.	Subcontracting

Seller may subcontract its duties or obligations under this PPA without the prior written consent of Company, provided, however, that no such subcontract shall relieve Seller of any of its duties or obligations hereunder.

19.7.	Option to Purchase and Right of First Offer

(A)                Seller hereby grants Company an exclusive, one-time option to purchase the Facility Property (“Option”) in accordance with the terms and conditions of the Option Agreement.  For the purposes of this Section 19.7, “Facility Property” shall mean all property rights necessary for the use of the Facility for its intended purpose, including (i) the Facility; (ii) the Site; (iii) Seller’s Interconnection Facilities; (iv) the Facility collection facilities and substation; (v) Seller’s rights and obligations under the Interconnection Agreement and the Shared Facilities Agreement; (vi) permits, and all material contracts; and (vi) all Facility fixtures, equipment and personal property.  Seller agrees that no assignment of this PPA by Seller and no sale or conveyance of the Facility Property by Seller to any third party shall be made unless, in either case, (i) the assignment or conveyance otherwise complies with the provisions of this PPA (including, but not limited to Article 19), and (ii) the assignee or transferee assumes Seller’s obligations under the Option Agreement and the assignment or conveyance does not materially impair Company’s rights or ability to exercise the Option in accordance with the terms of the Option Agreement.

52

(B)                Seller hereby further grants Company a right of first offer (“ROFO”) with respect to the Facility on the following terms:

1.          At any time after the Commencement Date, if Seller or any Affiliate of Seller offers to convey the Facility Property to an unaffiliated third party (other than in connection with any Unaffiliated Facility Investment (including but not limited to any tax equity financing) or other arrangement provided for under the Unaffiliated Investment Documents or a sale or transfer by foreclosure or other exercise of Unaffiliated Facility Investor’s remedies, including transfer in lieu of foreclosure), Seller shall simultaneously offer Company the ROFO.  For the avoidance of doubt, this Section 19.7(B) shall not be applicable with respect to any transaction not requiring consent pursuant to Section 19.1(B), (C) or (D) or Section 19.3(A) or (B).  Seller shall identify (i) the buyer and (ii) the nature and terms of the transaction (the “ROFO Notice”).

2.          Upon Company’s receipt of such notice, Company shall have the right to negotiate in good faith with Seller for no more than sixty (60) days, unless otherwise agreed to by Seller, the terms of the sale or transfer of the Facility to Company or its designee on an exclusive basis.  If Company desires to enter into such negotiation, Company shall notify Seller of such decision within fifteen (15) days of receipt of Seller’s notice.  Seller will provide in a timely manner, information regarding the Facility which is reasonable or customary to allow Company to perform due diligence and to negotiate in good faith for the purchase of the Facility.

3.          Seller shall cooperate in all respects necessary for Company to exercise its ROFO rights.

4.          In the event that Company does not exercise its right to negotiate pursuant to this Section 19.7(B), Seller must comply with this Article 19 in any assignment or delegation of Seller’s rights, interests or obligations herein to a purchaser of the Facility.

5.          For the avoidance of doubt, Company’s ROFO rights under this Section 19.7(B) shall remain in effect at all times during the Term, including any time during the Term prior to or following the termination of the Option Agreement, it being expressly understood and agreed that the ROFO shall survive any termination of the Option Agreement.

(C)                This PPA shall terminate automatically, without need for notice or any further action by the Parties, upon the closing of a purchase by Company of the Facility Property pursuant to the ROFO or as contemplated by the Option Agreement.

Article 20.  Miscellaneous

20.1.	Waiver

The failure of either Party to enforce or insist upon compliance with or strict performance of any of the terms or conditions of this PPA, or to take advantage of any of its rights thereunder, shall not constitute a waiver or relinquishment of any such terms, conditions, or rights, but the same shall be and remain at all times in full force and effect.

53

20.2.	Taxes

(A)                Seller shall be solely responsible for (i) any and all present or future taxes and other lawful impositions of Governmental Authorities relating to the construction, ownership or leasing, operation or maintenance of the Facility, or any components or appurtenances thereof, and (ii) all ad valorem taxes relating to the Facility.  Seller’s prices under Article 8 are inclusive of such taxes and impositions during the Term.  Company shall be solely responsible for any and all present or future taxes and other impositions of Governmental Authorities relating to its properties and facilities or on or with respect to the delivery and sale of Renewable Energy to Company that are lawfully imposed at and after the delivery of Renewable Energy at the Point of Delivery.

(B)                The Parties shall cooperate to minimize tax exposure; however, neither Party shall be obligated to incur any financial burden to reduce taxes for which the other Party is responsible hereunder.  All electric energy delivered by Seller to Company hereunder shall be sales for resale, with Company reselling such electric energy. Company shall obtain and provide Seller with any certificates required by any Governmental Authority, or otherwise reasonably requested by Seller to evidence that the deliveries of electric energy hereunder are sales for resale.

20.3.	Fines and Penalties

(A)                Each Party shall pay when due all fees, fines, penalties or costs incurred by such Party or its agents, employees or contractors for noncompliance by such Party, its employees, or subcontractors with any provision of this PPA, or any permit or requirements of law except for such fines, penalties and costs that are being actively contested in good faith and with due diligence by such Party and for which adequate financial reserves have been set aside to pay such fines, penalties or costs in the event of an adverse determination.

(B)                If fees, fines, penalties, or costs are claimed or assessed against a Party by any Governmental Authority due to noncompliance by the other Party with this PPA, any requirements of law, any permit or contractual obligation, or, if the work of such Party or any of its contractors or subcontractors is delayed or stopped by order of any Governmental Authority due to such Party’s noncompliance with any requirements of law, permit, or contractual obligation, such Party shall indemnify and hold the other Party harmless against any and all losses, liabilities, damages, and claims suffered or incurred by the other Party, including claims for indemnity or contribution made by third parties against the  other Party, except to the extent the other Party recovers any such losses, liabilities or damages through other provisions of this PPA.

20.4.	Rate Changes

(A)                The terms and conditions and the rates for service specified in this PPA shall remain in effect for the term of the transaction described herein.  Absent the Parties’ written agreement, this PPA shall not be subject to change by application of either Party pursuant to Section 205 or 206 of the Federal Power Act.

(B)                Absent the agreement of all Parties to the proposed change, the standard of review for changes to this PPA whether proposed by a Party, a non-party, or the Federal Energy Regulatory Commission acting sua sponte shall be the “public interest” standard of review set forth in United Gas Pipe Line v. Mobile Gas Service Corp., 350 U.S. 332 (1956) and Federal Power Commission v. Sierra Pacific Power Co., 350 U.S. 348 (1956) (aka the Mobile-Sierra doctrine), as interpreted in Morgan Stanley Capital Group, Inc. v. Public Util. Dist. No. 1, 128 S. Ct. 2733 (2008).

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20.5.	Disclaimer of Third Party Beneficiary Rights

In executing this PPA, Company does not, nor should it be construed to, extend its credit or financial support for the benefit of any third parties lending money to or having other transactions with Seller. Nothing in this PPA shall be construed to create any duty to, or standard of care with reference to, or any liability to, any person not a party to this PPA.

20.6.	Relationship of the Parties

(A)               This PPA shall not be interpreted to create an association, joint venture, or partnership between the Parties nor to impose any partnership obligation or liability upon either Party. Neither Party shall have any right, power, or authority to enter into any agreement or undertaking for, or act on behalf of, or to act as an agent or representative of, the other Party.

(B)                Seller shall be solely liable for the payment of all wages, taxes, and other costs related to the employment of persons to perform such services, including all federal, state, and local income, social security, payroll, and employment taxes and statutorily mandated workers’ compensation coverage.  None of the persons employed by Seller shall be considered employees of Company for any purpose; nor shall Seller represent to any person that he or she is or shall become a Company employee.

20.7.	Equal Employment Opportunity Compliance Certification

Seller acknowledges that as a government contractor Company is subject to Applicable Laws regarding equal employment opportunity and affirmative action.  Such Applicable Laws may also be applicable to Seller as a subcontractor to Company.  All such Applicable Laws shall be deemed to be incorporated herein as required by Applicable Law.

20.8.	Survival of Obligations

Cancellation, expiration, or earlier termination of this PPA shall not relieve the Parties of obligations, including warranties, remedies, or indemnities, that by their nature should survive such cancellation, expiration, or termination, which obligations shall survive for the period of the applicable statute(s) of limitation.

20.9.	Severability

In the event any of the terms, covenants, or conditions of this PPA, its Exhibits, or the application of any such terms, covenants, or conditions, shall be held invalid, illegal, or unenforceable by any court or administrative body having jurisdiction, all other terms, covenants, and conditions of the PPA and their application not adversely affected thereby shall remain in force and effect; provided, however, that Company and Seller shall negotiate in good faith to attempt to implement an equitable adjustment in the provisions of this PPA with a view toward effecting the purposes of this PPA by replacing the provision that is held invalid, illegal, or unenforceable with a valid provision the economic effect of which comes as close as possible to that of the provision that has been found to be invalid, illegal or unenforceable.

55

20.10.	Complete Agreement; Amendments

The terms and provisions contained in this PPA and the Additional Agreements constitute the entire agreement between Company and Seller with respect to the Facility and shall supersede all previous communications, representations, or agreements, either verbal or written, between Company and Seller with respect to the sale of Renewable Energy from the Facility.  This PPA may be amended, changed, modified, or altered, provided, however, that such amendment, change, modification, or alteration shall be in writing and signed by both Parties hereto, and provided further, that the Exhibits attached hereto may be changed according to the provisions of Section 13.9.

20.11.	Binding Effect

This PPA, as it may be amended from time to time pursuant to this Article, shall be binding upon and inure to the benefit of the Parties hereto and their respective successors-in-interest, legal representatives, and assigns permitted hereunder.

20.12.	Headings

Captions and headings used in this PPA are for ease of reference only and do not constitute a part of this PPA.

20.13.	Counterparts

This PPA may be executed in any number of counterparts, and each executed counterpart shall have the same force and effect as an original instrument.

20.14.	Governing Law

The interpretation and performance of this PPA and each of its provisions shall be governed and construed in accordance with the laws of the State of New York. The Parties hereby submit to the exclusive jurisdiction of the federal courts in the State of New York or, in the event the federal courts are without jurisdiction, the state courts in the State of New York.   Venue is hereby stipulated as New York, New York.

20.15.	Press Releases and Media Contact

Upon the request of either Party, the Parties shall develop a mutually agreed joint press release to be issued describing the location, size, and type of the Facility, the long-term nature of this PPA, and other relevant factual information about the relationship.  In the event during the Term, either Party is contacted by the media concerning this PPA, the contacted Party shall inform the other Party of the existence of the inquiry, any questions asked, and the substance of any information provided to the media.

20.16.	Forward Contract

The Parties acknowledge and agree that this PPA constitutes a “forward contract” within the meaning of the United States Bankruptcy Code.

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20.17.	Confidentiality

(A)                This PPA and all appendices and amendments hereto shall be deemed confidential; provided, however, that in the event that Company determines to file this PPA with any relevant Governmental Authorities, Company shall be permitted to file this PPA without the consent of Seller so long as Company redacts (i) the numerical values in Sections 7.6(A), 7.6(B), 7.6(C), 8.2(B)(1), 9.5(B), 11.1(A), 11.1(C), and Schedule A;  (ii) the entirety of Section 8.1(B), Exhibit H and Exhibit J, and (iii) any other provisions reasonably requested by Seller.  Company shall not otherwise be required to seek Seller’s consent or protection of this PPA as a condition of making any filing authorized by this paragraph and, except as restricted by this paragraph, Company shall have no responsibility for any public dissemination that occurs as a result of such filing.

(B)                The Parties acknowledge and agree that during the course of the performance of their respective obligations under this PPA, either Party may need to provide information to the other Party, which the disclosing party deems confidential, proprietary or a trade secret (“Confidential Information”).

1.          Confidential Information shall include all documentation and data, including special techniques, methods, computer programs and software, that the disclosing Party considers proprietary or trade secret and furnishes to the receiving Party and wants the receiving Party to maintain confidential may be designated as proprietary or trade secret by clear and distinct notation on such documentation or by equivalent method, and shall be treated as such by the receiving Party.  Documentation and data not so designated need not be considered by the receiving Party to be proprietary or trade secret; provided, however, that any and all data and documentation regarding Facility output, performance, wind resource, outages and similar operational information shall be considered Confidential Information without the need for further designation if any disclosure thereof would be in a form or by a means that associates such data or documentation with the Facility or Seller or any of its Affiliates, or from which a reasonable person could make such an association. The disclosing Party hereby grants to the receiving Party authority to use Confidential Information for the purposes of this PPA, including keeping electronic copies of such Confidential Information. The receiving Party agrees to keep such Confidential Information confidential, except as set forth in this Section, to use it for work necessary to the performance of this PPA, and not to sell, transfer, sublicense, disclose or otherwise make available any such Confidential Information to others; provided, that Confidential Information may be disclosed by the receiving Party to the agents, employees, advisors, consultants, or potential or actual debt or equity investors of the receiving Party, subject to their acceptance of an obligation of confidentiality and for whose violations of this requirement of confidentiality the receiving Party shall be responsible.

2.          Confidential Information shall not include any data or information:

(i).   Which can be documented was in the public domain as allowed by this Section, or through no fault or action of the receiving  Party at the time it was disclosed by the disclosing Party to the receiving Party or at any time thereafter;

(ii).  Which can be documented was independently developed by the receiving Party;

57

(iii). Which can be documented was known to the receiving Party from an ultimate source other than the disclosing Party without  breach of this PPA by the receiving Party;

(iv). Which is disclosed by a Party, in connection with such Party’s performance of its obligations under this PPA, to its consultants or contractors or other third parties who are in turn subject to a confidentiality agreement with the disclosing Party to treat the information at least with the care required by this PPA; or

(v).  Which is legally requested or required (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process or, in the opinion of its counsel, by Applicable Laws) to be disclosed, provided, however, that the Party requested or required to make a disclosure shall promptly notify the non-disclosing Party, no later than five (5) Days of such request or requirement and prior to disclosure so that the non-disclosing Party may seek an appropriate protective order and/or waive compliance with the terms of this Section.

20.18.	Cooperation

The Parties acknowledge that they are entering into a long-term arrangement in which the cooperation of both of them will be required.  In the event that, at any time during the Term, (i) an Applicable Law, MISO or MISO’s Tariff is changed or if an applicable regional reliability council issues a directive, rule or regulation that materially adversely affects Seller or Company so that the benefits and burdens of this PPA are no longer as contemplated by the original intentions of the Parties, the Parties shall use their commercially reasonable efforts to reform this PPA in order to give effect to the original intentions of the Parties regarding the appropriate allocation of benefits and burdens to each Party; provided, however, that no Party is obligated to agree to a change in price and (ii) changes in the operations, facilities or methods of either Party will materially benefit a Party without detriment to the other Party, the Parties commit to each other to make reasonable efforts to cooperate and assist each other in making such change.

[Remainder of this page intentionally left blank]

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IN WITNESS WHEREOF the Parties have executed this Agreement in the manner appropriate to each on the date set forth above.

Ashtabula Wind III, LLC			Otter Tail Power Company

By:	/s/	Michael O’Sullivan	By:	/s/	Charles S. MacFarlane

Name:		Michael O’Sullivan	Name:		Charles S. MacFarlane

Title:		Senior Vice President	Title:		President and CEO

59

SCHEDULE A (to PPA) RENEWABLE ENERGY PAYMENT RATE

Year	Rate (/MWh)
1	$[**]
2	$[**]
3	$[**]
4	$[**]
5	$[**]
6	$[**]
7	$[**]
8	$[**]
9	$[**]
10	$[**]
11	$[**]
12	$[**]
13	$[**]
14	$[**]
15	$[**]
16	$[**]
17	$[**]
18	$[**]
19	$[**]
20	$[**]
21	$[**]
22	$[**]
23	$[**]
24	$[**]
25	$[**]

[**] Denotes confidential information that has been omitted from the exhibit and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934

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EXHIBIT A (to PPA)

[INTENTIONALLY LEFT BLANK]

61

EXHIBIT B (to PPA) FACILITY DESCRIPTION AND SITE MAPS

Seller owns and operates the Facility with a nameplate capacity rating of approximately 62.4 MW. The Facility is located in Barnes County, North Dakota and consists of:

●	Thirty Nine (39) General Electric 1.6 MW xle wind turbine generators on 80 meter towers with 82.5 meter rotor diameter blades

●	A network of several miles of low profile, gravel field roads providing access to the Turbines

●	Electrical transformation equipment located at the Facility

●	An underground electric cable collection system to carry electricity to the substation

●	An underground and aboveground fiber-optic data collection system

●	Permanent meteorological (“MET”) tower

62

63

Jacobsen, Trevor & Lisa Thomas & Tricia Breckheime
Jacobsen, Trevor & Lisa Thomas & Tricia Breckheime
Nielson, Steven and Mary Lee
Svenningsen, Mark and Jody
Neilson Trust
Nielson Rev Trust/Steven, Allen & Steven
Steffen, Clarence K & Mary A (married)
Gordon & Ranee Svenningsen
Svenningsen, Rodd & Deborah
Flatt, Merle and Marion
ASH315
Nielson, Steven and Mary Lee
Burchill, Arlene and Nyla
McKay, Tim and Cynthia
Marlys McKay
Svenningsen, Gordon M & Ranee
Svenningsen, Gordon M & Ranee
Rosalind Jacobsen Et Al
Flatt, Merle and Marion
Diemert (LE), Jeanne
Flatt, Merle and Marion
Flatt, Merle and Marion
McKay, Tim and Cynthia
Steffen, Clarence K & Mary A (married)
Ackley Family Trust, Dorothy
Svenningsen
Diemert (LE), Jeanne
Lemley, Lamae et al
LeRoy Triebold, etal
FLatt, Maynard A and Sheila R

Ashtabula Wind III

Barnes County, North Dakota

Ashtabula III
Ashtabula I
Ashtabula III

0 0.25 0.5 1 Miles

- Turbines
- Substation
- Transmission Line
- Collection Line
- Service Roads
- Parcel Boundaries
- Project Boundary

64

Ackley Family Trust, Dorothy
Svenningsen, Gordon M & Renee
Svenningsen
Rosalind Jacobsen Et Al
Diemert (LE), Jeanne
Lemley, Lamae et al
Le Roy Triebold, etal
Flatt, Maynard A and Sheila R
15th St SE
26
Pederson, Evelyn and Bruce
Becker, Eleanor
Rosalind Jacobsen EtAl
Flatt, Merle and Marion
Becker, Eleanor
Howard & Beverly Kunze Trust
Svenningsen, Rodd & Deborah
Ackley Family Trust, Dorothy
Johnson, Pamela K. and Stanley
Ackley Family Trust, Dorothy
Pross, Harold
Pederson, Mark
Emery, Bruce J. and Tamara L.
Pross LE, Harold
17th St SE
Emery LE, Ruth
Burchill, Penny and Kathy
Pross LE, Harold
Burchill, Richard and Jeanette
Koch, Randall and Peggy
Burchill, Casey and Debra
State of ND
18th St SE
James Leadbetter LE
Larson, Edson and Margarette
Leadbetter EtAl
Koch Family Trust, Joesephine
Shelley Williams EtAl
Oderman etal, Carmen, Earl, Gladys
Svenningsen, Larry and Carmen
19th St SE
Burchill, Perry and Kathy
Reitan, Julius
Reitan, Julius
Burchill, Casey and Debra
Svenningsen LE
Burchill, Perry and Kathy
Askerooth Et Al
Svenningsen, Larry and Carmen
Burchill, Casey and Debra
Askerooth EtAl
Svenningsen, Larry and Carmen
Molstad LE
Molstad LE
20th St SE
State of ND
Molstad LE, Houey E. LE John LE, Patterson, Leul
Burchill, Perry and Kathy
Burchill LE
Koch Family Trust, Joesephine
Burchill, Perry and Kathy
Koch, Lloyd & Verlyn
Molstad LE?
Leul / Johns, Charlotte LE + 3 children
Koch Family Trust, Joesephine
Koch Family Trust, Joesephine
Byberg EtAl
Marshall, Roberte tix
Molstad LE?
Schmidt, Bruce and Carol
NEXTera ENERGY RESOURCES
Ashtabula III
Ashtabula I
0 0.25 0.5 1
Miles
Turbines
Transmission Line
Collector Line
Service Roads
Parcel Boundaries
Project Boundary

Ashtabula Wind III

Barnes County, North Dakota

65

20th St SE
21st St SE
118th Ave SE
Koch Family Trust, Joesephine
Molstad LE, Houey E. LE John LE, Patterson, Leul
Koch, Lloyd & Verlyn
Welken, Larry & Debris
Marshall, Robertetux
Hass LE, William A. Jr. & Agnes
Dawn Ihry
Swanberg, Mark & Toni
Swanberg, Mark & Toni
Hass LE, William A. Jr. & Agnes
Ihry, Gary L. & Mary M.
Wittenberg
Holcomb
Lynn & Linda Holcomb
Wittenberg
Henry Berger
Lynn Holcomb
Kurt & Albert Wittenberg

NEXTera ENERGY RESOURCES

Ashtabula III
Ashtabula I
Ashtabula III

Ashtabula Wind III

Barnes County, North Dakota

0 0.25 0.5 1 Miles

- Turbines
- Collection Line
- Service Roads
- Parcel Boundaries
- Project Boundary

66

EXHIBIT C (to PPA) Notices and Contact Information

Company	Seller
Notices:

Jan Rudolf, Vice President, Energy Supply
Otter Tail Power Company
215 S Cascade St
Fergus Falls, MN 56537
Phone: 218-739-8440
Fax: 218-739-8629

Harvey McMahon
Manager, Renewable Energy Development
Otter Tail Power Company
215 S Cascade St
Fergus Falls, MN 56537
Phone: (218) 739-8477
Fax: (218) 739-8442

Notices:

Rebecca Kujawa, Vice President,
Midwest Region
Business Management
700 Universe Blvd.
Juno Beach, FL 33408
Phone: 561-304-5111
Fax: 561-625-7504

Nicole Daggs
Director, Midwest Region
Business Management
700 Universe Blvd.
Juno Beach, FL 33408
Phone: 561-691-7887
Fax: 561-625-7504

Operating Committee Representative:

Harvey McMahon
Manager Renewable Energy Construction & Operations
Otter Tail Power Company
215 S Cascade St
Fergus Falls, MN 56537
Phone: (218) 739-8444
Fax: (218) 739-8442

    Alternate:
Randy Synstelien
Manager, Renewable Energy Development
Otter Tail Power Company
215 S Cascade St
Fergus Falls, MN 56537
Phone: (218) 739-8477
Fax: (218) 739-8442

Operating Committee Representative:

Business Manager, Midwest Region
Business Management
700 Universe Blvd.
Juno Beach, FL 33408
Phone: 561-304-5806
Fax: 561-625-7504

Alternate:
Nicole Daggs
Director, Midwest Region
Business Management
700 Universe Blvd.
Juno Beach, FL 33408
Phone: 561-691-7887
Fax: 561-625-7504

Energy Dispatch Control Center Real-time Communications Contact Real-time Generation Dispatch desk (24 hour coverage) Phone: 218 739 8262 Fax: 218 739 8453	Energy Dispatch Control Center Real-time Communications Contact Real-time Generation Dispatch desk (24 hour coverage) Phone: 561-694-3636
Power Services Real-Time desk Phone: 218-739-8863 Fax: 218-739-8596	Power Services Real-Time desk Phone: 561-625-7100

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EXHIBIT D (to PPA) INSURANCE COVERAGE

Type of Insurance	Minimum Limits of Coverage

Commercial General Liability (CGL)
$11,000,000 combined single limit.  The required limit can be achieved using any combination of primary and excess insurance.  If CGL insurance contains a general aggregate limit, it shall apply separately to the Facility.

CGL insurance shall be written on an  occurrence form  and shall cover liability arising from premises, operations, independent contractors, products/completed operations, contracts, property damage, personal injury and advertising injury, and liability assumed under an insured contract (including the tort liability of another assumed in a business contract), all with limits as specified above. CGL insurance shall include an endorsement which modifies the definition of “Insured contract” to eliminate the exclusion of easement or license agreements in connection with construction or demolition operations on or within 50 feet of a railroad.  There shall be no endorsement or modification of the CGL insurance limiting the scope of coverage for liability arising from explosion, collapse, or underground property damage.

Company shall be included as an insured under the CGL policy, using an additional insured endorsements, and under the commercial umbrella insurance. The commercial umbrella insurance shall provide coverage over the top of the CGL insurance, the Business Automobile Liability insurance, and the Employers Liability/North Dakota stop gap insurance.

The CGL and commercial umbrella insurance to be obtained by or on behalf of Seller shall be endorsed as follows:

Such insurance as afforded by this policy for the benefit of Company shall be primary as respects any claims, losses, damages, expenses, or liabilities arising out of this PPA, and insured hereunder, and any insurance carried by Company shall be excess of and noncontributing with insurance afforded by this policy.

Business Automobile Liability	$1,000,000 combined single limit (each accident), including all Owned, Non-Owned, Hired and Leased Autos.

Workers Compensation	Statutory Requirements. Seller may comply with these requirements through the use of a qualified self-insurance plan.

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EXHIBIT E (to PPA)

[INTENTIONALLY LEFT BLANK]

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EXHIBIT F (to PPA) FORM OF LETTER OF CREDIT

[ISSUING BANK] IRREVOCABLE STANDBY LETTER OF CREDIT

DATE OF ISSUANCE:
[Date of issuance]

[BENEFICIARY] (“Beneficiary”)
[Address]
Attention:  [Contact Person]

Re:  [ISSUING BANK] Irrevocable Standby Letter of Credit No.

Sirs/Mesdames:

We hereby establish in favor of Beneficiary (sometimes alternatively referred to herein as “you”) this Irrevocable Standby Letter of Credit No. _______ (the “Letter of Credit”) for the account of [NextEra Energy Capital Holdings, LLC] [--- Address ---] and [NextEra Energy Resources, LLC, (--- Address ---)] (“Account Parties”), effective immediately and expiring on the date determined as specified in numbered paragraphs 5 and 6 below.

We have been informed that this Letter of Credit is issued pursuant to the terms of that certain [describe the underlying agreement which requires this LC].

1.           Stated Amount.  The maximum amount available for drawing by you under this Letter of Credit shall be [written dollar amount] United States Dollars (US$[dollar amount]) (such maximum amount referred to as the “Stated Amount”).

2.           Drawings.  A drawing hereunder may be made by you on any Business Day on or prior to the date this Letter of Credit expires by delivering to [ISSUING BANK], at any time during its business hours on such Business Day, at [bank address] (or at such other address as may be designated by written notice delivered to you as contemplated by numbered paragraph 9 hereof), a copy of this Letter of Credit together with (i) a Draw Certificate executed by an authorized person substantially in the form of Attachment A hereto (the “Draw Certificate”), appropriately completed and signed by your authorized officer (signing as such) and (ii) your draft substantially in the form of Attachment B hereto (the “Draft”), appropriately completed and signed by your authorized officer (signed as such).  Partial drawings and multiple presentations may be made under this Letter of Credit.  Draw Certificates and Drafts under this Letter of Credit may be presented by Beneficiary by means of facsimile or original documents sent by overnight delivery or courier to [ISSUING BANK] at our address set forth above, Attention: ___________ (or at such other address as may be designated by written notice delivered to you as contemplated by numbered paragraph 9 below).  In the event of a presentation by facsimile transmission, the original of such documents need not be sent to us.

3.           Time and Method for Payment.  We hereby agree to honor a drawing hereunder made in compliance with this Letter of Credit by transferring in immediately available funds the amount specified in the Draft delivered to us in connection with such drawing to such account at such bank in the United States as you may specify in your Draw Certificate.  If the Draw Certificate is presented to us at such address by 12:00 noon, [_______] time on any Business Day, payment will be made not later than our close of business on third succeeding business day and if such Draw Certificate is so presented to us after 12:00 noon, [_______] time on any Business Day, payment will be made on the fourth succeeding Business Day. In clarification, we agree to honor the Draw Certificate as specified in the preceding sentences, without regard to the truth or falsity of the assertions made therein.

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4.           Non-Conforming Demands.  If a demand for payment made by you hereunder does not, in any instance, conform to the terms and conditions of this Letter of Credit, we shall give you prompt notice that the demand for payment was not effectuated in accordance with the terms and conditions of this Letter of Credit, stating the reasons therefor and that we will upon your instructions hold any documents at your disposal or return the same to you. Upon being notified that the demand for payment was not effectuated in conformity with this Letter of Credit, you may correct any such non-conforming demand.

5.           Expiration.  This Letter of Credit shall automatically expire at the close of business on the date on which we receive a Cancellation Certificate in the form of Attachment C hereto executed by your authorized officer and sent along with the original of this Letter of Credit and all amendments (if any).

6.           Initial Period and Automatic Rollover.  The initial period of this Letter of Credit shall terminate on [one year from the issuance date] (the “Initial Expiration Date”).  The Letter of Credit shall be automatically extended without amendment for one (1) year periods from the Initial Expiration Date or any future expiration date, unless at least sixty (60) days prior to any such expiration date we send you notice by registered mail or courier at your address first shown (or such other address as may be designated by you as contemplated by numbered paragraph 9) that we elect not to consider this Letter of Credit extended for any such additional one year period.

7.           Business Day.  As used herein, “Business Day” shall mean any day on which commercial banks are not authorized or required to close in the State of [New York], and inter-bank payments can be effected on the Fedwire system.

8.           Governing Law.  THIS LETTER OF CREDIT IS GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, AND, EXCEPT AS OTHERWISE EXPRESSLY STATED HEREIN, TO THE INTERNATIONAL STANDBY PRACTICES, ICC PUBLICATION NO. 590 (THE “ISP98”), AND IN THE EVENT OF ANY CONFLICT, THE LAWS OF THE STATE OF NEW YORK WILL CONTROL, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS.

9.           Notices.  All communications to you in respect of this Letter of Credit shall be in writing and shall be delivered to the address first shown for you above or such other address as may from time to time be designated by you in a written notice to us.  All documents to be presented to us hereunder and all other communications to us in respect of this Letter of Credit, which other communications shall be in writing, shall be delivered to the address for us indicated above, or such other address as may from time to time be designated by us in a written notice to you.

10.         Irrevocability.  This Letter of Credit is irrevocable.

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11.         Complete Agreement.  This Letter of Credit sets forth in full our undertaking, and such undertaking shall not in any way be modified, amended, amplified or limited by reference to any document, instrument or agreement referred to herein, except for the ISP98 and Attachment A, Attachment B and Attachment C hereto and the notices referred to herein and any such reference shall not be deemed to incorporate herein by reference any document, instrument or agreement except as set forth above.

*                      *                      *

SINCERELY,

[ISSUING BANK]

By:

Title:

Address:

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ATTACHMENT A

FORM OF DRAW CERTIFICATE

The undersigned hereby certifies to [ISSUING BANK] (“Issuer”), with reference to Irrevocable Letter of Credit No. ________________ (the “Letter of Credit”) issued by Issuer in favor of the undersigned (“Beneficiary”), as follows:

(1)	The undersigned is the ____________ of Beneficiary and is duly authorized by Beneficiary to execute and deliver this Certificate on behalf of Beneficiary.

(2)
Beneficiary hereby makes demand against the Letter of Credit by Beneficiary’s presentation of the draft accompanying this Certificate, for payment of _______________________ U.S. dollars (US$__________), which amount, when aggregated together with any additional amount that has not been drawn under the Letter of Credit, is not in excess of the Stated Amount (as in effect of the date hereof).

(3)	The conditions for a drawing by Beneficiary pursuant to [describe the draw conditions from the underlying agreement].

(4)	You are hereby directed to make payment of the requested drawing to: (insert wire instructions)

Beneficiary Name and Address:

By: ___________________

Title: ___________________

Date: ___________________

(5)	Capitalized terms used herein and not otherwise defined herein shall have the respective meanings set forth in the Letter of Credit.

[BENEFICIARY]

By:  ____________________

Title: ___________________

Date: ___________________

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ATTACHMENT B

DRAWING UNDER IRREVOCABLE LETTER OF CREDIT NO.

Date:

PAY TO:                      [BENEFICIARY]

U.S.$ ___________________

FOR VALUE RECEIVED AND CHARGE TO THE ACCOUNT OF LETTER OF CREDIT NO. __________________.

[BENEFICIARY]

By:  ____________________

Title: ___________________

Date: ___________________

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ATTACHMENT C

CANCELLATION CERTIFICATE

Irrevocable Letter of Credit No. _______________

The undersigned, being authorized by the undersigned (“Beneficiary”), hereby certifies on behalf of Beneficiary to [ISSUING BANK] (“Issuer”), with reference to Irrevocable Letter of Credit No. ______________ issued by Issuer to Beneficiary (the “Letter of Credit”), that all obligations of [PROJECT ENTITY], an affiliate of the Account Parties, under the [describe the underlying agreement which requires this LC] have been fulfilled.

Pursuant to Section 5 thereof, the Letter of Credit shall expire upon Issuer’s receipt of this certificate.

Capitalized terms used herein and not otherwise defined herein shall have the respective meanings set forth in the Letter of Credit.

[BENEFICIARY]

By:  ____________________

Title: ___________________

Date: ___________________

75

EXHIBIT G (to PPA) AGC Protocols

These AGC protocols for the Facility will cover:

1.	AGC Electronic Communications between Company and Seller

2.	Data Points to be sent from Seller to Company via AGC

3.	Response times and limitations of Facility in regards to AGC

4.	Process for communications between Company and Seller in cases when AGC system is not functioning

1. AGC Electronic Communications between Company and Seller

Company will receive and send AGC Set-Point and related data over an analog or digital line. The data points covered under this PPA, as described below, may overlap data requirements for the Transmission Provider, Interconnection Provider or Company’s Wind Forecasting group.

2. Data Points to be sent from Seller to Company or Company to Seller via AGC

The following data points will be transmitted via AGC from Company to Seller:

Description	Units
AGC Set‐Point	MW
Digital signal (indicating Company’s directive to enable curtailment)	1 = ON, 0 = OFF

The following data points will be transmitted via AGC from Seller to Company and represent Facility level data:

Description	Units
AGC Set‐Point (echo)	MW
Power demand	MW
Actual power	MW
Park Potential	MW
Actual reactive power	Mvars
Average Voltage	kV
Number of turbines online and running	Integer
AGC Status	Remote/Local
Echo of Company’s digital signal indicating curtailment	1 = ON, 0 = OFF
Analog control mode value (indicating if curtailment is in effect and the reason therefor)
0 – No curtailment active

1 – Curtailment active pursuant to Company direction

2 – Curtailment active pursuant to Seller direction

3 – Curtailment active pursuant to Interconnection Provider, MISO or Transmission Provider

4 – Curtailment active due to a Facility limit constraint

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3. Response times and limitations of Facility in regards to AGC

The following protocols outline the expectations around responding to the AGC Set-Point. These protocols will be generally bound by the manufactures’ specifications for the equipment that Seller has chosen for the Facility.

a. Required Response Time

The facility will respond to the AGC Set-Point within the maximum Wind Turbine manufactures’ specifications.  The response time will vary based on the mix of available turbines and the current level of output of the facility.  The required response time will be subject to change based upon any change in the Wind Turbine manufacturers’ specifications for ramp rate.

b. Allowable Variances in Excess of AGC Set-Point

Once the facility has reached the AGC Set-Point, there may be variances in excess of such set-point up to 2% on average as measured during a 5-minute period.  This is due to changing wind conditions vs. the manufactures’ specifications for responding to those new conditions.

c. Frequency of Changes

Company can send a new AGC Set-Point to the Facility as frequently as the Wind Turbine manufacturer specifications allows with the specification for the least frequent change to output allows.

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d. Range of AGC Set-Point

The range of set point values can be between 0% and 100% of Park Potential.

4. Backup Communications

 In the event of an AGC failure, the Company and Seller shall communicate via telephone in order to correct the failure.

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EXHIBIT H (to PPA) FORM OF GUARANTY

GUARANTY

THIS GUARANTY (this “Guaranty”), dated as of _____, ____ (the “Effective Date”), is made by NEXTERA ENERGY CAPITAL HOLDINGS, INC. (“Guarantor”), in favor of [INSERT COUNTERPARTY’S NAME IN ALL CAPS] (“Counterparty”).

RECITALS:

A.	WHEREAS, Counterparty and Guarantor’s indirect, wholly-owned subsidiary [INSERT OBLIGOR’S NAME IN ALL CAPS] (“Obligor”) have entered into, or concurrently herewith are entering into, that certain ____________________ Agreement [dated/made/entered into/effective] as of ______, 20__ (the “Agreement”); and
B.	WHEREAS, Guarantor will directly or indirectly benefit from the Agreement between Obligor and Counterparty;

NOW THEREFORE, in consideration of the foregoing premises and as an inducement for Counterparty’s execution, delivery and performance of the Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Guarantor hereby agrees for the benefit of Counterparty as follows:

*         *       *

1.	GUARANTY. Subject to the terms and provisions hereof, Guarantor hereby absolutely and irrevocably guarantees the timely payment when due of all obligations owing by Obligor to Counterparty arising pursuant to the Agreement on or after the Effective Date (the “Obligations”). This Guaranty shall constitute a guarantee of payment and not of collection. The liability of Guarantor under this Guaranty shall be subject to the following limitations:

(a)	Notwithstanding anything herein or in the Agreement to the contrary, the maximum aggregate obligation and liability of Guarantor under this Guaranty, and the maximum recovery from Guarantor under this Guaranty, shall in no event exceed __________________ [spell out the dollar amount] U.S. Dollars (U.S. $__________) (the “Maximum Recovery Amount”).
(b)	The obligation and liability of Guarantor under this Guaranty is specifically limited to payments expressly required to be made under the Agreement, as well as costs of collection and enforcement of this Guaranty (including attorney’s fees) to the extent reasonably and actually incurred by the Counterparty (subject in all instances, to the limitations imposed by the Maximum Recovery Amount as specified in Section 1(a) above). In no event, however, shall Guarantor be liable for or obligated to pay any consequential, indirect, incidental, lost profit, special, exemplary, punitive, equitable or tort damages.

2.	DEMANDS AND PAYMENT.

(a)	If Obligor fails to pay any Obligation to Counterparty when such Obligation is due and owing under the Agreement (an “Overdue Obligation”), Counterparty may present a written demand to Guarantor calling for Guarantor’s payment of such Overdue Obligation pursuant to this Guaranty (a “Payment Demand”).

79

(b)	Guarantor’s obligation hereunder to pay any particular Overdue Obligation(s) to Counterparty is conditioned upon Guarantor’s receipt of a Payment Demand from Counterparty satisfying the following requirements: (i) such Payment Demand must identify the specific Overdue Obligation(s) covered by such demand, the specific date(s) upon which such Overdue Obligation(s) became due and owing under the Agreement, and the specific provision(s) of the Agreement pursuant to which such Overdue Obligation(s) became due and owing; (ii) such Payment Demand must be delivered to Guarantor in accordance with Section 9 below; and (iii) the specific Overdue Obligation(s) addressed by such Payment Demand must remain due and unpaid at the time of such delivery to Guarantor.
(c)	After issuing a Payment Demand in accordance with the requirements specified in Section 2(b) above, Counterparty shall not be required to issue any further notices or make any further demands with respect to the Overdue Obligation(s) specified in that Payment Demand, and Guarantor shall be required to make payment with respect to the Overdue Obligation(s) specified in that Payment Demand within five (5) Business Days after Guarantor receives such demand. As used herein, the term “Business Day” shall mean all weekdays (i.e., Monday through Friday) other than any weekdays during which commercial banks or financial institutions are authorized to be closed to the public in the State of Florida or the State of New York.

3.	REPRESENTATIONS AND WARRANTIES. Guarantor represents and warrants that:

(a)	it is a corporation duly organized and validly existing under the laws of the State of Florida and has the corporate power and authority to execute, deliver and carry out the terms and provisions of the Guaranty;
(b)	no authorization, approval, consent or order of, or registration or filing with, any court or other governmental body having jurisdiction over Guarantor is required on the part of Guarantor for the execution and delivery of this Guaranty; and
(c)	this Guaranty constitutes a valid and legally binding agreement of Guarantor, enforceable against Guarantor in accordance with the terms hereof, except as the enforceability thereof may be limited by the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and by general principles of equity.

4.	RESERVATION OF CERTAIN DEFENSES. Without limiting Guarantor’s own defenses and rights hereunder, Guarantor reserves to itself all rights, setoffs, counterclaims and other defenses to which Obligor is or may be entitled arising from or out of the Agreement, except for defenses (if any) based upon the bankruptcy, insolvency, dissolution or liquidation of Obligor or any lack of power or authority of Obligor to enter into and/or perform the Agreement.

5.	AMENDMENT OF GUARANTY. No term or provision of this Guaranty shall be amended, modified, altered, waived or supplemented except in a writing signed by Guarantor and Counterparty.

6.	WAIVERS AND CONSENTS. Subject to and in accordance with the terms and provisions of this Guaranty:

(a)	Except as required in Section 2 above, Guarantor hereby waives (i) notice of acceptance of this Guaranty; (ii) presentment and demand concerning the liabilities of Guarantor; and (iii) any right to require that any action or proceeding be brought against Obligor or any other person, or to

80

require that Counterparty seek enforcement of any performance against Obligor or any other person, prior to any action against Guarantor under the terms hereof.

(b)	No delay by Counterparty in the exercise of (or failure by Counterparty to exercise) any rights hereunder shall operate as a waiver of such rights, a waiver of any other rights or a release of Guarantor from its obligations hereunder (with the understanding, however, that the foregoing shall not be deemed to constitute a waiver by Guarantor of any rights or defenses which Guarantor may at any time have pursuant to or in connection with any applicable statutes of limitation).
(c)	Without notice to or the consent of Guarantor, and without impairing or releasing Guarantor’s obligations under this Guaranty, Counterparty may: (i) change the manner, place or terms for payment of all or any of the Obligations (including renewals, extensions or other alterations of the Obligations); (ii) release Obligor or any person (other than Guarantor) from liability for payment of all or any of the Obligations; or (iii) receive, substitute, surrender, exchange or release any collateral or other security for any or all of the Obligations.

7.	REINSTATEMENT. Guarantor agrees that this Guaranty shall continue to be effective or shall be reinstated, as the case may be, if all or any part of any payment made hereunder is at any time avoided or rescinded or must otherwise be restored or repaid by Counterparty as a result of the bankruptcy or insolvency of Obligor, all as though such payments had not been made.

8.	TERMINATION. This Guaranty and the Guarantor’s obligations hereunder will terminate automatically and immediately upon the earlier of (i) the termination or expiration of the Agreement, and (ii) 11:59:59 Eastern Prevailing Time [_______, 20__]; provided, however, that no such termination shall affect Guarantor's liability with respect to any Obligation incurred prior to the time the termination is effective, which Obligation shall remain subject to this Guaranty.

9.	NOTICE. Any Payment Demand, notice, request, instruction, correspondence or other document to be given hereunder (herein collectively called “Notice”) by Counterparty to Guarantor, or by Guarantor to Counterparty, as applicable, shall be in writing and may be delivered either by (i) U.S. certified mail with postage prepaid and return receipt requested, or (ii) recognized nationwide courier service with delivery receipt requested, in either case to be delivered to the following address (or to such other U.S. address as may be specified via Notice provided by Guarantor or Counterparty, as applicable, to the other in accordance with the requirements of this Section 9):

TO GUARANTOR: *	TO COUNTERPARTY:
NextEra Energy Capital Holdings, Inc. 700 Universe Blvd. Juno Beach, Florida 33408 Attn: Treasurer	__________________ __________________ __________________ Attn: _________
[Tel: (561) 694-6204 -- for use in connection with courier deliveries]	[Tel: (___) ___-___ -- for use in connection with courier deliveries]

81

*	(NOTE: Copies of any Notices to Guarantor under this Guaranty shall also be sent via facsimile to ATTN: Contracts Group, Legal, Fax No. (561) 625-7504 and ATTN: Credit Department, Fax No. (561) 625-7642. However, such facsimile transmissions shall not be deemed effective for delivery purposes under this Guaranty.)

Any Notice given in accordance with this Section 9 will (i) if delivered during the recipient's normal business hours on any given Business Day, be deemed received by the designated recipient on such date, and (ii) if not delivered during the recipient's normal business hours on any given Business Day, be deemed received by the designated recipient at the start of the recipient's normal business hours on the next Business Day after such delivery.

10.           MISCELLANEOUS.

(a)	This Guaranty shall in all respects be governed by, and construed in accordance with, the law of the State of New York, without regard to principles of conflicts of laws thereunder (other than Sections 5-1401 and 5-1402 of the New York General Obligations Law).
(b)	This Guaranty shall be binding upon Guarantor and its successors and permitted assigns and inure to the benefit of and be enforceable by Counterparty and its successors and permitted assigns. Guarantor may not assign this Guaranty in part or in whole without the prior written consent of Counterparty. Counterparty may not assign its rights or benefits under this Guaranty in part or in whole without the prior written consent of Guarantor.
(c)	This Guaranty embodies the entire agreement and understanding between Guarantor and Counterparty and supersedes all prior agreements and understandings relating to the subject matter hereof.
(d)	The headings in this Guaranty are for purposes of reference only, and shall not affect the meaning hereof. Words importing the singular number hereunder shall include the plural number and vice versa, and any pronouns used herein shall be deemed to cover all genders. The term "person" as used herein means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated association, or government (or any agency or political subdivision thereof).
(e)	Wherever possible, any provision in this Guaranty which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any one jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

(f)	Counterparty (by its acceptance of this Guaranty) and Guarantor each hereby irrevocably: (i) consents and submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York, or if that court does not have subject matter jurisdiction, to the exclusive jurisdiction of the Supreme Court of the State of New York, New York County (without prejudice to the right of any party to remove to the United States District Court for the Southern District of New York) for the purposes of any suit, action or other proceeding arising out of this Guaranty or the subject matter hereof or any of the transactions contemplated hereby brought by Counterparty, Guarantor or their respective successors or assigns; and (ii) waives (to the fullest extent permitted by applicable law) and agrees not to assert any claim that it is not

82

personally subject to the jurisdiction of the above-named courts, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeeding is improper or that this Guaranty or the subject matter hereof may not be enforced in or by such court.

(g)	COUNTERPARTY (BY ITS ACCEPTANCE OF THIS GUARANTY) AND GUARANTOR EACH HEREBY IRREVOCABLY, INTENTIONALLY AND VOLUNTARILY WAIVES THE RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY LEGAL PROCEEDING BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH, THIS GUARANTY OR THE AGREEMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PERSON RELATING HERETO OR THERETO. THIS PROVISION IS A MATERIAL INDUCEMENT TO GUARANTOR’S EXECUTION AND DELIVERY OF THIS GUARANTY.

* * *

IN WITNESS WHEREOF, the Guarantor has executed this Guaranty on _____________, 20__, but it is effective as of the Effective Date.

NEXTERA ENERGY CAPITAL HOLDINGS, INC.

By:_____________________________________
Name:___________________________________
Title:____________________________________

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EXHIBIT I (to PPA) DATA COLLECTION

Concurrently with the Commencement Date, Seller will deliver to Company a report showing (i) manufacturer, model, and year of all Wind Turbines and meteorological instrumentation and (ii) the latitude, longitude and hub height at every Wind Turbine and meteorological tower.  Seller will also transmit and provide to Company the real-time data set forth below, refreshed in approximately four-ten (4-10) second intervals with regard to its generation of wind energy at its facilities:

A.       Four (4) data points from each Wind Turbine:

1.            Turbine generation (kW)

2.            Wind Speed (mph)

3.            Turbine Availability

4.            Wind Direction (in degrees relative to true north)

B.       Five (5) data points from each Meteorological Tower:

1.            Wind Speed** (mph)

2.            Wind Direction**  (degrees relative to true north)

3.            Temperature (F)

4.            Pressure (mb)

5.            Air Density (kg/m³)

** = at all metered heights if available.

Seller shall provide a map and key for each Wind Turbine sufficient to allow Company to correlate the data received through the PI to each individual Wind Turbine.

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EXHIBIT J (to PPA) GUARANTEED AVAILABILITY

For purposes of this PPA, Guaranteed Availability, Availability Shortfall and Availability Damages shall be calculated as follows:

[**]

 [A total of four pages have been redacted]

[**] Denotes confidential information that has been omitted from the exhibit and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934

85

EXHIBIT K (to PPA) OPTION AGREEMENT

86

OPTION AGREEMENT

This Option Agreement (“Agreement”), dated and effective as of May 9, 2013 (the “Effective Date”), is executed by and among Ashtabula Wind III, LLC a Delaware limited liability company (“Ashtabula III”), and Otter Tail Power Company (“OTP”), a Minnesota corporation.  Ashtabula III and OTP are each referred to individually as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, Ashtabula III owns and operates a renewable wind-energy conversion electric generating facility with a nameplate capacity of approximately 62.4 MW located in Barnes County, North Dakota (including all of the equipment, real property, facilities and interests specified in the definitions of “Facility Property” and “Facility” in the PPA (as defined below), including but not limited to the Ashtabula III Substation and Ashtabula III Power Line Assets, the “Ashtabula III Project”); and

WHEREAS, Ashtabula III, as seller, and OTP, as purchaser, have entered into that certain Wind Energy Purchase Agreement, dated as of the date hereof (the “PPA”) pursuant to which Ashtabula III will sell and OTP will purchase the energy generated by the Ashtabula III Project; and

WHEREAS, pursuant to Section 19.7 of the PPA, Ashtabula III desires to grant OTP, and OTP desires to accept from Ashtabula III, an option to purchase the Ashtabula III Project in accordance with the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the promises and mutual agreements contained herein and other consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I
DEFINITIONS

The following terms, when used herein, shall have the meanings set forth below.

“Affected System Upgrade Costs – Excess Capacity and Final Excess Capacity” has the meaning provided therefor in the Settlement Agreement and LGIA.

“Affiliate” shall mean, with respect to any Party, any entity which directly or indirectly (i) controls such Party, (ii) is controlled by such Party, or (iii) is under common control with such Party.  For purposes of this definition, “control” shall mean the power to direct the management or policies of such entity, whether through the ownership of voting securities, by contract or otherwise.

“Additional Capacity Costs” has the meaning provided therefor in the Settlement Agreement.

“Agreement” has the meaning set forth in the Preamble.

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“Ashtabula Project” shall mean the renewable wind-energy conversion electric generating facility with a nameplate capacity of approximately 196.5 MW located in Barnes County, North Dakota, 148.5 MW of which is owned by Ashtabula Wind and 48 MW of which is owned by OTP.

“Ashtabula Wind” shall mean Ashtabula Wind, LLC, a Delaware limited liability company.

“Ashtabula III” has the meaning set forth in the Preamble.

“Ashtabula III Project” has the meaning set forth in the Recitals.

“Ashtabula Substation and Ashtabula Power Line Assets” shall mean the substation, approximately nine (9) miles of 230 kV power line and related equipment or materials for the Ashtabula Project or any contract or purchase order therefor, and any permits related to the foregoing.  The Ashtabula Substation and Ashtabula Power Line Assets are depicted on Schedule A attached hereto.

“Ashtabula III Substation and Ashtabula III Power Line Assets” shall mean the substation, approximately 500 feet of 230 kV power line and related equipment or materials for the Ashtabula III Project or any contract or purchase order therefor, and any permits related to the foregoing.  The Ashtabula III Substation and Ashtabula III Power Line Assets are depicted on Schedule A attached hereto.

“Closing Date” has the meaning provided in Section 2.3(a)(i) of this Agreement.

“Common Facilities Agreement” has the meaning provided in Section 2.3(d) of this Agreement.

“Definitive Agreements” shall mean the Purchase and Sale Agreement, the O&M Agreement, the Common Facilities Agreement and any other agreements deemed appropriate and designated a “Definitive Agreement” hereunder by the Parties.

“Document Completion Date” shall mean [**].

“Effective Date” shall mean the date of this Agreement as set forth in the Preamble.

“Excess Capacity” has the meaning provided therefor in the Settlement Agreement and the LGIA.

“Final Excess Capacity” has the meaning provided therefor in the Settlement Agreement and the LGIA.

“Initial Option Notice” has the meaning provided in Section 2.1 of this Agreement.

[**] Denotes confidential information that has been omitted from the exhibit and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934

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“LGIA” means (i) that certain Large Generator Interconnection Agreement entered into by Ashtabula III with Minnkota on December 14, 2010 and (ii) that certain Large Generator Interconnection Agreement entered into by Ashtabula I with Minnkota on October 17, 2008, as partially assigned to Ashtabula III by that certain Assignment and Assumption Agreement, dated December 22, 2010, by and between Ashtabula I and Ashtabula III.

“Maple River Substation” shall mean the existing electrical substation facilities owned by Minnkota and located near Maple River, North Dakota, together with all upgrades thereof and improvements thereto.  The Maple River Substation is depicted on Schedule A attached hereto.

“Minnkota” shall mean Minnkota Power Cooperative, Inc., a Minnesota cooperative corporation.

“Minnkota Network Upgrade Costs – Excess Capacity and Final Capacity” has the meaning provided therefor in the Settlement Agreement and LGIA.

“Minnkota Network Upgrade Costs – Existing Projects” has the meaning provided therefor in the Settlement Agreement and LGIA.

“Minnkota Transmission Service Agreement” shall mean that certain Service Agreement for Special Facilities Use Service entered into by Ashtabula III and  Minnkota as of December 14, 2010.

“MW” shall mean a megawatt of capacity.

“MWh” shall mean a megawatt hour.

“NextEra Energy Resources” shall mean NextEra Energy Resources, LLC, a Delaware limited liability company.

“O&M Agreement” has the meaning provided in Section 2.3(c) of this Agreement.

“O&M Provider” has the meaning provided in Section 2.3(c) of this Agreement.

“O&M Services” has the meaning provided in Section 2.3(c) of this Agreement.

“Option” has the meaning provided in Section 2.1 of this Agreement.

“Option Exercise Notice” has the meaning provided in Section 2.1 of this Agreement.

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“Option Expiration Date” shall mean [**].

“Option Initial Notice Date” shall mean [**].

“OTP” has the meaning set forth in the Preamble.

“Party” has the meaning set forth in the Preamble.

“Parties” has the meaning set forth in the Preamble.

“Person” shall mean any natural person, firm, corporation, company, limited liability company, voluntary association, general or limited partnership, joint venture, trust, unincorporated organization, or any other entity, whether acting as an individual, a fiduciary or in another capacity.

“PSA Completion Period” has the meaning provided in Section 2.3(a) of this Agreement.

“Purchase and Sale Agreement” has the meaning provided in Section 2.3(a) of this Agreement.

“RES/PEAK” shall mean, collectively, Renewable Energy Systems Americas Inc. and PEAK Wind Development, LLC.

“Retained Liabilities” has the meaning provided in Section 2.3(f) of this Agreement.

“Second Amended and Restated Common Facilities Agreement” has the meaning provided in Section 2.3(d) of this Agreement.

“Settlement Agreement” shall mean that certain Settlement Agreement, dated January 13, 2010, by and among RES/PEAK, OTP, Minnkota, and NextEra Energy Resources (on behalf of itself and its respective affiliates, Ashtabula Wind, Ashtabula Wind II, LLC and Ashtabula III) and approved by the Federal Energy Regulatory Commission in Docket No. EL08-86-000.

“Transmission Provider Interconnection Facility Costs” has the meaning provided therefor in the Settlement Agreement and LGIA.

[**] Denotes confidential information that has been omitted from the exhibit and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934

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“Upgrade Costs” shall mean any costs allocated to Ashtabula III through the Settlement Agreement and the LGIA with respect to any of the following:

(a)           Transmission Provider Interconnection Facility Costs,

(b)           Minnkota Network Upgrade Costs – Existing Projects,

(c)           Minnkota Network Upgrade Costs – Excess Capacity and Final Excess Capacity,

(d)          Affected System Upgrade Costs – Excess Capacity and Final Excess Capacity or

(e)          Additional Capacity Costs;

provided, however, that (i) Upgrade Costs shall not include any costs incurred by Ashtabula III with respect to Ashtabula III’s use of any of its rights to Excess Capacity or Final Excess Capacity in excess of 50 MW and (ii) in the event that RES/PEAK (or any successor thereto or assign thereof) uses its share of Excess Capacity or Final Excess Capacity to develop a project, or Ashtabula III (or any successor thereto or assign thereof) exercises its right pursuant to Section 6 or Section 7, respectively, of the Settlement Agreement to use RES/PEAK’s share of Excess Capacity or Final Excess Capacity, then Upgrade Costs associated therewith shall only include those costs Ashtabula III would have incurred if RES/PEAK (or any successor thereto or assign thereof) or Ashtabula III (or any successor thereto or assign thereof) had not so developed such share of the Excess Capacity or Final Excess Capacity.

ARTICLE II
OPTION

2.1           Option.  Ashtabula III hereby grants to OTP (or an Affiliate thereof designated by OTP) a one-time option (“Option”) to purchase from Ashtabula III all of Ashtabula III’s right, title and interest in the Ashtabula III Project in accordance with the terms and conditions of this Agreement.  OTP may exercise the Option as follows: (i) providing written notice to Ashtabula III in accordance with Section 5.6 no earlier than [**] and no later than the Option Initial Notice Date that OTP is considering exercising the Option (the “Initial Option Notice”); (ii) providing written notice to Ashtabula III in accordance with Section 5.6 no earlier than [**] and no later than the Option Expiration Date of OTP’s intent to exercise the Option (the “Option Exercise Notice”); and (iii) closing on the purchase from Ashtabula III of Ashtabula III’s right, title and interest in the Ashtabula III Project in accordance with the terms and conditions of this Agreement on the Closing Date.

2.2           [Intentionally Deleted]

[**] Denotes confidential information that has been omitted from the exhibit and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934

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2.3           Definitive Agreements.  If OTP exercises the Option in accordance herewith, the Parties agree, in a manner designed to effect the goals set forth in the Recitals, to the following:

(a)           Purchase and Sale Agreement.  During the period commencing on the date of delivery to Ashtabula III of the Initial Option Notice and ending on the Document Completion Date (the “PSA Completion Period”), the Parties agree to finalize and execute and deliver (such execution and delivery subject to escrow until delivery to Ashtabula III of OTP’s Option Exercise Notice in accordance with Section 2.1) a purchase and sale agreement (“Purchase and Sale Agreement”) in substantially the form attached hereto as Exhibit A (except with respect to the exhibits and schedules thereto, which shall be prepared and finalized during the PSA Completion Period) that would provide for, upon the satisfaction of certain conditions to closing, the acquisition by OTP (or an Affiliate thereof) of the Ashtabula III Project.  Without limiting the foregoing, the Purchase and Sale Agreement shall contain the following terms and conditions:

(i)           The purchase price (“Purchase Price”) for the Ashtabula III Project shall be $[**], as adjusted (A) downward for any capital expenditures reasonably anticipated to be incurred by OTP after the Closing Date in order to cause the Ashtabula III Project to be fully operational and capable of delivering the nameplate capacity of the Wind Turbines (as defined in the PPA) to the Point of Delivery (as defined in the PPA) in accordance with Good Utility Practices (as defined in the PPA) thereafter not to exceed $[**] in the aggregate, and (B) upward for (I) any Upgrade Costs incurred by or allocable to Ashtabula III after the Effective Date of this Agreement, not to exceed $[**], in the aggregate, and (II) the cost of any capital improvements made to the Ashtabula III Project prior to the Closing Date mutually agreed to in writing by the Parties (it being acknowledged and agreed that Ashtabula III shall have no obligation to make any capital improvements).  The Purchase Price shall be payable on the closing date provided for in the Purchase and Sale Agreement (the “Closing Date”).

[**] Denotes confidential information that has been omitted from the exhibit and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934

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(ii)           Ashtabula III agrees that it will tender and OTP agrees to acquire, the Ashtabula III Project and OTP will assume all benefits, and obligations arising after the Closing Date, associated with the Ashtabula III Project as of the Closing Date, except as otherwise provided in the Purchase and Sale Agreement.  The Ashtabula III Project shall be transferred on an “as is” basis, except that Ashtabula III shall make representations and warranties respecting title to the conveyed property and equipment and that the conveyed property rights provide that the subject land is available for use in a wind energy site for the Ashtabula III Project, and respecting other matters as set forth in the Purchase and Sale Agreement.  For the avoidance of doubt, Ashtabula III shall not represent or warrant any wind availability.

(iii)           Ashtabula III shall represent and warrant that (A) it holds of record and owns beneficially one hundred percent (100%) of the ownership interests of the Ashtabula III Project, free and clear of any Liens (except for Permitted Liens) (each as defined in Exhibit A) and (B) upon consummation of the sale and purchase contemplated hereby and in the Purchase and Sale Agreement, OTP will hold of record and own beneficially good and marketable title to all of the Ashtabula III Project, real property and equipment, free and clear of any and all Liens (except for Permitted Liens).

(iv)           As a condition to closing of the acquisition of the Ashtabula III Project, each of the Definitive Agreements shall be executed and delivered by all parties thereto.

(b)           [Intentionally Deleted]

(c)           O&M Agreement.  The Parties agree to negotiate in good faith to finalize by the Document Completion Date, and prior to the Closing Date execute and deliver an agreement (“O&M Agreement”) for the performance by an Affiliate of Ashtabula III (“O&M Provider”) of certain operation and maintenance services (“O&M Services”) for the Ashtabula III Project as described in Schedule B attached hereto.  The O&M Agreement shall be in substantially the same form as that which was entered into by FPL Energy Operating Services, Inc. and OTP, effective as of October 9, 2008 (as amended and/or restated as of the Effective Date, the “Ashtabula I O&M Agreement”), and shall contain the following terms and conditions:

(i)           The O&M Provider shall perform the O&M Services for five (5) years from the Closing Date, subject to OTP’s right to terminate for convenience on 60 days’ notice.

(ii)           All costs incurred by the O&M Provider shall be allocated on a “Pro Rata Share” basis (as defined in the Ashtabula I O&M Agreement), as amended to reflect OTP’s ownership in the Ashtabula III Project.

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(iii)           In addition to reimbursement of costs, OTP shall pay the O&M Provider an annual fee equal to $[**], subject to annual escalation for changes in an agreed index of inflation, substantially similar to the escalation of the annual fee provided for in the Ashtabula I O&M Agreement.

(iv)           The total aggregate liability of O&M Provider to OTP for all liability arising out of or in connection with the O&M Agreement shall be as set forth in Section 9.3 of the Ashtabula I O&M Agreement.

(v)           The O&M Provider’s obligations under the O&M Agreement shall be conditioned upon closing of the acquisition of the Ashtabula III Project.

(d)           Common Facilities Agreement.  The Parties agree to negotiate to finalize by the Document Completion Date and, prior to the Closing Date, execute and deliver, a mutually agreeable (i) amendment and restatement of that certain Amended and Restated Common Facilities Agreement, dated as of October 9, 2008 (the “Common Facilities Agreement”), by and between Ashtabula Wind and OTP (as amended and restated pursuant to the terms hereof, the “Second Amended and Restated Common Facilities Agreement”) in order to: (A) incorporate a new defined term of “OTP III Project” (the “OTP III Project”) comprised of the Ashtabula III Project, which OTP III Project shall be designated as utilizing the portion of the Common Facilities (as defined in the Common Facilities Agreement) described in Exhibit B attached hereto, (B) include the OTP III Project in the definitions of Licensee’s Projects and Complete Wind Farm Site (each, as defined in the Common Facilities Agreement), as applicable, (C) modify Exhibit B-1 to the Common Facilities Agreement to include the OTP III Project and (D) make any other modifications necessary or desirable in order to include the OTP III Project as Licensee’s Project under the Common Facilities Agreement and permit the use by OTP of the Ashtabula Substation and Ashtabula Power Line Assets for the connection of the OTP III Project to transmission grid for the duration of the operating life of the OTP III Project (which may be beyond 25 years), and (ii) termination of that certain Shared Facilities Agreement, dated November 30, 2010 (the “Shared Facilities Agreement”), by and between Ashtabula I and Ashtabula III.  The termination of the Shared Facilities Agreement and the effectiveness of the Second Amended and Restated Common Facilities Agreement shall be conditioned upon (i) the filing with and approval of the Federal Energy Regulatory Commission of the Second Amended and Restated Common Facilities Agreement, (ii) the termination of the Shared Facilities Agreement and (iii) the closing of the acquisition of the Ashtabula III Project.

[**] Denotes confidential information that has been omitted from the exhibit and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934

8

(e)           Reserved.

(f)           LGIA.  Ashtabula III shall assign to OTP all of its interests, rights and obligations in and under the LGIA, except for (i) any and all obligations and liabilities of Ashtabula III (or any successor thereto or assign thereof) under the LGIA or the Settlement Agreement arising from Ashtabula III’s use of any of its rights to Excess Capacity or Final Excess Capacity in excess of 50 MW; (ii) any and all obligations and liabilities of Ashtabula III (or any successor thereto or assign thereof) under the LGIA or the Settlement Agreement in connection with Upgrade Costs incurred as a result of the use by RES/PEAK (or any successor thereto or assign thereof) of its share of Excess Capacity or Final Excess Capacity and (iii) any and all obligations and liabilities of Ashtabula III (or any successor thereto or assign thereof) under the LGIA or the Settlement Agreement in connection with Upgrade Costs incurred as a result of the use by Ashtabula III (or any successor thereto or assign thereof) of its right pursuant to Section 6 or Section 7, respectively, of the Settlement Agreement, to use RES/PEAK’s share of Excess Capacity or Final Excess Capacity, which obligation and liabilities shall be retained by Ashtabula III (clauses (i), (ii) and (iii), collectively, the “Retained Liabilities”).  In connection therewith, Ashtabula III agrees to indemnify OTP in respect of, and hold it harmless from and against (I) any claim by Minnkota or RES/PEAK arising out of or relating to the Retained Liabilities or the failure of Ashtabula III to discharge any Retained Liabilities and (II) any claim by RES/PEAK arising out of Section 11 or Section 13 of the Settlement Agreement, except to the extent of any act or omission of OTP related thereto.

2.4           Due Diligence.  Following delivery to Ashtabula III of the Initial Option Notice, OTP may conduct due diligence of the type and scope customary for transactions of the nature set forth in this Agreement.  During such time, Ashtabula III shall permit OTP, its Affiliates and advisors to have reasonable access during normal business hours to the Ashtabula III Project site leader and the business manager for the Ashtabula III Project and the regional wind site manager and the general manager for the region including the Ashtabula III Project, and all documents and other information and data in their possession related to the Ashtabula III Project, including raw met tower data related to the Ashtabula III Project but excluding any other wind data (other than as provided pursuant to written agreement with an Ashtabula III Affiliate).  ASHTABULA III AND ITS AFFILIATES MAKE NO WARRANTIES OR REPRESENTATIONS, EXPRESS OR IMPLIED, AS TO THE ACCURACY OR COMPLETENESS OF ANY DATA, INFORMATION OR MATERIALS FURNISHED TO OTP, ITS AFFILIATES AND ADVISORS, AND ANY RELIANCE ON OR USE OF THE SAME SHALL BE AT OTP’S SOLE RISK.

ARTICLE III
CONFIDENTIALITY

3.1           Confidentiality.  Prior to any closing under the Purchase and Sale Agreement, this Agreement, any information disclosed pursuant to this Agreement or the negotiation of the Definitive Agreements and any information disclosed pursuant any due diligence by OTP, its Affiliates or advisors related to the Ashtabula III Project shall be treated as “Confidential Information” pursuant to the terms and conditions of the PPA.

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3.2           Tax Disclosure.  The above part of Section 3.1 notwithstanding, the Parties or their representatives may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the proposed transactions described in this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to any Party relating to the tax treatment and tax structure of the proposed transactions.  Each Party intends that the proposed transactions not be treated as offered under “conditions of confidentiality” within the meaning of the Treasury Regulations promulgated under Internal Revenue Code Sections 6011 and 6111(d)(2).  The authorization to disclose information in this Section 3.2 does not extend to disclosure of any other information including (without limitation) (i) the identities of participants or potential participants in the proposed transactions, (ii) the existence or status of any negotiations or (iii) any pricing information or any other term or detail not related to the tax structure or tax aspects of the proposed transactions.

3.3           Announcements.  Without limiting the terms of Section 3.1, prior to any closing under the Purchase and Sale Agreement, no press release relating to the conveyance of the Ashtabula III Project from Ashtabula III to OTP shall be issued or made by OTP or Ashtabula III without the joint approval of both OTP and Ashtabula III (such approval not to be unreasonably withheld, conditioned or delayed); provided that a press release made without such joint approval shall not be in violation of this Section if it is made in order for the disclosing Party or any of its Affiliates to comply with applicable laws or stock exchange rules and in the reasonable judgment of the Party making such release or announcement, based upon advice of counsel, prior review and joint approval, despite reasonable efforts to obtain the same, would prevent dissemination of such release or announcement in a sufficiently timely fashion to comply with such laws or rules; and provided further that in all instances prompt notice from one Party to the other shall be given with respect to any such release.

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ARTICLE IV
LIMITATION OF LIABILITY

4.1           Limitation.  Notwithstanding any other provision of this Agreement, in no event shall any Party or any of their Affiliates, by reason of any of their respective acts or omissions relating to any of their obligations under this Agreement, be liable to the other Party, or any of their Affiliates whether by statute or common law, in contract or tort or otherwise, for any special, indirect, incidental, punitive or consequential damages or for lost profits or other business interruption damages or liability arising out of or in connection with this Agreement, or the performance, non-performance or breach thereof.

ARTICLE V
MISCELLANEOUS

5.1           Representations and Warranties.  Each Party represents and warrants that (a) it is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and is qualified to do business in all jurisdictions where it is required to be qualified; (b) it has the necessary power and authority to enter into and perform its obligations under this Agreement; (c) it has duly authorized the person(s) signing this Agreement to execute this Agreement on its behalf; (d) this Agreement is the legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms (except as such enforcement may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally or by the application of general principles of equity); (e) the execution and delivery of this Agreement and its performance by such Party will not violate, require a consent in connection with (except as provided in the Purchase and Sale Agreement), result in a breach of or conflict with any law, rule, regulation, order or decree applicable to such Party, its organizational documents or the terms of any other agreement binding on such Party; and (f) it will negotiate in good faith to agree on the form of the Definitive Agreements by the Document Completion Date.

5.2           Governing Law.  This Agreement shall be interpreted in accordance with and governed by the laws of New York, without regard to the conflicts of law principles thereof and any litigation arising out of or in connection in any way with this Agreement shall take place in a State or Federal court of competent jurisdiction in New York City, Borough of Manhattan, State of New York.  The Parties irrevocably waive any objection which any of them may now or hereafter have to the bringing of any such action or proceeding in such respective jurisdictions, including any objection to the laying of venue based on the grounds of forum non conveniens and any objection based on the grounds of lack of in personam jurisdiction.  EACH PARTY HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS OPTION AGREEMENT.

5.3           Relationship of Parties.  Neither the execution nor delivery of this Agreement, nor consummation of the transactions contemplated hereby, shall create or constitute a partnership, joint venture or any other form of business organization or arrangement among the Parties.

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5.4           Integration.  Except for the PPA and that certain letter agreement, dated as of the date hereof, among Ashtabula Wind, Ashtabula III and OTP respecting the Common Facilities Agreement, the terms and provisions contained in this Agreement constitute the entire agreement between the Parties with respect to the subject matter hereof.

5.5           Binding Effect; Assignment.  This Agreement shall be binding upon each Party, and its respective successors and assigns.  This Agreement may not be assigned, in whole or in part, by any Party without the prior written consent of the other Party.  Any assignment that is made without such consent shall be void and of no force and effect; provided that nothing contained herein shall in any way prevent a Party from assigning all or part of its rights hereunder to an Affiliate of such Party; and further provided that the assigning Party shall in all events remain liable to the other Parties with respect to the assigning Party’s obligations hereunder.  Notwithstanding the foregoing, either Party may, upon notice to the other Party but without the need for consent from the other Party, collaterally assign its rights under this Agreement to any Unaffiliated Facility Investor (as defined in the PPA), or any other lender or lenders, for collateral security purposes, provided, however, that such Party’s obligations under this Agreement shall continue in their entirety in full force and effect and such Party shall remain fully liable for all of its obligations under or relating to this Agreement.

5.6           Notice.  Any and all notices, consents and other communications that are required or permissible pursuant to this Option Agreement shall be in writing, and shall be deemed given (a) upon personal delivery, or (b) upon the sender’s receipt of electronic confirmation of transmission, if sent by facsimile, or (c) upon receipt if sent by mail or courier.  The Parties designate the following addresses for the foregoing legal effects:

If to Ashtabula III:

Ashtabula Wind III, LLC
700 Universe Boulevard
Juno Beach, Florida 33408
Attention: Business Manager
If to OTP:

Otter Tail Power Company
215 South Cascade Street
Fergus Falls, Minnesota  56538-0496
Attention: Harvey McMahon

The Parties, by like notice in writing, may designate, from time to time, another address or office to which notices may be given pursuant to this Agreement.

5.7           No Oral Modifications.  This Agreement may not be amended or modified except by written agreement executed by each of the Parties hereto.

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5.8           Severability.  If any of the provisions, portions or applications of this Agreement are held to be unenforceable or invalid by any court of competent jurisdiction, the validity and enforceability of the remaining provisions, portions or applications of this Agreement, shall not be affected thereby.

5.9           Counterparts.  This Agreement may be executed in any number of counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same agreement.

5.10         Effectiveness of this Option Agreement; Termination.  This Agreement shall become effective upon the Effective Date and shall automatically terminate in its entirety without any further notice or action being necessary upon the earlier to occur of: (a) the Option Initial Notice Date, in the event that OTP does not provide the Initial Option Notice in strict accordance with Section 2.1(i), (b) the Option Expiration Date, in the event that OTP does not provide the Option Exercise Notice in strict accordance with Section 2.1(ii), (c) the date of execution and delivery of the Definitive Agreements by the Parties thereto and (d) [**].  Upon termination of this Agreement after such effectiveness, the Parties shall not have any further obligation to each other by virtue of this Agreement except for Articles III and IV.

5.11         Remedies.  Upon the occurrence of a breach of this Agreement, the non-breaching Party shall have all remedies at law and in equity, including solely with respect to any failure of Ashtabula III to transfer the Ashtabula III Project as required pursuant to the terms of this Agreement and the Purchase and Sale Agreement, the remedy of specific performance, it being acknowledged and agreed that the remedy of specific performance or mandatory injunction shall not be available in any other circumstance.

5.12         Headings.  Titles and headings of all Articles and Sections of this Agreement are for convenience of reference and do not form a part of this Option Agreement and shall not in any way affect the interpretation of this Agreement.

5.13         Recording.  OTP shall have the right to file in the land records of Barnes County, North Dakota a memorandum of this Agreement in a form mutually acceptable to the Parties.

[THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

[**] Denotes confidential information that has been omitted from the exhibit and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934

13

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized officers as of the Effective Date.

Otter Tail Power Company

By:	/s/ Charles S. MacFarlane
Name:	Charles S. MacFarlane
Title:	President and CEO

Ashtabula Wind III, LLC

By:	/s/ Michael O’Sullivan
Name:	Michael O’Sullivan
Title:	Senior Vice President

SCHEDULE A

MAP OF ASHTABULA III PROJECT

●	Depiction of the Ashtabula III Project, the Ashtabula III Wind Farm Substation and Ashtabula III Transmission Line Assets and the Lead Line substations (Luverne and Maple River)

Jacobsen, Trevor & Lisa Thomas & Tricia Breckheime
Nielson, Steven and Mary Lee
Jacobsen, Trevor & Lisa Thomas & Tricia Breckheime
Svenningsen, Mark and Jody
Nielson Trust
Nielson Rev Trust/Steven, Allen & Steven
Staffan, Clarance K & Mary A (married)
Gordon & Ranee Svenningsen
Svenningsen, Rodd & Deborah
Flatt, Merle and Marion
ASH315
Nielson, Steven and Mary Lee
Burchill, Ariana and Nyla
McKay, Tim and Cynthia
Marlys McKay
Svenningsen, Gordon M & Ranee
Svenningsen, Gordon M & Ranee
Rosalind Jacobsen Et Al
Flatt, Marie and Marion
Diemert (LE), Jeanne
Flatt, Merle and Marion
Flatt, Merle and Marion
McKay, Tim and Cynthia
Staffan, Clarance K & Mary A (married)
Adkley Family Trust, Dorothy
Svenningsen
Diemert (LE), Jeanne
Lemley, Lamae et al
LeRoy Triebold, etal
FLatt, Maynard A and Sheila R

NEXTera ENERGY RESOURCES

Ashtabula Wind III

Barnes County, North Dakota

0 0.25 0.5 1 Miles
Turbines
Substation
Transmission Line
Collection Line
Service Roads
Parcel Boundaries
Project Boundary

17th St SE
18th St SE
19th St SE
20th St SE
Pederson, Mark
Koch Family Trust, Joesephine
Moistad LE
State of ND
Burchill LE
Leadbetter EtAl
Svenningsen, Larry and Carmen
Rettan, Julius

Ashtabula Wind III

Barnes County, North Dakota

0 0.25 0.5 1
Miles

20th St SE
21st St SE
118th Ave SE
Koch,
Lloyd &
Verlyn
Hass LE,
William A.
Jr. & Agnes
Marshall,
Robertetux
Swanberg,
Mark
& Toni
Wittenberg
Holcomb
Lynn &
Linda
Holcomb
Henry
Berger
Lynn
Holcomb
Kurt &
Albert
Wittenberg
Ashtabula Wind III
Barnes County, North Dakota
Turbines
Collection Line
Service Roads
Parcel Boundaries
Project Boundary
0
0.25
0.5
1
Miles

SCHEDULE B

O&M SCOPE OF WORK

The O&M Services shall be consistent with O&M services provided under the O&M Agreement entered into by FPL Energy Operating Services, Inc. and OTP, effective as of October 9, 2008 (as amended and/or restated as of the Effective Date).

EXHIBIT A

FORM OF PURCHASE AND SALE AGREEMENT

PURCHASE AND SALE AGREEMENT

dated as of [_________], 2022

by and between

Ashtabula Wind III, LLC, as Seller

and

Otter Tail Power Company,
as Purchaser

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

EXHIBITS

Exhibit A-1:	Form of Assignment and Assumption Agreement
Exhibit A-2:	Form of Bill of Sale
Exhibit B:	Site Plan Depicting Ashtabula III Project and Common Facilities Area
Exhibit C:	Form of Seller’s President/Vice President’s Certificate
Exhibit D:	Form of Seller’s Secretary’s Certificate
Exhibit E:	Form of Purchaser’s President/Vice President’s Certificate
Exhibit F:	Form of Purchaser’s Secretary’s Certificate
Exhibit G-1:	Form of Wind Farm Easement Agreement
Exhibit G-2:	Form of Collection Easement
Exhibit G-3:	Form of Common Facilities Collection Easement
Exhibit G-4:	Form of Transmission Easement
Exhibit H:	Form of Common Facilities Agreement
Exhibit I:	Form of O&M Agreement
Exhibit J:	Reserved
Exhibit K:	Form of Assignment and Assumption of LGIA Agreement

SCHEDULES

Schedule 2.01:	Material Assets
Schedule 3.03:	Seller Conflicts
Schedule 3.04:	Required Governmental Approvals and Filings for Seller
Schedule 3.05:	Legal Proceedings
Schedule 3.07(a):	Real Property for Ashtabula III Project and Common Facilities; List of Land Contracts and Common Facilities Land Contracts
Schedule 3.07(e):	Real Property: Rights of Possession
Schedule 3.08:	Contracts
Schedule 3.09(a)(i):	Governmental Approvals and Consents
Schedule 3.09(a)(ii):	Required Governmental Approvals and Consents to be obtained by Seller
Schedule 3.09(b):	Facts or circumstances that would hinder, delay or restrict the ability of Purchaser to obtain the Required Governmental Approvals
Schedule 3.10:	Environmental: Reports and Claims
Schedule 3.14:	Interconnection Documents

-v-

Schedule 3.16:	Liens for Taxes on Assets
Schedule 3.17:	Wind Data
Schedule 4.03:	Purchaser Conflicts
Schedule 4.04:	Required Governmental Approvals and Filings for Purchaser

-vi-

PURCHASE AND SALE AGREEMENT

This PURCHASE AND SALE AGREEMENT dated as of [______________], 2022 (“Effective Date”) is made and entered into by and among Ashtabula Wind III, LLC, a Delaware limited liability company (“Seller”) and Otter Tail Power Company, a Minnesota corporation (“Purchaser”) (Purchaser and Seller individually a “Party” and collectively, the “Parties”).  Capitalized terms used herein shall have the meanings set forth in Section 1.01.

WHEREAS, Seller owns a wind-powered electric generating project with a nameplate capacity of approximately 62.4 MWs located on the Ashtabula III Project Site, as depicted on Exhibit B attached hereto (including all of the equipment, facilities and interests specified in the definition of “Facility” and “Facility Property” in the PPA (as defined below), including but not limited to the Ashtabula III Substation and Ashtabula III Power Line Assets (the “Ashtabula III Project”);

WHEREAS, Seller desires to sell, and Purchaser desires to purchase, the Ashtabula III Project and the related Assets on the terms and subject to the conditions set forth in this Agreement; and

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I
DEFINITIONS, INTERPRETATION

1.01         Definitions.

(a)           Defined Terms.  As used in this Agreement, the following defined terms have the meanings indicated below:

“Actions or Proceedings” means any action, suit, proceeding, arbitration or Governmental or Regulatory Authority investigation.

“Acquisition” means the sale and purchase of the Assets and all other actions that the Parties have agreed to take pursuant to this Agreement.

“Additional Agreements” means, collectively, the Bill of Sale, the General Assignment and Assumption Agreement, the Land Contract Assignment and Assumption Agreements, the O&M Agreement, the Common Facilities Agreement, the Common Facilities O&M Agreement and the Assignment and Assumption of LGIA Agreement.

“Affected System Upgrade Costs – Excess Capacity and Final Excess Capacity” has the meaning provided therefor in the Settlement Agreement and the LGIA.

“Affiliate” means any Person that directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified.  For purposes of this definition, control of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by Contract or otherwise and, in any event and without limitation of the previous sentence, any Person owning twenty-five percent (25%) or more of the voting securities of another Person shall be deemed to control that Person.

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“After-Tax Basis” means, with respect to any payment received or deemed to have been received by any Person, the amount of such payment (the “Base Payment”) supplemented by a further payment (the “Additional Payment”) to that Person so that the sum of the Base Payment plus the Additional Payment shall, after deduction of the amount of all federal, state and local income Taxes required to be paid by such Person in respect to the receipt or accrual of the Base Payment and the Additional Payment (taking into account the net present value of any reduction in such income Taxes resulting from Tax benefits realized by the recipient as a result of the payment or the event giving rise to the payment), be equal to the amount required to be received.  Such calculations shall be made on the basis of the amounts of the highest generally applicable federal, state and local income tax applicable to a corporation for all relevant periods, and shall take into account the deductibility of state and local income taxes for federal income tax purposes.

“Agreement” means this Purchase and Sale Agreement and the Exhibits, the Appendices, the Disclosure Schedule and any other Schedules hereto and the certificates delivered in accordance with Sections 8.03 and 9.03, as any of the same shall be amended or supplemented from time to time.

“Alternative Proposal” has the meaning set forth in Section 5.11(a).

“Apportioned Obligations” has the meaning set forth in Section 10.01(a).

“Ashtabula Project” shall mean the renewable wind-energy conversion electric generating facility with a nameplate capacity of approximately 196.5 MW located in Barnes County, North Dakota, 148.5 MW of which is owned by Ashtabula Wind and 48 MW of which is owned by Purchaser.

“Ashtabula III Project” has the meaning set forth in the forepart of this Agreement.

“Ashtabula III Project Site” means that land located in Barnes County, North Dakota, upon which the Ashtabula III Project is located, as more specifically depicted on Exhibit B attached hereto.

“Ashtabula Substation and Ashtabula Power Line Assets” shall mean the substation, approximately nine (9) miles of 230 kV power line and related equipment or materials for the Ashtabula Project or any contract or purchase order therefor, and any permits related to the foregoing.  The Ashtabula Substation and Ashtabula Power Line Assets are depicted on Exhibit B attached hereto.

“Ashtabula III Substation and Ashtabula III Power Line Assets” shall mean the substation, approximately 500 feet of 230 kV power line and related equipment or materials for the Ashtabula III Project or any contract or purchase order therefor, and any permits related to the foregoing.  The Ashtabula III Substation and Ashtabula III Power Line Assets are depicted on Exhibit B attached hereto.

“Ashtabula Wind” shall mean Ashtabula Wind, LLC, a Delaware limited liability company.

“Assets” has the meaning set forth in Section 2.01.

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“Assignment and Assumption of LGIA Agreement” means an assignment from Seller to Purchaser substantially in the form of Exhibit K relating to Seller’s rights and obligations, to the extent relating to the Ashtabula III Project, under the LGIA.

“Assumed Liabilities” has the meaning set forth in Section 2.04(a).

“Bill of Sale” means the Bill of Sale substantially in the form of Exhibit A-2.

“Breach” means any breach of, or any inaccuracy in, any representation or warranty or any breach of, or failure to perform or comply with, any provision, covenant or obligation, in or of this Agreement or any other Contract or agreement, or any event which with the passing of time or the giving of notice, or both, would constitute such a breach, inaccuracy or failure.

“Business Day” means a day other than Saturday, Sunday or any day on which banks located in the state of New York are authorized or obligated to close.

“Business or Condition of the Project” means the business, assets, financial condition, results of operations or prospects of the Ashtabula III Project taken as a whole.

“Claim Notice” means written notification pursuant to Section 12.02(a) of a Third Party Claim as to which indemnity under Section 12.01 is sought by an Indemnified Party, enclosing a copy of all papers served, if any, and specifying the nature of and basis for such Third Party Claim and for the Indemnified Party’s claim against the Indemnifying Party under Section 12.01, together with the amount or, if not then reasonably determinable, the estimated amount, determined in good faith, of the Loss arising from such Third Party Claim.

“Closing” has the meaning set forth in Section 2.05(a).

“Closing Date” has the meaning set forth in Section 2.05(a).

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Common Facilities” has the meaning set forth in the Common Facilities Agreement.

“Common Facilities Agreement” means that second amendment and restatement of that certain Amended and Restated Common Facilities Agreement, as of October 9, 2008, by and between Ashtabula I and Purchaser, to be entered into by and between Purchaser and Ashtabula I (substantially in the form set forth at Exhibit H) providing for the use by Purchaser of the Ashtabula Substation and Ashtabula Power Line Assets for the connection of the Ashtabula III Project to transmission grid for the duration of the operating life of the Ashtabula III Project.

“Common Facilities Area” has the meaning set forth in the Common Facilities Agreement, and is generally depicted on Exhibit B attached hereto.

“Common Facilities Contract” means any agreement, lease, license, evidence of Indebtedness, mortgage, indenture, security agreement, Common Facilities Land Contracts or other contract relating to the Common Facilities or by which the Common Facilities are bound.

“Common Facilities Easements” has the meaning set forth in Section 3.07(a).

“Common Facilities Land Contract” means all Common Facilities Easements and other documents constituting or relating to current or anticipated Common Facilities Real Property Interests or Common Facilities Other Real Property Interests including, lease agreements, license agreements, easement agreements, option agreements and purchase agreements.

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“Common Facilities Other Real Property Interest” means any easement, use, right-of-way, license or other non-exclusive right or option to use real property, but not including any leasehold interest that is included in the Real Property Interests, related to the Common Facilities.

“Common Facilities Real Property Interests” means any ownership, leasehold or other rights or interests in real property to the extent related to the Common Facilities or the Common Facilities Area (or options with respect thereto).

“Contract” means any agreement, lease, license, evidence of Indebtedness, mortgage, indenture, security agreement, Land Contracts or other contract relating to the Ashtabula III Project or by which the Ashtabula III Project or any of the Assets are bound.

“Determination Date” has the meaning set forth in Section 13.01(c).

“Disclosure Schedule” means the Disclosure Schedule attached to this Agreement, and dated as of the date hereof, containing all lists, descriptions, exceptions and other information and materials required to be included therein by either Party pursuant to this Agreement.

“Dispute Period” means the period ending sixty (60) days following delivery by an Indemnifying Party of either a Claim Notice or an Indemnity Notice.

“Easements” has the meaning set forth in Section 3.07(a).

“Effective Date” has the meaning set forth in the first paragraph of this Agreement.

“Environmental Laws” means all Laws that regulate or relate to (i) the protection or clean-up of the environment; (ii) the production, use, treatment, storage, transportation, generation, manufacture, processing, distribution, disposal, emission, discharge, Release or threatened Release of Hazardous Substances; (iii) the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources; and (iv) the health and safety of persons or property as it pertains to the environment, including protection of the health and safety of employees.  Environmental Laws shall include the Resource Conservation & Recovery Act, Clean Water Act, Safe Drinking Water Act, Toxic Substances Control Act, Clean Air Act, Comprehensive Environmental Response, Compensation and Liability Act, Emergency Planning and Community Right-to-Know Act, Hazardous Materials Transportation Act, and all analogous or related Laws.

“Event of Default” has the meaning set forth in Section 13.03.

“Exceptions” has the meaning set forth in Section 5.12.

“Excess Capacity” has the meaning provided therefor in the Settlement Agreement and the LGIA.

“Excluded Assets” has the meaning set forth in Section 2.02.

“Existing Survey” has the meaning set forth in Section 5.12.

“FERC” means the Federal Energy Regulatory Commission.

“Final Excess Capacity” has the meaning provided therefor in the Settlement Agreement and the LGIA.

“GAAP” means generally accepted accounting principles in the United States of America, consistently applied throughout the specified period and in the immediately prior comparable period.

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“General Assignment and Assumption Agreement” means the Assignment and Assumption Agreement substantially in the form of Exhibit A-1.

“Governmental Approval” means any authorization, approval, consent, License, exception, variance, Order, franchise, lease, ruling, permit, tariff, certification, exemption, filing, notice to, declarations of, or registration by or with any Governmental or Regulatory Authority or pursuant to any Laws.

“Governmental or Regulatory Authority” means any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States or any state, county, city or other political subdivision.

“Hazardous Substances” means all pollutants, contaminants, chemicals, wastes (including medical and infectious wastes), and any other carcinogenic, ignitable, corrosive, reactive, toxic, or otherwise hazardous substances or materials (whether solids, liquids or gases), including but not limited to any substances, materials, or wastes subject to regulation, control, or remediation under Environmental Laws.  By way of example only, and without limitation, the term Hazardous Substances includes petroleum, formaldehyde, flammable, explosive, and radioactive materials, PCBs, pesticides, herbicides, asbestos, slag, acids, metals, and solvents.

“Indebtedness” means all obligations of a Person (a) for borrowed money; (b) evidenced by notes, bonds, debentures or similar instruments; (c) for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the ordinary course of business), (d) under capital leases; or (e) in the nature of guaranties of the obligations described in clauses (a) through (d) above of any other Person.

“Indemnified Party” means any Person claiming indemnification under any provision of ARTICLE XII.

“Indemnifying Party” means any Person against whom a claim for indemnification is being asserted under any provision of ARTICLE XII.

“Indemnity Notice” means written notification pursuant to Section 12.02(b) of a claim for indemnity under ARTICLE XII by an Indemnified Party, specifying the nature of and basis for such claim, together with the amount or, if not then reasonably determinable, the estimated amount, determined in good faith, of the Loss arising from such claim.

“Information” has the meaning set forth in Section 14.05(a).

“Interconnection Point” means the 230kV terminal dead-end assembly located in the Maple River Substation physical point at which electrical interconnection is made between the Ashtabula III Project and MPC’s electric transmission system as defined in the LGIA.

“Land Contract” means all Easements and other documents constituting or relating to current or anticipated Real Property Interests or Other Real Property Interests including lease agreements, license agreements, easement agreements, option agreements and purchase agreements.

“Land Contract Assignment and Assumption Agreements” has the meaning set forth in Section 2.05(c).

“Laws” means all laws, statutes, treaties, rules, codes, ordinances, regulations, permits, official guidelines, certificates, orders, interpretations, licenses, leases and permits of any Governmental or Regulatory Authority, Governmental Approvals, Environmental Laws, and judgments, decrees, injunctions, writs, orders or like action of any court, arbitrator or other judicial or quasi-judicial tribunal of competent jurisdiction and all requirements of law.

5

“Lead Line” means the 230 kV power line and related facilities owned and operated by MPC traversing approximately sixty (60) miles from and including the Pillsbury 230 kV Substation to the point of interconnection at MPC’s facilities in the Maple River Substation and interconnection rights, real property rights and obligations and any permits relating to the foregoing.

“LGIA” means (i) that certain Large Generator Interconnection Agreement entered into by Seller and MPC on December 14, 2010, and (ii) that certain Large Generator Interconnection Agreement entered into by Ashtabula Wind with MPC on October 17, 2008, as partially assigned to Seller by that certain Assignment and Assumption Agreement, dated December 22, 2010, by and between Ashtabula Wind and Seller.

“Liabilities” means any direct or indirect liability, Indebtedness, obligation, commitment, expense, deficiency or guaranty of any type, whether accrued, absolute, contingent, matured, unmatured, liquidated, unliquidated, known or unknown.

“Licenses” means all licenses, permits, certificates of authority, authorizations, approvals, registrations, franchises and similar consents granted or issued by any Governmental or Regulatory Authority.

“Liens” means any charge, claim, community or other marital property interest, condition, equitable interest, lien, levy, assessment, lease, option, pledge, security interest, mortgage, right of way, easement, encroachment, servitude, right of first option, right of first refusal or similar restriction, including any restriction on use, voting (in the case of any security or equity interest), transfer, receipt of income or exercise of any other attribute of ownership, any conditional sale contract, title retention Contract or other Contract to give any of the foregoing, or any other encumbrance or restriction of any kind.

“Loss” means any and all damages (including incidental and consequential damages incurred with respect to any claim by a third party but not by a Party except as expressly provided herein), fines, penalties, deficiencies, losses, interest, awards, judgments, expenses (including interest, court costs, reasonable fees of attorneys, accountants and other experts or other reasonable expenses of litigation or other proceedings or of any claim, default or assessment) and diminution of value, whether or not involving a third party claim, but excluding Taxes.

“Maple River Substation” means the existing electrical substation facilities owned by MPC and located near Maple River, North Dakota, together with all upgrades thereof and improvements thereto.

“Material Adverse Effect” means any effect, condition, fact, circumstance or event that is or is reasonably likely to be materially adverse to the Assets, the Ashtabula III Project or the Business or Condition of the Project, taken as a whole.

“Minnkota Network Upgrade Costs – Excess Capacity and Final Capacity” has the meaning provided therefor in the Settlement Agreement and the LGIA.

6

“Minnkota Network Upgrade Costs – Existing Projects” has the meaning provided therefor in the Settlement Agreement and the LGIA.

“MPC” means Minnkota Power Cooperative, Inc.

“MW” means a megawatt of capacity.

“NextEra Energy Resources” shall mean NextEra Energy Resources, LLC, a Delaware limited liability company.

“Non-Disturbance Agreements” has the meaning set forth in Section 5.12.

“O&M Agreement” means that agreement to be entered into by and between Purchaser and an Affiliate of Seller (substantially in the form set forth at Exhibit I) providing for the performance of certain operation and maintenance services for the Ashtabula III Project.

“Option Agreement” means that certain Option Agreement by and between Purchaser and Seller dated May [__], 2013.

“Other Assets” means assets, properties, rights and interests of Seller (whether real, personal or mixed, whether tangible or intangible, and wherever situated), including the goodwill related thereto) not related to the Ashtabula III Project.

“Order” means any writ, judgment, decree, injunction or similar order of any Governmental or Regulatory Authority (in each such case whether preliminary or final).

“Other Real Property Interest” means any easement, use, right-of-way, license or other non-exclusive right or option to use real property, but not including any leasehold interest that is included in the Real Property Interests, related to the Ashtabula III Project.

“Party” or “Parties” has the meaning set forth in the forepart to this Agreement.

“Permitted Lien” means (a) any Lien for Taxes not yet due or delinquent or being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP on the applicable financial statements; (b) any statutory Lien arising in the ordinary course of business by operation of Law with respect to a Liability that is not yet due or delinquent or the validity of which is being contested in good faith by appropriate proceedings; (c) mechanics’, carriers’, workers’, repairers’ and similar Liens arising or incurred in the ordinary course of business relating to obligations as to which there is no material default on the part of Seller; (d) zoning, entitlement and other land use and environmental regulations of any Governmental or Regulatory Authority; (e) such other Liens, imperfections in title, charges, easements, restrictions and encumbrances as do not, individually or in the aggregate, have a Materially Adverse Effect on the value or use of the Assets.

“Person” means any natural person, corporation, limited liability company, general partnership, limited partnership, proprietorship, other business organization, trust, union, association or Governmental or Regulatory Authority.

“Pillsbury 230 kV Substation” means the electrical substation facilities owned by MPC, located near Pillsbury, North Dakota, and interconnected with the Lead Line, together with all upgrades thereof and improvements thereto.

“PPA” means that certain Wind Energy Purchase Agreement, dated as of May [__], 2013, by and between Seller and Purchaser.

7

“Purchase Price” has the meaning set forth in Section 2.03.

“Purchaser” has the meaning set forth in the forepart of this Agreement, and includes its successors and assigns.

“Purchaser Indemnified Parties” means Purchaser, its Affiliates and their respective successors and assigns, members, managers, shareholders, officers, directors, employees, partners and agents.

“Purchaser’s knowledge” means the actual knowledge of the current officers of Purchaser after reasonable inquiry with respect to the matter in question.

“Purchaser’s Update Certificate” has the meaning set forth in Section 6.05.

“Real Property Interests” means any ownership, leasehold or other rights or interests in real property to the extent related to the Ashtabula III Project (or options with respect thereto).

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment or the workplace of any Hazardous Substance, and otherwise as defined in any Environmental Law.

“Reports” means the Phase I Environmental Assessment, the Cultural Study, the Beam Path Study, Federal Aviation Administration screening study, the Wetlands Inventory Report, the Existing Survey, the Title Reports and, if applicable, the Wetlands Study, and any other study or report prepared by or for Seller in connection with the Ashtabula III Project.

“Representatives” means, with respect to any Person, its Affiliates, and such Person’s and its Affiliates’ officers, directors, partners, members, employees, counsel, accountants, financial advisors and consultants.

“RES/PEAK” shall mean, collectively, Renewable Energy Systems Americas Inc. and PEAK Wind Development, LLC.

“Retained Liabilities” has the meaning set forth in Section 2.04(b).

“Required Governmental Approvals” has the meaning set forth in Section 3.09(a).

“Schedules” shall mean the Disclosure Schedule and any other schedule attached hereto.

“Seller” has the meaning set forth in the forepart of this Agreement, and includes its successors and assigns.

“Seller Indemnified Parties” means Seller, its Affiliates, and their respective successors and assigns, members, managers, shareholders, officers, directors, employees, partners and agents.

“Seller’s knowledge” means the actual knowledge of the current officers of Seller after reasonable inquiry with respect to the matter in question.

“Seller’s Update Certificate” has the meaning set forth in Section 5.15.

“Settlement Agreement” shall mean that certain Settlement Agreement, dated January 13, 2010, by and among RES/PEAK, Purchaser, MPC and NextEra Energy Resources (on behalf of itself and its respective affiliates, Ashtabula Wind, Ashtabula Wind II, LLC and Seller) and approved by the Federal Energy Regulatory Commission in Docket No. EL08-86-000.

8

“Tax Returns” means any report, form, return, statement or other information (including any amendments) required to be supplied to a Governmental or Regulatory Authority by Seller with respect to Taxes related to the Project, including information returns, any amendments thereof or schedules or attachments thereto and any documents with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

“Taxes” means any income, gross or net receipts, property, sales, use, capital gain, transfer, excise, license, production, franchise, employment, social security, occupation, payroll, registration, governmental pension or insurance, withholding, royalty, severance, stamp or documentary, value added, or other tax, charge, assessment, duty, levy, compulsory loan, business or occupation (including any interest, additions to tax, or civil or criminal penalties thereon) of the United States or any state or local jurisdiction therein, or of any other nation or any jurisdiction therein.

“Third Party Claim” has the meaning set forth in Section 12.02(a).

“Title Insurer” has the meaning set forth in Section 5.12.

“Title Policy” shall have the meaning set forth in Section 8.10.

“Title Report” has the meaning set forth in Section 5.12.

“Transfer Taxes” has the meaning set forth in Section 10.01(f).

“Transmission Provider Interconnection Facility Costs” has the meaning provided therefor in the Settlement Agreement and the LGIA.

“Upgrade Costs” shall mean any costs allocated to Seller through the Settlement Agreement and the LGIA with respect to any of the following:

(a)           Transmission Provider Interconnection Facility Costs,

(b)           Minnkota Network Upgrade Costs – Existing Projects,

(c)           Minnkota Network Upgrade Costs – Excess Capacity and Final Excess Capacity,

(d)           Affected System Upgrade Costs – Excess Capacity and Final Excess Capacity or

(e)           Additional Capacity Costs;

provided, however, that (i) Upgrade Costs shall not include any costs incurred by Seller with respect to Seller’s use of any of its rights to Excess Capacity or Final Excess Capacity in excess of 50 MW and (ii) in the event that RES/PEAK (or any successor thereto or assign thereof) uses its share of Excess Capacity or Final Excess Capacity to develop a project, or Seller (or any successor thereto or assign thereof) exercises its right pursuant to Section 6 or Section 7, respectively, of the Settlement Agreement to use RES/PEAK’s share of Excess Capacity or Final Excess Capacity, then Upgrade Costs associated therewith shall only include those costs Seller would have incurred if RES/PEAK (or any successor thereto or assign thereof) or Seller (or any successor thereto or assign thereof) had not so developed such share of the Excess Capacity or Final Excess Capacity.

9

1.02         Interpretation.

(a)           Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; (v) the words “include” and “including” are not words of limitation and shall be deemed to be followed by the words “without limitation;” (vi) the use of the word “or” to connect two or more phrases shall be construed as inclusive of all such phrases (e.g., “A or B” means “A or B, or both”); and (vii) the phrase “ordinary course of business” refers to the business of Seller.

(b)           Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.

(c)           All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(d)           Unless the context otherwise requires, a reference to any Law includes any amendment, modification or successor thereto.

(e)           Any representation or warranty contained herein as to the enforceability of this Agreement, the Additional Agreements or any Contract shall be subject to the effect of any bankruptcy, insolvency, reorganization, moratorium or other similar law affecting the enforcement of creditors’ rights generally and to general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(f)           In the event of a conflict between the body of this Agreement and any exhibit, schedule or appendix hereto, the body of this Agreement shall control.

(g)           The paragraph headings have been used solely for convenience, and are not intended to describe, interpret, define or limit the scope of this Agreement.

(h)           Conflicts or discrepancies, errors, or omissions in this Agreement or the various documents delivered in connection with this Agreement will not be strictly construed against the drafter of the contract language; rather, they shall be resolved by applying the most reasonable interpretation under the circumstances, giving full consideration to the intentions of the Parties at the time of contracting.

(i)           A reference to a person or entity or governmental authority includes the successor or permitted assignee of that person or entity or governmental authority.

(j)           A reference to any agreement or document is to that agreement or document as amended, novated, supplemented or replaced from time to time.

(k)           Any reference herein to a time of day means New York, New York local time.

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ARTICLE II
SALE OF ASSETS AND CLOSING

2.01         Purchase and Sale.

Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall sell, convey, assign, transfer and deliver to Purchaser, free and clear of all Liens other than Permitted Liens, and Purchaser shall purchase and acquire from Seller all of Seller’s (or Seller’s Affiliates’) right, title and interest in and to all of Seller’s (or Seller’s Affiliates’) property and assets, whether operated, owned or leased or that Seller or its Affiliates have a contractual right to use, to the extent that the foregoing are related to the Ashtabula III Project, including the following (collectively, the “Assets”) (material Assets are set forth in Schedule 2.01):

(a)           all Real Property Interests and Other Real Property Interests and all appurtenances thereto, together with all other constructions and other improvements (including all construction work in progress) relating to the Ashtabula III Project, including but not limited to the Ashtabula III Substation and the Ashtabula III Power Line Assets;

(b)           all of the following, the purpose of which is to produce electricity and deliver such electricity to the Interconnection Point: Seller’s equipment, buildings, all of the  generation facilities, including generators, turbines, step-up transformers, output breakers, facilities necessary to connect to the Interconnection Point, protective and associated equipment, improvements, and other tangible assets, necessary for the construction, operation, and maintenance of the Ashtabula III Project, including but not limited to the Ashtabula III Substation and the Ashtabula III Power Line Assets;

(c)           all Contracts and all outstanding offers or solicitations made by or to Seller to enter into any Contract;

(d)           all Governmental Approvals and Licenses and all pending applications therefor or renewals thereof;

(e)           all of the intangible rights and property of Seller to the extent related to the Ashtabula III Project;

(f)           all interconnection rights under the LGIA applying to the Ashtabula III Project;

(g)           all Reports including SCADA data related to each wind turbine included in the Ashtabula III Project;

(h)           all claims of Seller against third parties relating to the Assets arising prior to the Closing whether choate or inchoate, known or unknown, contingent or noncontingent; and

(i)           any other warranties or indemnities given by third parties with respect to any of the Assets.

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2.02         Excluded Assets.

Notwithstanding anything to the contrary contained in Section 2.01 or elsewhere in this Agreement, the following assets of Seller (collectively, the “Excluded Assets”) are not part of the sale and purchase contemplated hereunder, are excluded from the Assets and shall remain the property of Seller after the Closing:

(a)            all rights of Seller under this Agreement and the Additional Agreements to which Seller is a party;

(b)           the Ashtabula Substation and Ashtabula Power Line Assets (other than those rights related to the Ashtabula Substation and Ashtabula Power Line Assets granted to Purchaser under the Common Facilities Agreement);

(c)            Intentionally Deleted;

(d)           information, processes, data, intangible property or intellectual property rights that have been developed by or the interests to which are owned or held by Seller or its Affiliates and not related to the Ashtabula III Project;

(e)           any real property, tangible property and intangible property (including intellectual property rights) that is used in the development of wind projects generally by Seller or its Affiliates and not related to the Ashtabula III Project;

(f)            personnel employed by Seller or its Affiliates;

(g)           cash, cash equivalents or receivables;

(h)           subject to Section 2.01(a) and 5.07, any FERC-jurisdictional assets, including any transmission, interconnection or generation-step-up facilities, wholesale electric energy sales contracts, FERC-filed tariffs or rate schedules, or FERC-jurisdictional books and records, and all rights of Seller (or its Affiliates) therein; and

(i)            all Other Assets.

2.03         Purchase Price.

The consideration for the Assets shall be [**] Dollars ($[**]), as adjusted (a) downward for any capital expenditures reasonably anticipated to be incurred by Purchaser after the Closing Date in order to cause the Ashtabula III Project to be fully operational and capable of delivering the nameplate capacity of the Wind Turbines (as defined in the PPA) to the Point of Delivery (as defined in the PPA) in accordance with Good Utility Practices (as defined in the PPA) thereafter not to exceed $[**] in the aggregate, and (b) upward for (i) any Upgrade Costs incurred by or allocable to Ashtabula III after the Effective Date of this Agreement, not to exceed $[**], in the aggregate, and (ii) the cost of any capital improvements made to the Ashtabula III Project prior to the Closing Date mutually agreed to in writing by the Parties (it being acknowledged and agreed that Seller shall have no obligation to make any capital improvements) (the “Purchase Price”).  The Purchase Price shall be payable in full on the Closing Date by Purchaser to Seller by wire transfer to the account of Seller designated in Section 14.01(b).  The Purchase Price is nonrefundable.

[**] Denotes confidential information that has been omitted from the exhibit and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934

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2.04         Liabilities.

(a)           Subject to the terms and conditions of this Agreement, upon the Closing Purchaser agrees to assume and become responsible for all of the Assumed Liabilities (as hereinafter defined) as of and after the Closing Date.  Purchaser shall not assume or have any responsibility with respect to any other obligation or Liabilities of Seller or any of its Affiliates not included within the definition of Assumed Liabilities.  As used herein, “Assumed Liabilities” means:  (i) those liabilities or obligations relating to, or arising out of, the ownership of the Assets after the Closing Date; and, (ii) only those obligations of Seller or any of its Affiliates arising under all Contracts, Governmental Approvals and Licenses that pertain to the Ashtabula III Project, provided, however, that Purchaser shall not assume or be responsible for any such liabilities or obligations which arise from breaches thereof or defaults thereunder by Seller or any of its Affiliates, all of which liabilities and obligations shall constitute Retained Liabilities.  Without in any way broadening the scope of Assumed Liabilities as described in the preceding sentence, Assumed Liabilities shall not include (i) any Liability of Seller or any of its Affiliates for Taxes accruing or arising before the Closing Date (unless subject to proration pursuant to the terms of this Agreement), (ii) any Liability of Seller or any of its Affiliates for taxes measured by income or gross receipts or the like and for the unpaid Taxes of any Person, as a transferee or successor, by contract, or otherwise, (iii) any Liability of Seller or any of its Affiliates for costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (excluding any Transfer Taxes for which Purchaser is responsible pursuant to Section 10.01(f)), (iv) any Liability of Seller for Indebtedness owed by Seller or its Affiliates, (v) any Liens, other than Permitted Liens (excluding Permitted Liens or unpaid taxes or obligations which are being contested as provided in clauses (a) or (b) of the definition of Permitted Liens), (vi) any Liability or obligation of Seller or any of its Affiliates under this Agreement incurred on or after the Closing Date or under any Additional Agreement, (vii) any Liability or obligation for which Seller is obligated to indemnify Purchaser pursuant to Article XII, (viii) any and all obligations and liabilities of Seller (or any successor thereto or assign thereof) under the LGIA or the Settlement Agreement arising from Seller’s use of any of its rights to Excess Capacity or Final Excess Capacity in excess of 50 MW, (ix) any and all obligations and liabilities of Seller (or any successor thereto or assign thereof) under the LGIA or the Settlement Agreement in connection with Upgrade Costs incurred as a result of the use by RES/PEAK (or any successor thereto or assign thereof) of its share of Excess Capacity or Final Excess Capacity, and (x) any and all obligations and liabilities of Seller (or any successor thereto or assign thereof) under the LGIA or the Settlement Agreement in connection with Upgrade Costs incurred as a result of the use by Seller (or any successor thereto or assign thereof) of its right pursuant to Section 6 or Section 7, respectively, of the Settlement Agreement, to use RES/PEAK’s share of Excess Capacity or Final Excess Capacity.

(b)           Any Liability that is not an Assumed Liability shall be deemed to be a Liability retained by Seller and shall be retained, paid, performed and discharged solely by Seller (the “Retained Liabilities”).

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2.05         Closing.

(a)           The closing of the transactions described in Section 2.01 (the “Closing”) will take place at the offices of Seller, 700 Universe Drive, Juno Beach, FL  33408, or at such other place as the Parties mutually agree, at 10:00 A.M. local time, on [**], unless the closing conditions set forth in ARTICLE VIII and ARTICLE IX have not been satisfied by such date, in which event the Closing shall occur within three (3) Business Days following satisfaction or waiver of the conditions set forth in ARTICLE VIII and ARTICLE IX (subject to Section 13.01), or on such other date as the Parties mutually agree upon in writing.  The date upon which the Closing occurs shall be referred to herein as the “Closing Date”.

(b)           At the Closing, Seller will assign and transfer to Purchaser all of its right, title and interest in and to the Ashtabula III Project and the Assets by delivering to Purchaser an executed General Assignment and Assumption Agreement and Bill of Sale in substantially the form of Exhibits A-1 and A-2, respectively.

(c)           At the Closing, Purchaser and Seller shall deliver such other agreements, certificates, documents, instruments and writings as are required to be delivered by Seller and Purchaser at or prior to the Closing Date pursuant to this Agreement or otherwise required in connection herewith, including, (i) commercially reasonable assignment and assumption agreements in recordable form relating to the Real Property Interests and Other Real Property Interests (the “Land Contract Assignment and Assumption Agreements”), (ii) an assignment and assumption agreement relating to Seller’s assignment to Purchaser of Seller’s interests in the LGIA with respect to the Ashtabula III Project in substantially the form of Exhibit K, and (iii) all other documents reasonably required for Purchaser to obtain the Title Policy.

(d)           At the Closing, Purchaser and Seller shall execute and deliver (or cause the execution and delivery of by release from escrow or otherwise) the O&M Agreement and the Common Facilities Agreement.

(e)           Except as otherwise specified herein, each Party hereto shall pay its own legal, accounting, out-of-pocket and other expenses incident to this Agreement and to any action taken by such Party in preparation, negotiation, execution and performance of this Agreement.

2.06         Further Assurances, Post-Closing Cooperation.

(a)           Subject to the terms and conditions of this Agreement, at any time or from time to time after the Closing, (i) each of the Parties shall execute and deliver such other documents and instruments, provide such materials and information and take such other actions as may reasonably be necessary, proper or advisable, to the extent permitted by Law, to fulfill its obligations under this Agreement, including any filings that may be required under the Code; and (ii) upon the request of Purchaser, Seller will, and will cause its Affiliates to, execute and deliver such other documents and instruments and take such other actions as may reasonably be necessary, proper or advisable, to evidence the conveyance by Seller or its Affiliates to Purchaser of any and all rights, title and interests that Seller or any of its Affiliates holds relating to the Ashtabula III Project, or to assist in Purchaser being fully constituted with such rights.

[**] Denotes confidential information that has been omitted from the exhibit and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934

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(b)           Following the Closing, each Party agrees to use commercially reasonable efforts to furnish or make available during normal business hours information, documents or records (or copies thereof) at the recipient’s request, cost and expense to the extent reasonably required by the requesting Party in connection with (i) the preparation of Tax Returns or any audit, examination or contest relating to Taxes; (ii) the integration of the accounting books and records; (iii) the determination or enforcement of rights or obligations under this Agreement, any of the Additional Agreements or any Contract or offer constituting part of the Assets; (iv) compliance with the requirements of any Governmental or Regulatory Authority in connection with the transactions contemplated by this Agreement and each of the Additional Agreements; or (v) in connection with any actual or threatened Action or Proceeding.  Further, each Party agrees for a period extending seven (7) years after the later of the Closing Date or the date of creation of such books, records or other data, not to destroy or otherwise dispose of any such books, records and other data not previously delivered to the other Party, unless such Party shall first offer in writing to surrender such books, records and other data to the other Party and such other Party shall not agree in writing to take possession thereof during the ten (10) day period after such offer is made.

(c)           If, in order to properly prepare or defend its Tax Returns, prepare other documents or reports required to be filed with Governmental or Regulatory Authorities or prepare its financial statements or to fulfill its obligations hereunder, it is necessary that a Party be furnished with additional information, documents or records relating to the Assets, the Ashtabula III Project, or the Business or Condition of the Project not referred to in paragraph (b) above, and such information, documents or records are in the possession or control of the other Party, such other Party agrees to use commercially reasonable efforts to furnish or make available such information, documents or records (or copies thereof) at the recipient’s request, cost and expense.

(d)           Notwithstanding anything to the contrary contained in this Section 2.06, if the Parties are in an adversarial relationship in any litigation, arbitration or other Action or Proceeding, the furnishing of information, documents or records in accordance with any provision of this Section 2.06 will be subject to any applicable rules relating to discovery.

(e)           Any information obtained by either Seller or its Affiliates in accordance with this Section shall be held confidential by the recipient in accordance with Section 14.05.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Purchaser as of the Effective Date and as of the Closing Date as follows:

3.01         Existence; Ownership.

Seller is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware.  Seller has full power and authority to execute and deliver this Agreement and each of the Additional Agreements to which it is a Party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, including to own, hold, sell and transfer the Ashtabula III Project and the Assets.  Seller is duly qualified or licensed to do business as a limited liability company in North Dakota and each other jurisdiction where the failure to duly qualify or become licensed would materially and adversely affect Seller’s ability to perform its obligations under this Agreement.  Seller holds of record and owns beneficially one hundred percent (100%) of the ownership interests of the Assets, free and clear of any Liens (except for Permitted Liens).  Seller has the full right, power, and authority to assign and sell to Purchaser at the Closing full ownership of, any and all rights, title and interest in, to and under, the Assets and, upon consummation of the sale and purchase contemplated hereby, Purchaser will hold of record and own beneficially good and marketable title to all of the Assets free and clear of any and all Liens (except for Permitted Liens).

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3.02         Authority.

The execution and delivery by Seller of this Agreement and the Additional Agreements, and the performance by Seller of its obligations hereunder and thereunder, have been duly and validly authorized by Seller’s members, with no other action on the part of Seller or its members being necessary.  This Agreement has been and when executed and delivered the Additional Agreements to which it is a Party will have been each duly and validly executed and delivered by Seller and constitute legal, valid and binding obligations of Seller enforceable against Seller in accordance with their respective terms.

3.03         No Conflicts.

The execution and delivery by Seller of this Agreement and the Additional Agreements to which it is a party does not, and the performance by Seller of its obligations under this Agreement and the Additional Agreements to which its is a party and the consummation of the transactions contemplated hereby and thereby will not:

(a)           conflict with or result in a violation or Breach of any of the terms, conditions or provisions of the organizational documents of Seller;

(b)           subject to obtaining the consents, approvals and actions, making the filings and giving the notices disclosed in Schedule 3.03, conflict with or result in a violation or Breach of any term or provision of any Common Facilities Contract, Contract, Law or Order applicable to Seller or any of the Assets (other than such conflicts, violations or Breaches as would occur solely as a result of the identity or the legal or regulatory status of Purchaser or any of its Affiliates); or

(c)           except as disclosed in Schedule 3.03, (i) conflict with or result in a violation or Breach of; (ii) constitute (with or without notice or lapse of time or both) a default under; (iii) require Seller to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of; (iv) result in or give to any Person any right of termination, cancellation, acceleration or modification in or with respect to; or (v) result in the creation or imposition of any Lien upon Seller or any of the Assets under, any Common Facilities Contract, Contract or License to which Seller is a party or by or to which Seller or any of the Assets is bound or subject.

3.04         Governmental Approvals and Filings.

Except as set forth in Schedule 3.04:  no Governmental Approval on the part of Seller is required in connection with the execution, delivery and performance of this Agreement or the Additional Agreements or the consummation of the transactions contemplated hereby, except those as would be required solely as a result of the identity or the legal or regulatory status of Purchaser or any of its Affiliates.

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3.05         Legal Proceedings.

Except as set forth in Schedule 3.05:

(a)           there are no Actions or Proceedings pending or to Seller’s knowledge threatened against, relating to or affecting Seller, the Common Facilities, the Ashtabula III Project, any of the Assets or the Other Assets which reasonably could be expected to (i) result in the issuance of an Order restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement; or (ii) individually or in the aggregate with any other such Actions or Proceedings, adversely affect the Business or Condition of the Project;

(b)           there are no Orders outstanding against Seller which, individually or in the aggregate with any other such Orders, could adversely affect the Business or Condition of the Project; and

(c)           there are no Actions or Proceedings pending or to Seller’s knowledge threatened against, relating to or affecting the Settlement Agreement, the LGIA or the Reciprocal Agreement (as defined in the Settlement Agreement) which reasonably could be expected to (i) result in the issuance of an Order restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement; or (ii) individually or in the aggregate with any other such Actions or Proceedings, adversely affect the Business or Condition of the Project.

3.06         Bankruptcy; Solvency.

(a)           Seller has not filed any voluntary petition in bankruptcy or been adjudicated as bankrupt or insolvent, filed any petition or answer seeking any reorganization, liquidation, dissolution or similar relief under any federal bankruptcy act, insolvency, or other debtor relief law, nor sought or consented to or acquiesced in the appointment of any trustee, receiver, conservator or liquidator of all or any substantial part of its properties (including the Assets and the Other Assets).  Seller has not been subject to any involuntary bankruptcy action or other petition by a third party seeking reorganization, liquidation, dissolution or similar relief under any federal or state bankruptcy act, insolvency, or other debtor relief law.

(b)           Seller is not now insolvent and will not be rendered insolvent by the Acquisition.  As used in this section, “insolvent” means that the sum of the debts and other probable Liabilities of Seller exceeds the present fair saleable value of Seller’s assets.  Immediately after giving effect to the consummation of the Acquisition:  (i) Seller will be able to pay its Liabilities as they become due in the usual course of its business; (ii) Seller will not have unreasonably small capital with which to conduct its present or proposed business; (iii) Seller will have assets (calculated at fair market value) that exceed its Liabilities; and (iv) taking into account all pending and threatened litigation, final judgments against Seller in actions for money damages are not reasonably anticipated to be rendered at a time when, or in amounts such that, Seller will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the maximum probable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered) as well as all other obligations of Seller.  The cash available to Seller, after taking into account all other anticipated uses of the cash, will be sufficient to pay all such debts and judgments promptly in accordance with their terms.

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3.07         Real Property; Certain Other Assets.

(a)           Schedule 3.07(a) contains a true and correct list of (i) each Real Property Interest owned by Seller with respect to the Ashtabula III Project; (ii) each Real Property Interest granted to Seller with respect to the Ashtabula III Project (as grantee) (“Easements”); (iii) each Real Property Interest as to which Seller has an option to acquire an interest therein; (iv) each parcel of real property with respect to which Seller has any Other Real Property Interest; (v) all Liens (other than Permitted Liens, except for Permitted Liens for unpaid taxes or obligations which are being contested as provided in clauses (a) or (b) of the definition of Permitted Liens) relating to or affecting any Real Property Interest or Other Real Property Interest referred to in clause (i), (ii), (iii) or (iv), and (vi) the owner, lessor, lessee, and other tenants, as applicable, of each parcel of real property referred to in clauses (i), (ii), (iii) and (v).  Schedule 3.07(a) also contains a true and correct list of (1) each Common Facilities Real Property Interest owned by Seller with respect to the Common Facilities; (2) each Common Facilities Real Property Interest granted to Seller with respect to the Common Facilities (as grantee) (“Common Facilities Easements”); (3) each Common Facilities Real Property Interest as to which Seller has an option to acquire an interest therein; (4) each parcel of real property with respect to which Seller has any Common Facilities Other Real Property Interest; (5) all Liens (other than Permitted Liens) relating to or affecting any Common Facilities Real Property Interest or Common Facilities Other Real Property Interest referred to in clause (1), (2), (3) or (4), and (5) the owner, lessor, lessee, and other tenants, as applicable, of each parcel of real property referred to in clauses (1), (2), (3) and (4).

(b)          The Real Property Interests and Other Real Property Interests conveyed to Purchaser are available for use in connection with a wind-powered electric generation facility. The Common Facilities Real Property Interests and Common Facilities Other Real Property Interests are available for use in connection with the Common Facilities.

(c)          The Real Property Interests and Other Real Property Interests comprise all of the property interests and other rights necessary in connection with, and are sufficient and adequate to allow for the acquisition, development, construction, installation, completion, operation, interconnection and maintenance in a customary manner of the Ashtabula III Project.  The Common Facilities Real Property Interests and Common Facilities Other Real Property Interests comprise all of the property interests and other rights necessary in connection with, and are sufficient and adequate to allow for the acquisition, development, construction, installation, completion, operation and maintenance in a customary manner of the Common Facilities and performance of the Common Facilities Agreement.

(d)          The Real Property Interests and Other Real Property Interests provide legal and practical ingress and egress rights for any reasonable purpose in connection with the construction and operation of the Ashtabula III Project.  The Common Facilities Real Property Interests and Common Facilities Other Real Property Interests provide legal and practical ingress and egress rights for any reasonable purpose in connection with the construction and operation of the Common Facilities and performance of the Common Facilities Agreement.

(e)           Except as set forth in Schedule 3.07(e), there are no leases, tenancies, subleases, license, occupancies, co-tenancies, or other rights of possession entered into by Seller and in effect, oral or written, related to the Land Contracts or the Common Facilities Land Contracts, or any portion thereof, or to any improvements.

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(f)           To Seller’s knowledge, there are no zoning or other land use proceedings, either instituted or planned to be instituted, that would detrimentally affect the use and operation of the Ashtabula III Project.  To Seller’s knowledge, there are no zoning or other land use proceedings, either instituted or planned to be instituted, that would detrimentally affect the use and operation of the Common Facilities in connection with the Ashtabula III Project or the performance of the Common Facilities Agreement.

(g)           Except as set forth in Schedule 3.07(g), the Assets described in Section 2.01(b) are available for use in connection with a wind-powered electric generation facility and such Assets are sufficient and adequate to allow for the operation, interconnection and maintenance in a customary manner of the Ashtabula III Project.

3.08         Contracts.

Schedule 3.08 contains a true and complete list of (i) all Contracts (including the Land Contracts and the Common Facilities Contracts); and (ii) all non-binding Contracts (including Land Contracts and the Common Facilities Contracts) currently being negotiated by Seller with respect to the Ashtabula III Project (“Draft Contract Documents”), and a true and complete copy of each such Contract (including all amendments thereto) and each such Draft Contract Document has been delivered by Seller to Purchaser.

With respect to each Contract identified on Schedule 3.08 and except as set forth on Schedule 3.08:

(a)           the Contracts are legal, valid, binding, and enforceable against Seller in accordance with their terms, and in full force and effect;

(b)           the consummation of the transactions contemplated by this Agreement (including the assignments and assumptions referred to herein) will not affect the legality, validity, binding nature or enforceability or force and effect of the Contract except with respect to the identity of the parties thereto as a result of the assignments and assumptions referred to in this Agreement;

(c)           no party to such Contract is in breach or default, and, to Seller’s knowledge, no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the Contract;

(d)           no Contract has been assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered by Seller;

(e)           Seller has not repudiated any provision of any Contract and Seller has not received written notice from any party to any Contract that such other party has repudiated any provision thereof; and

(f)           Seller has not received written notice of any disputes in effect for any Contract.

3.09         Governmental Approvals and Consents for the Ashtabula III Project.

(a)            Schedule 3.09(a)(i) contains a true and complete list of all Governmental Approvals held by Seller or relating to the Ashtabula III Project and the Common Facilities, and Schedule 3.09(a)(ii) contains a true and complete list of all proposed Governmental Approvals relating to the Ashtabula III Project and the Common Facilities that have been applied for but have not yet been obtained (collectively, the “Required Governmental Approvals”).

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(b)           Except as set forth in Schedule 3.09(a)(ii), to Seller’s knowledge after reasonable due diligence, there are no other Governmental Approvals (including Governmental Approvals required under any Environmental Law) from any Governmental or Regulatory Authority other than the Required Governmental Approvals that are required for the design, development, construction, operation or maintenance of the Ashtabula III Project and the Common Facilities.  To Seller’s knowledge, there are no facts or circumstances that would hinder, delay or restrict the ability of Purchaser to obtain the Required Governmental Approvals set forth in Schedule 3.09(b).

3.10         Environmental.

(a)           Schedule 3.10 contains a true and complete list of all (i) Reports, studies, audits, tests, reviews, or other analyses conducted on behalf of, or that are in the possession of, Seller or any of its Affiliates related to the environmental condition of the Assets, the Ashtabula III Project or the Common Facilities Area; and (ii) currently outstanding written notice of any material proceedings, action, or other claim or liability arising under any Environmental Law from any Governmental or Regulatory Authority regarding the Ashtabula III Project and the Common Facilities Area, and a true and complete copy of each such Report (including all amendments thereto) has been delivered by Seller to Purchaser.

(b)           To Seller’s knowledge the Ashtabula III Project and the Common Facilities Area are in material compliance with all Environmental Laws.

3.11         Due Diligence.

Seller has made available for Purchaser’s review all information reasonably requested by Purchaser in connection with Purchaser’s due diligence examination.  None of the information provided to Purchaser contains any untrue or incorrect statement of fact, or omits to state any fact necessary to make the information not misleading, which such untrue or incorrect statement or omission could reasonably be expected to result in a Material Adverse Effect on Seller, the Ashtabula III Project, the Common Facilities, the Common Facilities Area, or Purchaser.

3.12         Legal Compliance.

Seller is in compliance in all material respect with all actions or orders from any Governmental or Regulatory Authority relating to its business, including with respect to the Common Facilities, the Common Facilities Area, the Ashtabula III Project and the Assets.

3.13         Brokers’ Fees.

There are no fees or commissions payable to any broker, finder, or agent with respect to the transactions contemplated by this Agreement as a result of any Seller’s actions for which Seller or Purchaser could become liable or obligated or which could result in the imposition of any Lien upon the Assets.

3.14         Interconnection.

Schedule 3.14 contains a true and complete list of all Reports conducted on behalf of, or that are in the possession of, Seller or any of its Affiliates related to the interconnection of the Ashtabula III Project with MPC, and a true and complete copy of each such document (including all amendments thereto) has been delivered by Seller to Purchaser.

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3.15           Material Misstatements or Omissions.

None of the representations or warranties given by Seller in this Agreement or any Additional Agreement to which Seller is a party (including the Schedules hereto), or any document, exhibit, certificate, or Schedule furnished by or on behalf of Seller in connection with the transactions contemplated by this Agreement or any Additional Agreement (including any and all materials delivered to and statements made to any Governmental Authority), when taken as a whole, contains any untrue statement of a material fact, or omits to state any material fact necessary to make the statements or facts contained herein or therein, in light of the circumstances in which they were made, not misleading, which such untrue statement or omission could reasonably be expected to result in a Material Adverse Effect on Seller, the Ashtabula III Project, the Common Facilities, the Common Facilities Area or Purchaser.

3.16           Taxes.

Other than as set forth on Schedule 3.16, there are no Liens for Taxes on any Assets or the Common Facilities, other than for Taxes not yet due and payable as of the Closing Date.  To Seller’s knowledge there are no pending or threatened proceedings with respect to Taxes relating to any Assets.  To Seller’s knowledge there are no matters under discussion between Seller and any Governmental or Regulatory Authority with respect to Taxes relating to the Assets, and no extensions of the statute of limitations have either been requested or granted with respect to Taxes relating to the Assets.

3.17           Wind Data.

The wind speeds and other relevant wind characteristics provided by Seller or any of its Affiliates to Purchaser at or with respect to the Ashtabula III Project were collected at the locations and during the times set forth in Schedule 3.17.  Such wind data was measured, recorded and determined in accordance with the usual practices of Seller and its Affiliates.  The information set forth on Schedule 3.17 is a true and complete list of the wind data collected by Seller with respect to the Ashtabula III Project.  Seller has not omitted or failed to provide to Purchaser any wind data measured and recorded at the Ashtabula III Project on or before the dates specified on Schedule 3.17 by or on behalf of Seller or any of its Affiliates or, to the extent the same are in Seller’s or its Affiliates possession or under Seller’s or its Affiliates’ control, prepared by or on behalf of any other Person.  Seller makes no representation with respect to Seller’s or Purchaser’s use of such wind data or any assumptions, analysis or interpretations thereof prepared by Seller or its Affiliates, and furnished to Purchaser.  Purchaser acknowledges that it has relied, or will rely, exclusively on its own employees and agents for analysis of such wind data and hereby expressly waives any and all claims (other than any claim arising from or relating to this Section 3.17) that Purchaser may have against Seller or its Affiliates in the respect of such wind data and any assumptions, analysis or interpretations thereof prepared by Seller of its Affiliates and furnished to Purchaser.

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3.18           Seller’s Disclaimer.

EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE III OR IN ANY ADDITIONAL AGREEMENT, NEITHER SELLER NOR ANY OF ITS REPRESENTATIVES, OFFICERS OR AFFILIATES, MAKES ANY REPRESENTATION OR WARRANTIES OR COVENANTS WITH RESPECT TO OR REGARDING SELLER’S CONDUCT OR ACTIVITY WITH RESPECT TO ITS OWNERSHIP OF THE ASHTABULA III PROJECT OR THE ASSETS.  EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE III OR IN ANY ADDITIONAL AGREEMENT, NEITHER SELLER OR ITS REPRESENTATIVES, OFFICERS OR AFFILIATES HAS MADE OR IS MAKING ANY REPRESENTATIONS OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, WRITTEN OR ORAL, AND EXPRESSLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE TITLE, CONDITION, VALUE OR QUALITY OF THE ASHTABULA III PROJECT, THE ASSETS AND THE  PROPERTIES CURRENTLY OR FORMERLY USED, OPERATED, OWNED, LEASED, CONTROLLED, POSSESSED, OCCUPIED OR MAINTAINED BY SELLER IN CONNECTION WITH THE ASHTABULA III PROJECT OR THE ASSETS, AND SELLER, ITS REPRESENTATIVES, OFFICERS AND AFFILIATES  SPECIFICALLY DISCLAIM ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO SUCH ASSETS OR PROPERTIES, OR ANY PART THEREOF, OR AS TO THE WORKMANSHIP THEREOF, OR THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT, AND FURTHERMORE, EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE III OR IN ANY ADDITIONAL AGREEMENT, SELLER, ITS REPRESENTATIVES, OFFICERS AND AFFILIATES MAKES NO REPRESENTATION OR WARRANTIES REGARDING ENVIRONMENTAL MATTERS, IT BEING UNDERSTOOD THAT SUCH SELLER’S INTEREST IN THE ASHTABULA III PROJECT AND ASSETS AND PROPERTIES RELATED TO OR USED IN CONNECTION THEREWITH ARE BEING ACQUIRED BY PURCHASER, “AS IS, WHERE IS” ON THE CLOSING DATE, AND IN THEIR PRESENT CONDITION, WITH ALL FAULTS AND THAT PURCHASER SHALL RELY ON ITS OWN DUE DILIGENCE AND EXAMINATION KNOWLEDGE AND INVESTIGATION THEREOF.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller as of the Effective Date and as of the Closing Date as follows:

4.01           Existence.

Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the State of Minnesota.  Purchaser has full power and authority to execute and deliver this Agreement and each of the Additional Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  Purchaser is duly qualified or licensed to do business as a corporation in each jurisdiction where the failure to duly qualify or become licensed would materially and adversely affect Purchaser’s ability to perform its obligations under this Agreement.

4.02           Authority.

The execution and delivery by Purchaser of this Agreement and the Additional Agreements, and the performance by Purchaser of its obligations hereunder and thereunder, have been duly and validly authorized by all necessary corporate action on behalf of Purchaser.  This Agreement and the Additional Agreements have each been duly and validly executed and delivered by Purchaser and constitute legal, valid and binding obligations of Purchaser enforceable against Purchaser in accordance with their respective terms.

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4.03           No Conflicts.

The execution and delivery by Purchaser of this Agreement and the Additional Agreements do not, and the performance by Purchaser of its obligations under this Agreement and the Additional Agreements and the consummation of the transactions contemplated hereby and thereby will not:

(a)           conflict with or result in a violation or Breach of any of the terms, conditions or provisions of the organizational documents of Purchaser;

(b)           subject to obtaining the consents, approvals and actions, making the filings and giving the notices disclosed in Schedule 4.03, conflict with or result in a violation or Breach of any term or provision of any Law or Order applicable to Purchaser or any of its assets; or

(c)           (i) conflict with or result in a violation or Breach of; (ii) constitute (with or without notice or lapse of time or both) a default under; (iii) require Purchaser to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of; or (iv) result in the creation or imposition of any Lien upon Purchaser or any of its assets or properties under, any Contract or License to which Purchaser is a party or by which any of its Assets is bound.

4.04           Governmental Approvals and Filings.

Except as disclosed in Schedule 4.04, no Governmental Approval on the part of Purchaser is required in connection with the execution, delivery and performance of this Agreement or any of the Additional Agreements to which it is a party or the consummation of the transactions contemplated hereby or thereby.

4.05           Legal Proceedings.

There are no Actions or Proceedings pending or, to Purchaser’s knowledge, threatened against, relating to or affecting Purchaser or any of its assets which could reasonably be expected to result in the issuance of an Order restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement or any of the Additional Agreements.  There are no Orders outstanding against Purchaser, individually or in the aggregate with any other such Orders, restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement or any of the Additional Agreements.

4.06           Intentionally Deleted.

4.07           Bankruptcy.

Purchaser has not filed any voluntary petition in bankruptcy or been adjudicated as bankrupt or insolvent, filed any petition or answer seeking any reorganization, liquidation, dissolution or similar relief under any federal bankruptcy act, insolvency, or other debtor relief law, nor sought or consented to or acquiesced in the appointment of any trustee, receiver, conservator or liquidator of all or any substantial part of its properties.  Purchaser has not been subject to any involuntary bankruptcy action or other petition by a third party seeking reorganization, liquidation, dissolution or similar relief under any federal or state bankruptcy act, insolvency, or other debtor relief law.

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4.08           Material Misstatements or Omissions.

None of the representations or warranties given by Purchaser in this Agreement or any Additional Agreement to which Purchaser is a party (including the Schedules hereto), or any document, exhibit, certificate, or Schedule furnished by or on behalf of Purchaser in connection with the transactions contemplated by this Agreement or any Additional Agreement (including any and all materials delivered to and statements made to any Governmental Authority), when taken as a whole, contains any untrue statement of a material fact, or omits to state any material fact necessary to make the statements or facts contained herein or therein, in light of the circumstances in which they were made, not misleading, which such untrue statement or omission could reasonably be expected to result in a Material Adverse Effect on Purchaser, the Ashtabula III Project, the Common Facilities, the Common Facilities Area or Seller.

4.09           Independent Investigation.

In making the determination to enter into this Agreement and to consummate the Closing and the transactions contemplated hereby, Purchaser has relied solely upon (i) Purchaser’s own independent investigation of the Ashtabula III Project; (ii) the information provided by Seller to Purchaser; and (iii) the express representations, warranties, covenants and agreements set forth in this Agreement.

ARTICLE V
COVENANTS OF SELLER

Seller covenants and agrees with Purchaser that, at all times from and after the date hereof until the Closing, Seller will comply and cause its Affiliates to comply with all covenants and provisions of this ARTICLE V, except to the extent Purchaser may otherwise consent in writing.

5.01           Regulatory and Other Approvals.

Seller shall (and shall cause its Affiliates, as necessary, to), as promptly as practicable (a) take all commercially reasonable steps necessary or desirable to obtain all Governmental Approvals, the Required Governmental Approvals and all consents, approvals or actions of, make all filings with any other Person required of Seller or an Affiliate to consummate the transactions contemplated hereby (including any consents required to assign any Contracts, including Land Contracts, to Purchaser); (b) provide such other information and communications to such Governmental or Regulatory Authorities or other Persons as such Governmental or Regulatory Authorities or other Persons may reasonably request in connection therewith; and (c) provide reasonable cooperation to Purchaser in connection with the performance of its obligations under Section 6.01.  Seller will provide prompt notification to Purchaser when any such consent, approval, action, filing or notice referred to in clause (a) above is obtained, taken, made or given, as applicable, and will advise Purchaser of any communications (and, unless precluded by Law, provide copies of any such communications that are in writing) with any Governmental or Regulatory Authority or other Person regarding any of the transactions contemplated by this Agreement.

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5.02           Investigation by Purchaser.

Seller shall (and shall cause its Affiliates, as necessary, to) furnish Purchaser with all such information and data concerning the Assets, the Ashtabula III Project and the Common Facilities as Purchaser reasonably may request in connection with such investigation, except to the extent that furnishing any such information or data would violate any Law, Order, Contract or Governmental Approval applicable to Seller or an Affiliate or by which any of the Assets are bound.

5.03           Fulfillment of Conditions.

Seller will (and shall cause its Affiliates, as necessary, to) proceed diligently and in good faith and will take all commercially reasonable steps necessary or desirable to satisfy each condition to the obligations of Purchaser and Seller contained in this Agreement and will not take or fail to take any action that could reasonably be expected to result in the nonfulfillment of any such condition.

5.04           Intentionally Deleted.

5.05           Duty to Notify.

Seller shall notify Purchaser as soon as practicable, and in any event not later than two (2) Business Days after acquiring Seller’s knowledge thereof, of any actions, events or circumstances that might have a Material Adverse Effect or which may result in a Breach by Seller of this Agreement.

5.06           Cooperation; Prohibited Actions.

Seller shall (or shall cause its Affiliates, as necessary, to) continue to cooperate reasonably with Purchaser to assist Purchaser’s evaluation of the Ashtabula III Project and the Common Facilities; provided, however, that Seller shall not, without the prior written consent of Purchaser:  incur any Liabilities or mortgage, pledge, or subject to any Lien (except Permitted Liens, except for Permitted Liens for unpaid taxes or obligations which are being contested as provided in clauses (a) or (b) of the definition of Permitted Liens) any of the Assets; enter into a Contract, including a Land Contract and a Common Facilities Land Contract (provided that Seller shall have the right to enter into Land Contracts and Common Facilities Land Contracts reasonably necessary for the operation of the Ashtabula III Project and the Common Facilities provided that each such Land Contract or Common Facilities Land Contract is on commercially reasonably terms consistent in all material respects with terms approved in writing in advance by Purchaser and with Seller’s form Land Contract approved by Purchaser); waive any rights of material value, or terminate or amend any Contract, Land Contract or Common Facilities Land Contract; amend any Governmental Approval or any application relating to a Required Governmental Approval; engage any employees or consultants with respect to the Ashtabula III Project; sell, transfer, abandon, purchase, or otherwise dispose of any Assets; enter into any agreements, contracts, or the like with respect to the Ashtabula III Project involving total consideration throughout its term in excess of $[**] (other than Contracts entered into in the ordinary course of business that will be fully performed prior to Closing);

[**] Denotes confidential information that has been omitted from the exhibit and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934

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consent to or acquiesce in the entry of any judgment, order, decree, or injunction by any court or Governmental or Regulatory Authority, or file, settle, or agree to settle any litigation, with respect to the Ashtabula III Project or the Common Facilities; or commit or agree to do any of the foregoing in the future.  For the avoidance of doubt, all Common Facilities Easements shall contain Seller’s standard recognition agreement set forth in Seller’s standard “Wind Farm Easement Agreement”.

5.07           Interconnection.

In accordance with Section 5.06, Seller shall consult reasonably with Purchaser on all matters related to ongoing and future interconnection studies, study applications, contracts, and agreements for the Ashtabula III Project from and after the Effective Date.  Seller shall not consent to any assignment, material amendment or modification of, or materially change any course of dealing with respect to, the LGIA between the Effective Date and Closing without Purchaser’s prior approval, such approval not to be unreasonably withheld.  Notwithstanding anything to the contrary contained herein, upon the Closing, Seller shall assign to Purchaser and Purchaser shall assume the rights and obligations of Seller under the LGIA to the extent relating to the Ashtabula III Project, except for any Retained Liabilities applicable thereto.  Such assignment shall be in substantially the same form as Exhibit K attached hereto.  The terms of this Section 5.07 shall survive the Closing Date.

5.08           Correspondence Regarding Assets.

From and after the Effective Date, Seller shall promptly advise Purchaser of any material notices, demands, claims, requests for information, or other communications received relating to or in connection with the Assets or the Common Facilities and shall consult with Purchaser before responding thereto.

5.09           Additional Documents, Consents.

Seller covenants to use its commercially reasonable efforts to attempt to:

(a)           obtain as soon as reasonably practicable (but in any event before the Determination Date) all Land Contracts, Common Facilities Land Contracts, and such other Real Property Interests, Common Facilities Real Property Interests, Other Real Property Interests and Common Facilities Real Property Interests, studies, permits, and Government Approvals as may be identified by Seller as reasonably necessary in connection with, and are sufficient and adequate to allow for the acquisition, development, construction, installation, completion, operation, interconnection and maintenance in a customary manner of the Ashtabula III Project and the Common Facilities.  Seller shall be responsible for all costs associated with commencing, pursuing and attempting to obtain all Land Contracts, Common Facilities Land Contracts, and such other Real Property Interests and Other Real Property Interests incurred prior to the Closing Date.  All Land Contracts relating to the Ashtabula III Project shall be in the form required under Section 8.15.

(b)           cooperate with Purchaser to jointly cause any Contract that applies to both the Assets and the Excluded Assets to be bifurcated prior to Closing pursuant to documentation reasonably acceptable to Purchaser and the portion of such Contracts that relate to the Ashtabula III Project shall be deemed included as Assets; and

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(c)           cooperate with Purchaser to jointly obtain any consents of third parties and Governmental Authorities necessary or advisable in connection with the transactions contemplated by this Agreement.

5.10         Notification of Status of Pre-Closing Actions.

Seller shall keep Purchaser reasonably apprised with respect to the status of each of the actions set forth in this ARTICLE V undertaken by Seller.  Seller also agrees to provide Purchaser with copies of revised and updated Reports when such Reports become available (with the final such Report ten (10) Business Days prior to Closing) and to provide Purchaser with any additional information and access to Seller’s employees or any Person performing Seller’s obligations under this ARTICLE V for Seller as may be reasonably requested by Purchaser.  Notwithstanding the generality of the foregoing, Seller shall use its commercially reasonable efforts to provide to Purchaser a weekly status report that describes all actions completed by Seller with respect to the easements, the Reports and such other activities being performed by Seller in connection with this Agreement.

5.11         Exclusivity.

For the period from the Effective Date through the earlier to occur of the Closing Date or a termination of this Agreement, Seller agrees that it shall not, directly or indirectly, take any action the purpose, intent, or foreseeable effect or result of which would be:

(a)           the solicitation of a submission of offers from any Person other than Purchaser relating to the sale, transfer, conveyance, lease, assignment, or other disposition of the Ashtabula III Project or any Assets (an “Alternative Proposal”);

(b)           to respond in any way to any Alternative Proposal other than to decline to pursue the same;

(c)           to participate in any discussions or negotiations with, or furnish any non-public information to, any Person other than Purchaser regarding any Alternative Proposal; or

(d)           to enter into any agreement or understanding, whether oral or in writing, with respect to an Alternative Proposal.

5.12         Title Commitment.

As soon as is reasonably practicable after the execution of this Agreement, Seller shall obtain and cause a copy to be delivered to Purchaser:  (i) a title commitment, issued by a title insurance company reasonably satisfactory to Purchaser (the “Title Insurer”), indicating the condition of title to the Real Property Interests and the Common Facilities Real Property Interests (the “Title Report”), accompanied by copies of all recorded documents listed as exceptions to coverage in the Title Report; and (ii) a copy of an ALTA-ACSM survey of the Real Property Interests and the Common Facilities Real Property Interests (which will have a separate legal description of the Ashtabula III Project and the Common Facilities Area (the “Existing Survey”)).  Seller shall be responsible for costs associated with procuring the Title Report and the Existing Survey; provided, Purchaser shall be responsible for the cost associated with resolving any exceptions reported in such Title Report or matters shown on such Existing Survey (the “Exceptions”) and for the cost associated with any Title Policy Purchaser desires to obtain at any time after execution of this Agreement.  Seller shall cooperate reasonably with Purchaser in resolving any such Exceptions.  In connection therewith, Seller shall (and shall cause its Affiliates, as necessary, to) use good faith reasonable efforts to obtain, for the benefit of Purchaser, from the mortgagees and other third parties identified by Purchaser, non-disturbance and attornment agreements or consents in a form reasonably acceptable to Purchaser and sufficient to enable the Title Company to remove the related Exceptions from the Title Report or to issue endorsements to the Title Policy affirmatively insuring the Purchaser against loss arising out of the mortgages or other encumbrances disclosed in such Exceptions addressed by such non-disturbance agreements (collectively, the “Non-Disturbance Agreements”).  In the event that all of the pre-Closing requirements relating to the Title Policy are not satisfied in full at Closing, then Purchaser may in its sole discretion permit Seller to resolve the applicable Title Objections, and/or provide Non-Disturbance Agreements and/or other curative documents, as the case may be, within an agreed upon period of time following the Closing.

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5.13         Notification of Completion or Failure of Conditions.

Seller shall keep Purchaser reasonably apprised with respect to the status of Seller’s satisfaction of the Purchaser conditions contained in ARTICLE VIII below.  If Seller fails to satisfy the conditions under this Agreement, Purchaser shall have the rights set forth in this Agreement.

5.14         Intentionally Deleted.

5.15         Updated Certificates.

At any time prior to Closing, Seller may revise and update the Disclosure Schedules attached to this Agreement and provide changes, additions or exceptions thereto by providing a written certificate (each, a “Seller’s Update Certificate”) to Purchaser setting forth such information. If the Closing occurs, any Seller’s Update Certificate shall be effective for all purposes (including for purposes of indemnification under ARTICLE XII) except as set forth herein.  At Closing, all representations and warranties shall be deemed modified by all such Seller’s Update Certificates.  Seller shall be required to provide such Seller’s Update Certificates to Purchaser not later than ten (10) Business Days prior to the proposed Closing Date.  Purchaser shall have ten (10) Business Days from receipt of any Seller’s Update Certificates to determine reasonably whether such Seller’s Update Certificates disclose a Material Adverse Effect, to notify Seller of such determination and, at Purchaser’s option, terminate this Agreement pursuant to Section 13.02, herein.  Notwithstanding the foregoing and for the avoidance of doubt, in the event a Seller’s Update Certificate delivered to Purchaser by Seller:  (i) discloses a breach or default by Seller of any of the Contracts, Governmental Approvals or Licenses that pertain to the Ashtabula III Project, or (ii) is provided to correct an untrue or incorrect statement of fact or omission arising from the willful misconduct or fraud of Seller which such breach, default, untrue or incorrect statement of fact or omission causes a Material Adverse Effect, Purchaser shall have the rights set forth in Section 13.03 as its sole and exclusive remedy.

ARTICLE VI
COVENANTS OF PURCHASER

Purchaser covenants and agrees with Seller that, at all times from and after the date hereof until the Closing, Purchaser will comply with all covenants and provisions of this ARTICLE VI, except to the extent Seller may otherwise consent in writing.

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6.01         Regulatory and Other Approvals.

Purchaser will as promptly as practicable (a) take all commercially reasonable steps necessary or desirable to obtain all Governmental Approvals and all consents, approvals or actions of, make all filings with any other Person required, to Purchaser’s knowledge, for Purchaser to consummate the transactions contemplated hereby; (b) provide such other information and communications to such Governmental or Regulatory Authorities or other Persons as such Governmental or Regulatory Authorities or other Persons may reasonably request in connection therewith; and (c) provide reasonable cooperation to Seller in connection with the performance of its obligations under Sections 5.01, 5.03, 5.07, 5.09 and 5.12.

6.02         Duty to Notify.

Purchaser shall notify Seller as soon as practicable, and in any event not later than two (2) Business Days after acquiring Purchaser’s knowledge thereof, of any actions, events or circumstances that might have a Material Adverse Effect or which may result in a Breach by Purchaser of this Agreement.

6.03         Consents.

Purchaser covenants to use its commercially reasonable efforts to attempt to:

(a)           cooperate with Seller to jointly cause any Contract that applies to both the Assets and the Excluded Assets be bifurcated prior to Closing pursuant to documentation reasonably acceptable to Purchaser and the portion of such Contracts that relate to the Ashtabula III Project shall be deemed included as Assets; and

(b)           cooperate with Seller to jointly obtain any consents of third parties and Governmental Authorities necessary or advisable in connection with the transactions contemplated by this Agreement.

6.04         Fulfillment of Conditions.

Purchaser will proceed diligently and in good faith and will take all commercially reasonable steps necessary or desirable to satisfy each condition to the obligations of Seller and Purchaser contained in this Agreement and will not take or fail to take any action that could reasonably be expected to result in the nonfulfillment of any such condition.

6.05         Updated Certificates.

At any time prior to Closing, Purchaser may revise and update the Disclosure Schedules attached to this Agreement and provide exceptions thereto by providing a written certificate (each, a “Purchaser’s Update Certificate”) to Seller setting forth such information.  If the Closing occurs, any Purchaser’s Update Certificate shall be effective for all purposes (including for purposes of indemnification under ARTICLE XII) except as set forth herein.  At Closing, all representations and warranties shall be deemed modified by all such Purchaser’s Update Certificates.  Purchaser shall be required to provide such Purchaser’s Update Certificates to Seller not later than ten (10) Business Days prior to the proposed Closing Date.  Seller shall have ten (10) Business Days from receipt of any Purchaser’s Update Certificates to determine reasonably whether such Purchaser’s Update Certificates discloses a Material Adverse Effect, to notify Purchaser of such determination and to terminate this Agreement pursuant to Section 13.02, herein.  Notwithstanding the foregoing and for the avoidance of doubt, in the event a Purchaser’s Update Certificate delivered to Seller by Purchaser is provided to correct an untrue or incorrect statement of fact or omission arising from the willful misconduct or fraud of Purchaser which such breach, default, untrue or incorrect statement of fact or omission causes a Material Adverse Effect, Seller shall have the rights set forth in Section 13.03 as its sole and exclusive remedy.

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ARTICLE VII
RESERVED

ARTICLE VIII
CONDITIONS TO OBLIGATIONS OF PURCHASER

The obligations of Purchaser hereunder to purchase the Assets are subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by Purchaser in its sole discretion):

8.01         Representations and Warranties.

The representations and warranties made by Seller in this Agreement, individually and taken as a whole, shall be true and correct in all respects on and as of the Closing Date, as though made on and as of the Closing Date or, in the case of representations and warranties expressly made as of a specified date earlier than the Closing Date, on and as of such earlier date.

8.02          Performance.

Seller shall have performed and complied with the agreements, covenants and obligations required by this Agreement to be so performed or complied with by Seller at or before the Closing.

8.03         Officer’s Certificates.

Seller shall have delivered to Purchaser a certificate, dated the Closing Date and executed in the name and on behalf of Seller by the President or any Vice President (or comparable officer) of Seller substantially in the form and to the effect of Exhibit C, and a certificate, dated the Closing Date and executed by the Secretary or any Assistant Secretary of Seller, substantially in the form and to the effect of Exhibit D.  Seller shall also provide the following additional certificates:  (a) an affidavit from Seller, stating, under penalty of perjury, Seller’s United States taxpayer identification number and that Seller is not a foreign person, pursuant to Section 1445(b)(2) of the Code and Treasury Regulation 1.1445-2(b)(2)(iv)(B) (or any similar provision of state or other Tax Law), and (b) good standing certificates issued by the Secretaries of State of the respective states in which Seller is required to be qualified certifying that Seller is in good corporate and tax standing and is qualified to do business in such states.

8.04         Orders and Laws.

There shall not be in effect on the Closing Date any Order or Law restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement.

8.05         Regulatory Consents and Approvals.

All Governmental Approvals necessary to permit Purchaser and Seller to perform their obligations under this Agreement and to consummate the transactions contemplated hereby shall have been duly obtained, made or given and shall be in full force and effect, and all terminations or expirations of waiting periods imposed by any Governmental or Regulatory Authority necessary for the consummation of the transactions contemplated by this Agreement shall have occurred.

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8.06         Required Governmental Approvals.

All Required Governmental Approvals set forth in the Schedule 3.09(a) are in full force and effect, and all terminations or expirations of waiting periods imposed by any Governmental or Regulatory Authority necessary for the consummation of the transactions contemplated by this Agreement shall have occurred.  Such Required Governmental Approvals shall either run with underlying land or be otherwise freely assignable to Purchaser without consent or other action (other than such consent or action which Seller shall have obtained prior to Closing) required by the applicable Governmental or Regulatory Authority.

8.07         Changes in Governmental Regulation.

There shall not be any action taken by any Governmental or Regulatory Authority against, or any Law enacted, enforced against or deemed by any Governmental or Regulatory Authority to be applicable to, Seller or Purchaser, which could reasonably be expected to have a Material Adverse Effect on the Assets, the Ashtabula III Project, the Business or Condition of the Ashtabula III Project or the ability of Purchaser to own, operate or finance the Project.

8.08         Post Execution Actions.

Purchaser shall have received any and all Contracts and Governmental Approvals entered into or obtained after the date of this Agreement by Seller that is related to the Ashtabula III Project or by which Seller or any of the Assets or the Common Facilities is bound or subject.

8.09         Additional Agreements.

Purchaser shall have received each of the Additional Agreements duly executed and delivered by Seller or, as applicable, an Affiliate of Seller.

8.10         Title Policy.

Purchaser shall have obtained from the Title Insurer an ALTA owner’s title insurance policy (or a marked title commitment or pro forma title policy executed on behalf of the Title Insurer) insuring title to (i) the easement interest in the Real Property Interests and (ii) the license interest in Common Facilities Real Property Interests (in amounts reasonably satisfactory to Purchaser), with (x) extended coverage over the general exceptions contained therein, free of all Liens except for Permitted Liens (except for liens relating to contested obligations as described in clauses (a) or (b) of the definition of Permitted Encumbrances), (y) such endorsements as Purchaser may require (at Purchaser’s cost), and (z) the Non-Disturbance Agreements (collectively, the “Title Policy”).

8.11         Material Adverse Effect.

No change or event shall have occurred that, individually or in the aggregate, have or could have a Material Adverse Effect.

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8.12         Other Matters.

Purchaser shall have received such other documents, certificates and opinions as Purchaser, or its counsel, shall reasonably request by written notice to Seller given not less than ten days prior to the Closing Date.

8.13         Tax Matters.

Any document(s) that may be reasonably requested by Purchaser and required by any state taxing authority in order to relieve Purchaser of any obligation to withhold Taxes with respect to any portion of the payments to Seller pursuant to this Agreement.

8.14         Certificate of Site Compatibility.

Purchaser shall have received, in a form reasonably acceptable to Purchaser, an acknowledgment from the North Dakota Public Service Commission of Purchaser’s rights under the Certificate of Site Compatibility.

8.15         Required Documents.

Seller or an Affiliate shall have obtained all Real Property Interests, Other Real Property Interests and Common Facilities Real Property Interests, Easements and Common Facilities Easements, substantially in the form of easement attached hereto as Exhibits G-1 through G-4 (as further designated below), necessary in connection with the acquisition, development, construction, installation, completion, operation and maintenance of the Ashtabula III Project and the Common Facilities.  In addition, Seller or an Affiliate shall have delivered to all Landowners (as defined in the Common Facilities Agreement) all notices and documentation required under the Common Facilities Easements to designate Purchaser as an “Assignee” (as defined in the form Easements attached hereto as Exhibits G-1, G-3 and G-4) and the rights related thereto.  Without limiting the foregoing, (i) all Easements relating to the Ashtabula III Project other than those Easements specifically described in the remainder of this sentence shall be obtained in substantially the form of the “Wind Farm Easement Agreement” attached hereto as Exhibit G-1; (ii) all Easements relating to collection lines to be used solely by the Ashtabula III Project shall be obtained in substantially the form of the “Collection Easement” attached hereto as Exhibit G-2; (iii) all Common Facilities Easements relating to collection lines to be used by both the Ashtabula III Project shall be obtained in substantially the form of the “Collection Easement” attached hereto as Exhibit G-3; and (iv) all Easements and Common Facilities Easements relating to transmission lines to be used by the Ashtabula III Project shall be obtained in substantially the form of the “Transmission Easement” attached hereto as Exhibit G-4.

8.16         Estoppel Certificates.

Purchaser shall have procured an estoppel certificate of each respective individual land owner relating to the Land Contracts and the Common Facilities Land Contracts, in form and substance reasonably satisfactory to Purchaser, to the effect that, among other things, (i) the subject agreement is in full force and effect, and (ii) no event of default or event that, with the giving of notice or the passage of time or both, would become a default or give rise to a right of termination, under the subject agreement shall have occurred and be continuing, duly executed by each respective individual land owner.  Seller shall provide Purchaser with reasonable assistance with respect to Purchaser’s efforts to obtain such estoppel certificates.

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8.17         Failure of the Conditions.

Upon the failure of any of the foregoing conditions, Purchaser shall have the option, in its sole discretion, to waive such condition in whole or in part and proceed to Closing (provided that (i) Seller agrees to waive any closing conditions set forth in ARTICLE IX, and (ii) Purchaser is not then in default, after the expiration of applicable notice and cure periods, under this Agreement); provided, however, that Seller shall continue to use good faith reasonable efforts to complete such conditions following Closing.

ARTICLE IX
CONDITIONS TO OBLIGATIONS OF SELLER

The obligations of Seller hereunder to sell the Assets are subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by Seller in its sole discretion):

9.01         Representations and Warranties.

The representations and warranties made by Purchaser in this Agreement, individually and taken as a whole, shall be true and correct in all respects on and as of the Closing Date, as though made on and as of the Closing Date or, in the case of representations and warranties expressly made as of a specified date earlier than the Closing Date, on and as of such earlier date.

9.02         Performance.

Purchaser shall have performed and complied with the agreements, covenants and obligations required by this Agreement to be so performed or complied with by Purchaser at or before the Closing including payment of the Purchase Price at the Closing.

9.03         Officers’ Certificates.

Purchaser shall have delivered to Seller a certificate, dated the Closing Date and executed in the name and on behalf of Purchaser by the President or any Vice President (or comparable officer) of Purchaser, substantially in the form and to the effect of Exhibit E, and a certificate, dated the Closing Date and executed by the Secretary or any Assistant Secretary of Purchaser, substantially in the form and to the effect of Exhibit F.

9.04         Orders and Laws.

There shall not be in effect on the Closing Date any Order or Law restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement.

9.05         Regulatory Consents and Approvals.

All Governmental Approvals necessary to permit Seller and Purchaser to perform their obligations under this Agreement and to consummate the transactions contemplated hereby shall have been duly obtained, made or given and shall be in full force and effect, and all terminations or expirations of waiting periods imposed by any Governmental or Regulatory Authority necessary for the consummation of the transactions contemplated by this Agreement shall have occurred.

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9.06         Intentionally Deleted

9.07         Additional Agreements.

Seller shall have received each of the Additional Agreements duly executed and delivered by Purchaser.

9.08         Other Matters.

Seller shall have received such other documents, certificates and opinions as Seller, or its counsel, shall reasonably request by written notice to Purchaser given not less than ten (10) days prior to the Closing Date.

9.09         Failure of the Conditions.

Upon the failure of any of the foregoing conditions, Seller shall have the option, in its sole discretion, to waive such condition in whole or in part and proceed to Closing (provided Seller is not then in default under this Agreement, after the expiration of all applicable notice and cure periods).

ARTICLE X
TAX MATTERS

10.01       Certain Taxes.

(a)           All real property Taxes, personal property Taxes and similar obligations that are due or become due with respect to the Assets or the Ashtabula III Project or the Business or Condition of the Project for tax periods within which the Closing Date occurs (collectively, the “Apportioned Obligations”) shall be apportioned between Seller, on the one hand, and Purchaser, on the other hand, as of the Closing Date.  Seller shall be responsible for the portion of such Apportioned Obligations attributable to the period or portion of period ending on or before the Closing Date.  Purchaser shall be responsible for the portion of such Apportioned Obligations attributable to the period or portion of period ending after the Closing Date.  Each Party shall cooperate in assuring that Apportioned Obligations that are the responsibility of Seller pursuant to the preceding sentence are paid by Seller, and that Apportioned Obligations that are the responsibility of Purchaser pursuant to the preceding sentence shall be paid by Purchaser.  If any refund, rebate or similar payment is received by Seller for any real property Taxes, personal property Taxes or similar obligations that are Apportioned Obligations, such refund shall be apportioned between Seller and Purchaser as aforesaid on the basis of each Party’s respective ownership of the Ashtabula III Project and the Assets during the applicable tax period.  If it is determined subsequent to the Closing Date that additional real property Taxes, personal property Taxes or similar obligations that are Apportioned Obligations are required to be paid for the applicable tax period in which the Closing Date falls, such additional taxes will be apportioned between Seller and Purchaser as aforesaid on the basis of each Party’s respective ownership of the Ashtabula III Project and the Assets during the applicable tax period.

(b)           For any Taxes with respect to which the taxable period of Seller ends on or before the Closing Date, Seller shall timely prepare and file with the appropriate authorities all Tax Returns required to be filed by Seller.  Purchaser shall timely prepare and file with the appropriate authorities all other Tax Returns required to be filed by Purchaser following the Closing Date.

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(c)           Seller shall indemnify and hold Purchaser harmless, on an After-Tax Basis, from and against any and all Taxes which may be suffered or incurred relating to the Ashtabula III Project or the development, ownership, construction, sale, operation or use of the Assets for or with respect to (i) the period preceding the Closing Date (including any liability for taxes of Seller that becomes a liability of Purchaser under any bulk transfer law of any jurisdiction); (ii) any income Taxes imposed on Seller resulting from the sale of the Assets to Purchaser and any other transaction herein contemplated; (iii) any liability for Taxes attributable to the Breach by Seller of any covenant or representation; and (iv) any liability for Taxes which is imposed on Purchaser under Section 1.1502-6 of the U.S. Department of Treasury Regulations promulgated under the Code (or under any comparable provision of state or local Law imposing several liability upon members of a consolidated, combined, affiliated or unitary group).  Other than in the case of Apportioned Obligations, any refunds or rebates of Taxes that relate to any period ending or prior to the Closing Date shall be for the account of Seller while all other refunds or rebates shall be for the account of Purchaser.

(d)           Purchaser shall indemnify and hold Seller harmless, on an After-Tax Basis, from and against any and all Taxes which may be suffered or incurred relating to the Assets for the period following the Closing Date.

(e)           Seller and Purchaser shall reasonably cooperate, and shall cause their respective Affiliates, employees and agents reasonably to cooperate, in preparing and filing all Tax Returns, including maintaining and making available to each other all records that are necessary for the preparation of any Tax Returns that the Party is required to file under this ARTICLE X, in resolving all disputes and audits with respect to such Returns and in the defense and settlement of contested taxes.

(f)           All sales, use, transfer, real property transfer, recording, gains, stock transfer and other similar taxes and fees (“Transfer Taxes”), if any, arising out of or in connection with the transactions effected pursuant to this Agreement shall be borne by Purchaser.  Purchaser shall indemnify, defend and hold harmless Seller on an After Tax Basis with respect to Purchaser’s Transfer Tax liability.  Purchaser shall file all necessary documentation and Tax Returns with respect to such Transfer Taxes.

ARTICLE XI
SURVIVAL, NO OTHER REPRESENTATIONS

11.01        Survival of Representations, Warranties, Covenants and Agreements.

The covenant and agreements of Seller and Purchaser contained in this Agreement will survive the Closing without limitation as to time.  The representations and warranties of Seller and Purchaser contained in this Agreement will survive the Closing (it being understood that representations and warranties relate to the applicable date or period of time for which such representations and warranties are made and not to subsequent periods) for a period of twelve (12) months; provided, however, that in the event that a written notice of a claim for indemnification shall have been given herewith within the applicable survival period, the representations and warranties that are the subject of such claim shall survive with respect to such claim until such time as the claim is fully and finally resolved.

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11.02       No Other Representations.

Notwithstanding anything to the contrary contained in this Agreement, Purchaser agrees that Seller is not making any representation or warranty whatsoever, express or implied, except those representations and warranties contained in ARTICLE III or in an Additional Agreement, and in any certificate delivered pursuant to Section 8.03.  Notwithstanding anything to the contrary contained in this Agreement, Seller agrees that Purchaser is making no representation or warranty whatsoever, express or implied, except those representations and warranties contained in ARTICLE IV or in an Additional Agreement and in any certificate delivered pursuant to Section 9.03.

ARTICLE XII
INDEMNIFICATION

12.01       Indemnification.

(a)           Subject to the other Sections of this ARTICLE XII, Seller agrees to indemnify Purchaser Indemnified Parties in respect of, and hold each of them harmless from and against, any and all Losses (on an After-Tax Basis) suffered, incurred or sustained by any of them or to which any of them become subject, resulting from, arising out of or relating to:  (i) any Breach by Seller of representation or warranty contained in this Agreement; (ii) any nonfulfillment of or failure to perform any covenant or agreement contained in this Agreement on the part of Seller; (iii) any Retained Liabilities or the failure of Seller to discharge any Retained Liabilities; (iv) any claim by MPC or RES/PEAK arising out of or relating to the Retained Liabilities or the failure of Seller to discharge any Retained Liabilities; or (v) any claim by RES/PEAK arising out of Section 11 or Section 13 of the Settlement Agreement, except to the extent of any act or omission of Purchaser related thereto.

(b)           Subject to the other Sections of this ARTICLE XII, Purchaser agrees to indemnify Seller Indemnified Parties in respect of, and hold each of them harmless from and against, any and all Losses (on an After-Tax Basis) suffered, incurred or sustained by any of them or to which any of them becomes subject, resulting from, arising out of or relating to (i) any Breach by Purchaser of any representation or warranty contained in this Agreement; (ii) any nonfulfillment of or failure to perform any covenant or agreement contained in this Agreement in on the part of Purchaser; or (iii) any Assumed Liabilities or the failure of Purchaser to discharge any Assumed Liabilities.

(c)           Notwithstanding anything to the contrary contained in this Agreement, no amounts of indemnity shall be payable as a result of any claim in respect of a Loss arising under Section 12.01 by an Indemnified Party:

 (i)           Unless a claim is timely asserted during the survival period specified in Section 11.01;

 (ii)          If, and to the extent that, (A) in the case of claims by a Seller Indemnified Party, such Seller Indemnified Party and all other Seller Indemnified Parties would receive payments pursuant to this Agreement, including in respect of claims made under Section 12.01(b) hereof, in an aggregate amount that would exceed the Purchase Price (except in the event such claims arise (i) due to Purchaser’s fraud or willful misconduct, or (ii) with respect any Assumed Liabilities or the failure of Purchaser to discharge any Assumed Liabilities); and (B) in the case of claims by a Purchaser Indemnified Party, such Purchaser Indemnified Party and all other Purchaser Indemnified Parties would receive payments pursuant to this Agreement, including in respect of claims made under Section 12.01(a) hereof, in an aggregate amount that would exceed the Purchase Price (except in the event such claims arise (i) due to Seller’s fraud or willful misconduct, or (ii) with respect to any Retained Liabilities or the failure of Seller to discharge any Retained Liabilities);

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(iii)           If the Indemnified Party has failed to give the Indemnifying Party a Claim Notice or Indemnity Notice, as applicable, with respect to such claim and Loss, setting forth in reasonable detail the specific facts and circumstances pertaining thereto, within a reasonable period of time after which the Indemnified Party discovered or reasonably should have discovered such claim and the Indemnifying Party has been prejudiced by the delay in the delivery of such notice; or

(iv)           To the extent it arises from or was caused by the Indemnified Party’s fraud or willful misconduct.

12.02       Method of Asserting Claims.

All claims for indemnification by any Indemnified Party under Section 12.01 will be asserted and resolved as follows:

(a)           If any claim or demand in respect of which an Indemnified Party might seek indemnity under Section 12.01 is asserted against or sought to be collected from such Indemnified Party by a Person other than Seller or Purchaser or any Affiliate of Seller or of Purchaser (a “Third Party Claim”), the Indemnified Party shall deliver a Claim Notice with reasonable promptness to the Indemnifying Party.  The Indemnifying Party shall notify the Indemnified Party as soon as practicable within the Dispute Period whether the Indemnifying Party disputes its liability to the Indemnified Party under Section 12.01 and whether the Indemnifying Party desires, at its sole cost and expense, to defend the Indemnified Party against such Third Party Claim.

(i)           If the Indemnifying Party notifies the Indemnified Party within the Dispute Period that the Indemnifying Party desires to defend the Indemnified Party with respect to the Third Party Claim pursuant to this Section 12.02(a), then the Indemnifying Party shall have the right to defend, at the sole cost and expense of the Indemnifying Party, such Third Party Claim by all appropriate proceedings, which proceedings shall be vigorously and diligently prosecuted by the Indemnifying Party to a final conclusion or shall be settled at the discretion of the Indemnifying Party (but only with the consent of the Indemnified Party, which consent shall not be unreasonably withheld, conditioned or delayed in the case of any settlement that provides as its sole relief the payment of monetary damages as to which the Indemnified Party will be indemnified in full).  The Indemnifying Party shall have full control of such defense and proceedings, including (except as provided in the immediately preceding sentence) any settlement thereof, provided, however, that the Indemnified Party may, at the sole cost and expense of the Indemnified Party, at any time prior to the Indemnifying Party’s delivery of the notice referred to in the first sentence of this Section 12.02(a), file any motion, answer or other pleadings or take any other action that the Indemnified Party reasonably believes to be necessary or appropriate to protect its interests and is not prejudicial to the Indemnifying Party (it being understood and agreed that, except as provided in Section 12.02(a)(ii), if an Indemnified Party takes any such action that is prejudicial and causes a final adjudication that is adverse to the Indemnifying Party, the Indemnifying Party shall be relieved of its obligations hereunder with respect to the portion of such Third Party Claim prejudiced by the Indemnified Party’s action), and provided further, that if requested by the Indemnifying Party, the Indemnified Party shall, at the sole cost and expense of the Indemnifying Party, cooperate with the Indemnifying Party and its counsel in contesting any Third Party Claim that the Indemnifying Party elects to contest, or, if appropriate and related to the Third Party Claim in question, in making any counterclaim against the Person asserting the Third Party Claim, or any cross-complaint against any Person (other than the Indemnified Party or any of its Affiliates).  The Indemnified Party may retain separate counsel to represent it in, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this Section 12.02(a), and the Indemnified Party shall bear its own costs and expenses with respect to such separate counsel except as provided in the preceding sentence and except that the Indemnifying Party will pay the costs and expenses of such separate counsel if (x) in the Indemnified Party’s good faith judgment, it is advisable, based on advice of counsel, for the Indemnified Party to be represented by separate counsel because a conflict or potential conflict exists between the Indemnifying Party and the Indemnified Party which makes representation of both parties inappropriate under applicable standards of professional conduct or (y) the named parties to such Third Party Claim include both the Indemnifying Party and the Indemnified Party and the Indemnified Party determines in good faith, based on advice of counsel, that defenses are available to it that are unavailable to the Indemnifying Party.  Notwithstanding the foregoing, the Indemnified Party may retain or take over the control of the defense or settlement of any Third Party Claim the defense of which the Indemnifying Party has elected to control if the Indemnified Party irrevocably waives its right to indemnity under Section 12.01 with respect to such Third Party Claim.

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(ii)           If the Indemnifying Party fails to notify the Indemnified Party within the Dispute Period pursuant to Section 12.02(a) that the Indemnifying Party desires to defend the Third Party Claim or if the Indemnifying Party gives such notice but fails to prosecute vigorously and diligently or settle the Third Party Claim, then the Indemnified Party shall have the right to defend, at the sole cost and expense of the Indemnifying Party, the Third Party Claim by all appropriate proceedings, which proceedings will be vigorously and diligently prosecuted by the Indemnified Party to a final conclusion or will be settled at the discretion of the Indemnified Party (with the consent of the Indemnifying Party, which consent will not be unreasonably withheld, conditioned or delayed).  The Indemnified Party will have full control of such defense and proceedings, including (except as provided in the immediately preceding sentence) any settlement thereof, provided, however, that if requested by the Indemnified Party, the Indemnifying Party shall, at the sole cost and expense of the Indemnifying Party, cooperate with the Indemnified Party and its counsel in contesting any Third Party Claim which the Indemnified Party is contesting, or, if appropriate and related to the Third Party Claim in question, in making any counterclaim against the Person asserting the Third Party Claim, or any cross-complaint against any Person (other than the Indemnifying Party or any of its Affiliates).  Notwithstanding the foregoing provisions of this Section 12.02(a)(ii), if the Indemnifying Party has notified the Indemnified Party within the Dispute Period that the Indemnifying Party disputes its liability hereunder to the Indemnified Party with respect to such Third Party Claim and if such dispute is resolved in favor of the Indemnifying Party in the manner provided in Section 12.02(a)(iii), the Indemnifying Party shall not be required to bear the costs and expenses of the Indemnified Party’s defense pursuant to this Section 12.02(a)(ii) or of the Indemnifying Party’s participation therein at the Indemnified Party’s request, and the Indemnified Party shall reimburse the Indemnifying Party in full for all reasonable costs and expenses incurred by the Indemnifying Party in connection with such litigation.  The Indemnifying Party may retain separate counsel to represent it in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this Section 12.02(a)(ii), and the Indemnifying Party shall bear its own costs and expenses with respect to such participation.

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(iii)           If the Indemnifying Party notifies the Indemnified Party that it does not dispute its liability to the Indemnified Party with respect to the Third Party Claim under Section 12.01 or fails to notify the Indemnified Party within the Dispute Period whether the Indemnifying Party disputes its liability to the Indemnified Party with respect to such Third Party Claim, the Loss arising from such Third Party Claim shall be conclusively deemed a liability of the Indemnifying Party under Section 12.01 and the Indemnifying Party shall pay the amount of such Loss to the Indemnified Party on demand following the final determination thereof.

(b)           If any Indemnified Party should have a claim under Section 12.01 against any Indemnifying Party that does not involve a Third Party Claim, the Indemnified Party shall deliver an Indemnity Notice with reasonable promptness to the Indemnifying Party.  If the Indemnifying Party notifies the Indemnified Party that it does not dispute the claim described in such Indemnity Notice or fails to notify the Indemnified Party within the Dispute Period whether the Indemnifying Party disputes the claim described in such Indemnity Notice, the Loss arising from the claim specified in such Indemnity Notice shall be conclusively deemed a liability of the Indemnifying Party under Section 12.01 and the Indemnifying Party shall pay the amount of such Loss to the Indemnified Party on demand following the final determination thereof.  If the Indemnifying Party disputes the claim described in the Indemnity Notice, the Indemnified Party may proceed to take any and all actions available to it in law or equity to recover any amounts due to it pursuant to this ARTICLE XII.

ARTICLE XIII
TERMINATION AND DEFAULT

13.01       Termination.

This Agreement may be terminated, and the transactions contemplated hereby may be abandoned:

(a)           at any time before the Closing, by mutual written agreement of Seller and Purchaser;

(b)           at any time before the Closing by Seller or Purchaser if any Order or Law becomes effective restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement, upon notification of the non-terminating Party by the terminating Party;

(c)           by Purchaser if all of the conditions set forth in ARTICLE VIII shall not have been satisfied in full or waived by Purchaser on or before [________________], 2022 (or such later date as mutually agreed upon between the Parties) (the “Determination Date”), or if any such conditions that shall not have been waived by Purchaser could not reasonably be expected to be satisfied in full on or before such date, in either such case, other than through the failure of Purchaser to fully comply with its obligations hereunder; provided that Purchaser may waive such failure to satisfy a condition and elect to close on the acquisition of the Assets hereunder for the Purchase Price; or

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(d)           by Seller if all of the conditions set forth in ARTICLE IX shall not have been satisfied in full or waived by Seller on or before the Determination Date (or such later date as mutually agreed upon among the Parties), or if any of such conditions that shall not have been waived by Seller could not reasonably be expected to be satisfied in full on or before such date, in either such case, other than through the failure of Seller to fully comply with its obligations hereunder.

13.02       Effect of Termination.

If this Agreement is validly terminated pursuant to Section 13.01, this Agreement will forthwith become null and void, and there will be no liability or obligation on the part of Seller or Purchaser (or any of their respective officers, directors, employees, agents, partners, members, managers or other Representatives or Affiliates); except that the provisions set forth in ARTICLE XII and Sections 14.03, 14.04, 14.08, 14.11, 14.12, 14.13, 14.14 and 14.15 will continue to apply following any such termination.

13.03       Default.

In the event that (a) either Party (i) fails to use its commercially reasonable efforts to cause the conditions to Closing listed in ARTICLE VIII or ARTICLE IX, as applicable, to occur, if and to the extent, such Party is required to do so under this Agreement, or (ii) following or upon satisfaction of the conditions of such Party’s performance hereunder, such Party fails to perform, (b) if Seller delivers to Purchaser a Seller’s Update Certificate:  (i) disclosing a breach or default by Seller of any of the Contracts, Governmental Approvals or Licenses that pertain to the Ashtabula III Project, or (ii) to correct an untrue or incorrect statement of fact or omission  which such breach, default, untrue or incorrect statement of fact or omission causes a Material Adverse Effect, or (c) if Purchaser delivers to Seller a Purchaser’s Update Certificate to correct an untrue or incorrect statement of fact or omission  which such breach, default, untrue or incorrect statement of fact or omission causes a Material Adverse Effect, it shall constitute an “Event of Default” hereunder.  Upon the occurrence of an Event of Default, the non-defaulting Party shall have all remedies at law and in equity, including solely with respect to any failure of Seller to transfer the Assets at Closing or to comply with its obligations to consummate the Closing as contemplated herein, the remedy of specific performance, it being acknowledged and agreed that the remedy of specific performance or mandatory injunction shall not be available in any other circumstance.  Except for fraud or willful misconduct, in no event shall Seller’s or Purchaser’s total liability for damages under this Section 13.03 exceed the Purchase Price in the aggregate.

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ARTICLE XIV
MISCELLANEOUS

14.01       Notices; Payments.

(a)           All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally, by facsimile transmission, by reputable national overnight courier service or mailed (first class postage prepaid) to the Parties at the following addresses or facsimile numbers, as applicable:

If to Purchaser, to:

Otter Tail Power Company
215 South Cascade Street
Fergus Falls, Minnesota  56538-0496
Attention:  Harvey McMahon

If to Seller, to:

Ashtabula Wind III, LLC
700 Universe Boulevard
Juno Beach, Florida 33408
Attention:  General Counsel
Fax:  561-691-7305

(b)           All payments due to Seller hereunder shall be made by wire transfer to the following account:

Bank of America,
100 West 33rd Street
New York, NY 10001
ABA:  0260-0959-3
FPL Energy, LLC
Account No. [**]

(c)           Notices, requests and other communications will be deemed given upon the first to occur of such item having been (a) delivered personally to the address provided in this Section 14.01; (b) delivered by confirmed facsimile transmission to the facsimile number provided in this Section 14.01; or (c) delivered by mail or by reputable national overnight courier service in the manner described above to the address provided in this Section 14.01 (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice, request or other communication is to be delivered pursuant to this Section 14.01).  Any Party from time to time may change its address, facsimile number or other information for the purpose of notices to that Party by giving notice specifying such change to the other Party.

14.02       Entire Agreement.

This Agreement and the Additional Agreements supersede all prior discussions and agreements, whether oral or written, among the Parties with respect to the subject matter hereof, including the Option Agreement, which shall be without further force or effect on and after the date of this Agreement, and contain the entire agreements among the Parties with respect to the subject matter hereof.

[**] Denotes confidential information that has been omitted from the exhibit and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934

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14.03           Expenses.

(a)           Project Costs and Expenses.  Except as otherwise provided herein, Seller shall be responsible for all costs incurred in connection with the Ashtabula III Project (including all internal and third party costs) on or before the Closing Date and Purchaser shall be solely responsible for its own due diligence costs.]

(b)           Post Closing Expenses.  After the Closing Date, Purchaser shall be responsible for all costs incurred in connection with the Ashtabula III Project except for Retained Liabilities and without limiting the indemnification rights of the Purchaser under Article XII.

(c)           Other Costs and Expenses.  Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated hereby are consummated, each Party will pay its own costs and expenses incurred in connection with the negotiation, execution and closing of this Agreement and the transactions contemplated hereby, including costs of legal counsel, consultants, contractors, accountants, and other advisors.

14.04           Public Announcements.

Prior to the Closing, neither Party shall issue any public announcement or other statement with respect to this Agreement or the transactions contemplated hereby without the prior consent, which shall not be unreasonably withheld, conditioned or delayed, of the other Party, unless required by applicable Laws, order of a court of competent jurisdiction or stock exchange rules and in the reasonable judgment of the Party making such release or announcement, based upon the advice of counsel, prior review and joint approval, despite reasonable efforts to obtain the same, would prevent dissemination of such release or announcement in a sufficiently timely fashion to comply with such Laws, order of a court of competent jurisdiction or stock exchange rules.  In the event of a breach of this Section 14.04, in addition to and not in lieu of any legal or equitable remedies that may otherwise be available, the non-breaching Party may, in its sole discretion, issue public announcements the non-breaching Party shall deem to be appropriate in its sole discretion to supplement, correct or amplify the announcement or statement made by the breaching Party.  After the Closing, either Party may issue a public announcement or other statement with respect to this Agreement or the transactions contemplated hereby without the prior consent of the other Party.

14.05           Confidentiality.

(a)           This Agreement and all written information that has been clearly marked by the disclosing Party as confidential (the “Information”) furnished (whether before or after the date hereof) by the Representatives of any Party to the Representatives of any other Party in connection with the transactions contemplated by this Agreement shall not be disclosed in any manner by any receiving Party to any third party without prior written consent of the disclosing Party and shall be used by a receiving Party solely in connection with the purposes of this Agreement.

(b)           The term “Information” will not, however, include information that can be shown to have been (i) previously known by a receiving Party; (ii) in the public domain (either prior to or after the furnishing of such documents or information hereunder) through no fault of a receiving Party; or (iii) later acquired by a receiving Party from another source if such receiving Party is not aware that such source is under an obligation to another Party to keep such documents and information confidential.

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(c)           Notwithstanding anything contained in this Section 14.05, the foregoing restrictions will not apply to (i) use after the Closing by Purchaser, its successors or permitted assigns of Information furnished concerning the Assets, the Ashtabula III Project or the Business or Condition of the Project; (ii) disclosure by any Party required or compelled by judicial or administrative process (including in connection with obtaining the necessary Governmental Approvals under or in respect of this Agreement and the transactions contemplated hereby) or by other requirements or provisions of Law or of any recognized stock exchange; or (iii) disclosure in an Action or Proceeding brought by a Party in pursuit of its rights or in the exercise of its remedies hereunder.

(d)           Notwithstanding anything contained in this Section 14.05, Purchaser may reveal the Information to actual and prospective lenders, actual and prospective equity investors or transferees of a direct or indirect ownership interest in Purchaser, or the Ashtabula III Project, suppliers and potential suppliers of major equipment to the Ashtabula III Project, contractors, consultants, advisors and other third parties as may be necessary for Purchaser to perform its obligations under this Agreement and any project debt documents or other financing documents, any interconnection agreement, any engineering, construction, procurement or maintenance agreements or similar documents so long as such Persons (i) need to know the Information for purposes of evaluating this Agreement, the Ashtabula III Project or the Business or Condition of the Project; (ii) are informed of the confidential nature of the Information; and (iii) are bound by an agreement to maintain the confidentiality of such Information in a manner consistent with the requirements of this Agreement or are otherwise obligated to so maintain the confidentiality of such Information under Law or by Order or ethical rules or codes of conduct.

(e)           If the transactions contemplated hereby are not consummated, upon the request of a Party, each Party will, and will cause its Affiliates, any Person who has provided, or who is providing, financing to such Party and their respective Representatives to, promptly (and in no event later than five (5) Business Days after such request) deliver or cause to be delivered all copies of Information furnished by the other Party in connection with this Agreement or the transactions contemplated hereby and destroy or cause to be destroyed all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon (including electronic copies thereof) prepared by the Party furnished such Information or its Representatives.

14.06           Waiver.

Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition and delivered pursuant to Section 14.01.  No waiver by any Party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.  All remedies, either under this Agreement or by Law or otherwise afforded, will be cumulative and not alternative.

14.07           Amendment.

This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each Party.

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14.08           No Third Party Beneficiary.

The terms and provisions of this Agreement are intended solely for the benefit of each Party and their respective successors or permitted assigns, and it is not the intention of the Parties to confer third-party beneficiary rights upon any other Person other than any Person entitled to indemnity under ARTICLE XII.

14.09           No Assignment, Binding Effect.

(a)           Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any Party without the prior written consent of the other Parties and any attempt to do so will be void.

(b)           Notwithstanding the foregoing, either Party may, upon notice to the other Party but without the need for consent from the other Party, collaterally assign its rights under this Agreement and the Additional Agreements to any Unaffiliated Facility Investor (as defined in the PPA), or any other lender or lenders, for collateral security purposes, provided, however, that such Party’s obligations under this Agreement and the Additional Agreements shall continue in their entirety in full force and effect and such Party shall remain fully liable for all of its obligations under or relating to this Agreement and the Additional Agreements.  In addition, Purchaser may assign its right, interest or obligation under this Agreement to any Affiliate of Purchaser without consent from Seller.

14.10           Invalid Provisions.

If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any Party under this Agreement shall not be materially and adversely affected thereby, (a) such provision shall be fully severable; (b) this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof; and (c) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom.

14.11           Governing Law.

This Agreement shall be governed by and construed in accordance with the Laws of the State of New York without regard to its principles of conflict of laws, except Section 5-1401 of the New York General Obligations Law.

14.12           Venue and Consent to Jurisdiction.

Each of the Parties hereby irrevocably consents and agrees that any legal action or proceedings with respect to this Agreement may be brought in any of the courts of the State of New York located in the Borough of Manhattan, New York, New York, or the courts of the United States of America for the Southern District of New York, having subject matter jurisdiction and, by execution and delivery of this Agreement and such other documents executed in connection herewith, each Party hereby (a) accepts the non-exclusive jurisdiction of the aforesaid courts; (b) irrevocably agrees to be bound by any final judgment (after any and all appeals) of any such court with respect to such documents; (c) irrevocably waives, to the fullest extent permitted by Law, any objection which it may now or hereafter have to the laying of venue of any Action or Proceeding with respect to such documents brought in any such court, and further irrevocably waives, to the fullest extent permitted by law, any claim that any such Action or Proceeding brought in any such court has been brought in any inconvenient forum; (d) agrees that service of process in any such Action or Proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Party at its address in Section 14.01, or at such other address of which the other Parties shall have been notified; and (e) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by Law or limit the right to bring any Action or Proceeding in any other jurisdiction.

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14.13           Attorney’s Fees.

In the event of any Action or Proceeding between any of the Parties with respect to any of the transactions contemplated hereby or subject matter hereof, the prevailing Party shall, in addition to such other relief as may be awarded, be entitled to recover reasonable attorney’s fees, costs (including at the trial and appellate levels and in any bankruptcy proceeding) and all expenses of investigation and litigation.

14.14           Limitation of Liability, Waiver of Consequential Damages.

THE PARTIES CONFIRM THAT THE EXPRESS REMEDIES AND MEASURES OF DAMAGES PROVIDED IN THIS AGREEMENT SATISFY THE ESSENTIAL PURPOSES HEREOF FOR BREACH OF ANY PROVISION FOR WHICH AN EXPRESS REMEDY OR MEASURE OF DAMAGES IS PROVIDED.  NOTWITHSTANDING ANY PROVISION IN THIS AGREEMENT TO THE CONTRARY, EXCEPT AS PROVIDED WITH RESPECT TO ANY TAXES WHICH MAY BE INDEMNIFIED UNDER SECTION 10.01 OR WITH RESPECT TO ANY LOSS WHICH MAY BE INDEMNIFIED UNDER SECTION 12.01, IN NO EVENT (EXCEPT IN THE EVENT OF FRAUD OR WILLFUL MISCONDUCT) SHALL ANY PARTY OR ITS AFFILIATES, OR ITS RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES OR REPRESENTATIVES, BE LIABLE HEREUNDER AT ANY TIME FOR PUNITIVE, CONSEQUENTIAL, SPECIAL, OR INDIRECT LOSS OR DAMAGE OF ANY OTHER PARTY OR ANY OF SUCH PARTY’S  AFFILIATES, INCLUDING LOSS OF PROFIT, LOSS OF REVENUE OR ANY OTHER SPECIAL OR INCIDENTAL DAMAGES, WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY OR OTHERWISE, AND EACH PARTY HEREBY EXPRESSLY RELEASES THE OTHER PARTIES, THEIR AFFILIATES, AND THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES AND REPRESENTATIVES THEREFROM.

14.15           Waiver of Trial by Jury.

EACH OF THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT ANY OF THEM MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT AND ANY AGREEMENT CONTEMPLATED TO BE EXECUTED IN CONJUNCTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY.  THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES ENTERING INTO THIS AGREEMENT.

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14.16           Facsimile Signature, Counterparts.

This Agreement may be executed by facsimile signature in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

(Signatures on next page)

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IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officer of each Party as of the date first above written.

Otter Tail Power Company

By:
Name:	Charles S. MacFarlane
Title: President and CEO

Ashtabula Wind III, LLC

By:
Name:	Michael O’Sullivan
Title:	Vice President

EXHIBITS AND SCHEDULES

[Exhibits and Schedules to be attached]

EXHIBIT B

COMMON FACILITIES

The Common Facilities applicable to the OTP III Project shall consist of the following portion(s) of the Common Facilities:

●	The portion thereof consisting of the Ashtabula Project communication pathway or collection system necessary for the operation of both the OTP III Project and the Ashtabula Project.

●	The portion thereof consisting of interconnection and transmission facilities between the OTP III Project and the Ashtabula Substation and Ashtabula Power Line Assets.

●	The portion thereof consisting of any applicable Ashtabula Project access roads and any other facilities necessary for the operations of the OTP III Project